                               OFFER TO EXCHANGE

11 1/4% SERIES B SENIOR DISCOUNT NOTES DUE 2007 FOR ANY AND ALL OUTSTANDING 11
                    1/4% SENIOR DISCOUNT NOTES DUE 2007 OF
                        INTERMEDIA COMMUNICATIONS INC.

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
         NEW YORK CITY TIME, ON SEPTEMBER 11, 1997, UNLESS EXTENDED
                               ----------------

  Intermedia Communications Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount at maturity of 11 1/4% Series B Senior Discount Notes due 2007 (the "Senior Discount Notes") of the Company for each $1,000 principal amount at maturity of the issued and outstanding 11 1/4% Senior Discount Notes due 2007 (the "Old Notes" and collectively with the Senior Discount Notes, the "Notes") of the Company. As of the date of this Prospectus, $649,000,000 principal amount at maturity of the Old Notes were outstanding. The terms of the Senior Discount Notes are substantially identical in all material respects (including interest rate and maturity) to the terms of the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes.

  The Exchange Offer is being made to satisfy certain obligations of the Company under the Registration Rights Agreement, dated July 9, 1997, among the Company and the other signatories thereto (the "Registration Rights Agreement"). Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement covering such Old Notes not tendered and such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. If the Exchange Offer is not consummated, or the Shelf Registration Statement is not filed or is not declared effective or, after either this Exchange Registration Statement or the Shelf Registration Statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or Senior Discount Notes in accordance with and during the periods specified in the Registration Rights Agreement, additional interest will accrue and be payable on the Notes until so declared effective or consummated. See "The Exchange Offer; Description of the Senior Discount Notes--Registration Rights."

  Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC" or the "Commission") with respect to similar transactions, the Company believes that Senior Discount Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the Senior Discount Notes are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the Senior Discount Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Senior Discount Notes. Each broker-dealer that receives Senior Discount Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Senior Discount Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Senior Discount Notes received in exchange for Old Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 365 days after the Exchange Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Senior Discount Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture (as defined). For a more complete description of the terms of the Senior Discount Notes, see "Description of the Senior Discount Notes." There will be no cash proceeds to the Company from the Exchange Offer. The Senior Discount will be senior obligations of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of the Company, including the Existing Senior Notes and the Old Notes, and will rank senior in right of payment to any future subordinated indebtedness of the Company. Holders of secured indebtedness of the Company will, however, have claims that are prior to the claims of the holders of the Senior Discount Notes with respect to the assets securing such other indebtedness. See "Description of the Senior Discount Notes". As of March 31, 1997, on a pro forma basis after giving effect to the Offering (as defined herein) and the Concurrent Offering (as defined herein), the total amount of senior indebtedness outstanding of the Company, including trade payables, was approximately $624 million and the Company's subsidiaries would have had approximately $34 million of indebtedness outstanding.
                                                       (continued on next page)

                               ----------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DESCRIPTION OF CERTAIN FACTORS
       THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
      PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                THE DATE OF THIS PROSPECTUS IS AUGUST 12, 1997

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission. Such reports, proxy and other information can be inspected and copied without charge at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. In addition, upon request, such reports, proxy statements and other information will be made available for inspection and copying at the Commission's public reference facilities at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The Company's common stock is listed on the Nasdaq National Market under the symbol "ICIX". Reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington D.C. 20006.

  In the event that the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the securities offered hereby remain outstanding, it will furnish to the holders of the securities and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's certified independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the securities offered hereby remain outstanding, the Company has agreed to make available to any prospective purchaser of the securities or beneficial owner of the securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

    The Company's Annual Report on Form 10-K for the year ended December 31,
  1996.

    The Company's Annual Report on Form 10-K/A for the year ended December 31, 1996 filed with the Commission on May 15, 1997.

    The portions of the Proxy Statement for the Annual Meeting of Stockholders of the Company held on May 22, 1997 that have been incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    The Company's Current Report on Form 8-K filed with the Commission on February 24, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on March 14, 1997.

    The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on June 5, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on July 9, 1997.

    The Company's Current Report on Form 8-K filed with the Commission on July 17, 1997.

    The Company's Current Report on Form 8-K/A filed with the Commission on August 4, 1997.

  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, upon the written or oral request of such person to Intermedia Communications Inc., 3625 Queen Palm Drive, Tampa, Florida 33619 (telephone 813-829-0011), Attention:
Investor Relations, a copy of any or all of the documents referred to above (other than exhibits to such documents) which have been incorporated by reference in this Prospectus.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and in the Consolidated Financial Statements and the Notes thereto incorporated herein by reference. References in this Prospectus to the "Company" or "Intermedia" mean Intermedia Communications Inc. together with its subsidiaries, except where the context otherwise requires. Certain terms used herein are defined in the Glossary attached hereto as Annex A. This Prospectus contains certain "forward-looking statements" concerning the Company's operations, economic performance and financial condition, which are subject to inherent uncertainties and risks, including those identified under "Risk Factors." Actual results could differ materially from those anticipated in this Prospectus. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements.

                                  THE COMPANY

  Intermedia is a rapidly growing integrated communications services provider ("ICP"), offering a full suite of local, long distance and enhanced data telecommunications services to business and government end user customers, long distance carriers, Internet service providers ("ISPs"), resellers and wireless communications companies. Founded in 1987, the Company is currently the third largest (based on annualized telecommunications services revenues) among providers generally referred to as competitive local exchange carriers ("CLECs") after MFS Communications Company, Inc. and Teleport Communications Group Inc. The Company has sales offices in 32 cities throughout the eastern half of the United States and offers a full product package of telecommunications services in 16 metropolitan statistical areas. In April 1996, Intermedia became one of the first ICPs in the United States to provide integrated switched local and long distance service and now has six local/long distance voice switches in service and six long distance voice switches in service, three of which the Company plans to upgrade to local/long distance voice switches by the end of 1997. The Company provides enhanced data services, including frame relay, asynchronous transfer mode ("ATM") and Internet access services, primarily to business and government customers (including over 100
ISPs), in approximately 2,500 cities nationwide, utilizing 100 Company-owned data switches. Intermedia also serves as a facilities-based interexchange carrier to approximately 14,000 customers nationwide. Intermedia continues to increase its customer base and network density in the eastern half of the United States and is pursuing attractive opportunities to add additional services and expand into complementary geographic markets. The total United States annual market for the Company's local, long distance and enhanced data services is estimated to be approximately $165 billion, of which the Company estimates that approximately $34 billion will be addressable by the Company by the end of 1997.

  The Company's annualized revenue based on the first quarter of 1997 (before giving pro forma effect to the acquisition of DIGEX, Incorporated ("DIGEX") which is described below) was $175.8 million. See "--Recent Developments." The Company's revenues have grown from $14.3 million in 1994 to $103.4 million in 1996 and $43.9 million for the first quarter of 1997. During the period January 1, 1994 through March 31, 1997, the Company has increased its sales force from approximately 45 to approximately 200, increased the number of sales offices from four to 23 and grown its customer base from 8,148 to 15,921. The Company has positioned itself as a provider of integrated telecommunications services to its customers by (i) obtaining CLEC certification in 19 states and the District of Columbia (with 20 applications pending), (ii) completing interconnection co-carrier agreements with six incumbent local exchange carriers ("ILECs"), (iii) deploying five local/long distance voice switches and
(iv) deploying a total of 100 data switches, as of March 31, 1997.

  As of March 31, 1997, Intermedia had invested $274.4 million (or 68% of its total invested capital) in gross property, plant and equipment, principally telecommunications equipment. Intermedia expects to continue to grow its networks and has identified expansion opportunities in other selected markets. Management believes that this expansion will enable the Company to (i) increase the size of its addressable market and reach a significant number of new potential customers, (ii) achieve economies of scale in network operations and sales and marketing and (iii) more effectively service customers that have a presence in multiple metropolitan areas. The Company has also undertaken a major expansion of its intercity network, principally to satisfy the growing demand for interexchange services, including enhanced data services such as frame relay networking and Internet services. As a result, frame relay nodes have grown from approximately 2,700 nodes, serving customer locations in 700 cities as of March 31, 1996, to approximately 12,500 nodes, serving customer locations in 2,500 cities as of March 31, 1997.

  Management believes that a well trained team of direct sales and engineering support professionals, offering customers a full suite of telecommunications services, is critical in achieving its goal of capturing meaningful market share in the newly competitive local telecommunications market. By initiating local exchange services in markets where its sales and engineering support team is already in place, Intermedia reached a significant milestone toward attaining this goal. Management believes that being one of the few ICPs offering integrated local, long distance and enhanced data services to its customers provides the Company with a competitive advantage in pursuing the estimated $99 billion national market for local exchange services. The Company's strategy is to systematically secure a growing portion of a customer's telecommunications business and through the provision of additional integrated services, increase the customer's reliance on, and sense of partnership with, the Company.

  The Company believes that a significant portion of business and government customers prefer a single source telecommunications provider that delivers a full range of efficient and cost effective solutions to their telecommunications needs. These customers require maximum reliability, high quality, broad geographic coverage, end-to-end service, solutions-oriented customer service and the timely introduction of new and innovative services. The Company is well-positioned to satisfy such customer requirements due to (i) its specialized sales and service approach employing engineering and sales professionals who design and implement cost-effective telecommunications solutions, (ii) the ongoing development and integration of new telecommunications services, (iii) its local/long distance voice switch and transmission network deployment program, (iv) the implementation of 100 enhanced data switches and nearly 300 network to network interfaces ("NNIs") for frame relay data transmission throughout the continental United States and
(v) its interconnection co-carrier agreements with six ILECs.

  As part of the implementation of its single source strategy, on July 11, 1997 the Company consummated the final step in its acquisition of 100% of the outstanding equity of DIGEX for a cash purchase price of approximately $155 million (the "DIGEX Acquisition"). DIGEX, headquartered in suburban Washington, D.C., is a national ISP, which provides a comprehensive range of industrial strength Internet solutions, including Internet connectivity, Web site management and private network solutions, primarily to business and government customers. The Company estimates that the DIGEX Acquisition will increase its addressable market by approximately $2 billion in 1997. For the quarter ended March 31, 1997, DIGEX's revenues were approximately $8.7 million and the combined pro forma revenues of DIGEX and the Company were approximately $52.7 million for such quarter. See "Risk Factors--Class Action by DIGEX Stockholders."

  Enhanced data services, such as those provided on the Company's frame relay/ATM network, are specialized connectivity, management and applications services designed for customers with data intensive telecommunications needs. According to industry sources, the frame relay services market is projected to grow from $753 million in 1995 to $2.7 billion in 1999; however, there can be no assurance that such market growth will be realized or that the assumptions underlying such projections are reliable. While the Company has concentrated its frame relay sales in the eastern half of the United States, Intermedia is currently the fifth largest national provider of frame relay networking services (based on number of nodes) after AT&T, Inc. ("AT&T"),

MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom"). In order to satisfy its customers' desire for end-to-end frame relay services from a single provider, the Company has deployed its network and made arrangements with other frame relay service providers to offer national and international service.

  The Company believes that it can effectively utilize its competitive advantages as a provider of enhanced data services to communications intensive customers in order to acquire and retain these customers as local exchange and long distance customers throughout its markets. As Intermedia continues the deployment of local/long distance voice switches, it will make more efficient use of its intercity network. Combining long distance voice traffic between such switches with the intercity data traffic increases the overall amount of voice and data traffic that remains completely on the Company's network. The Company is developing additional applications and deploying technologies that will provide even greater efficiencies in the use of its intercity network.

  The Company has developed and intends to introduce a voice product over its enhanced data network which will provide a competitive service offering to customers seeking a lower cost alternative to voice services currently provided over traditional circuit switched telecommunications networks. The Company believes that packet switched data networks, such as the Company's, will displace a significant portion of the estimated $130 billion telecommunications market which is currently provided over traditional circuit switched networks. The Company believes this proposed new service offering will accelerate its penetration of the traditional voice services market.

  The Company has developed operating strategies, important components of which are described below, to increase market share and operating margins.

CUSTOMER STRATEGY

  Provide Single-Source Telecommunications Services. The Company's service portfolio includes: local exchange, enhanced data (i.e., frame relay and ATM, Internet, Intranet and Web site management), interexchange long distance, integration and private line services. Management believes that its ability to deliver all of these services provides significant advantages for both the customer and for the Company. Not only does this capability address customers' complex requirements associated with integration of diverse networks and technologies at various locations, but it also reduces customers' administrative burdens associated with service charges, billing, network monitoring, implementation, coordination and maintenance. Intermedia also believes that by offering expanded, single-source services through existing networks and customer connections, it can leverage the significant capacity inherent in its digital networks.

  Focus on Business and Government Customers. The Company's portfolio of service offerings, customer service approach, highly reliable networks, broad geographic coverage and integration capabilities are well-suited to serve the demands of telecommunications-intensive business and government customers. The Company's existing business customer base represents a broad range of industries, including firms in the retail, financial services, Internet, healthcare, merchandising, manufacturing and other industry segments. Intermedia has a dedicated sales and engineering support group focused exclusively on providing service to government agencies. The Company has long-term contracts with the States of Florida and New York pursuant to which the Company provides various telecommunications services, including frame relay and other data services (as well as certain voice services under the New York contract). In addition, the Company was recently awarded a contract to provide Internet services to the State of New York.

  Develop Interexchange Carrier and Value-Added Reseller Relationships. As a result of recent changes in state and federal regulation which have provided ILECs with mandates that foster local exchange competition,

Intermedia has accelerated its entry into the local exchange services market. As interexchange carriers ("IXCs") enter the local exchange business, the Company believes that they will seek to gain access to the local exchange services market by either developing local network capacity or by purchasing such capacity from alternative service providers. The Company believes that these developments are likely to make Intermedia a candidate for joint ventures and preferred vendor arrangements with IXCs, ILECs and other telecommunications related companies. Such arrangements would benefit the Company by enabling Intermedia to more rapidly recover its capital investment in switches and other network infrastructure by increasing the traffic through its networks. These IXC relationships typically began with the Company providing special access services on behalf of these IXCs and have recently evolved to include local access transport and local exchange services. These arrangements should enable Intermedia to achieve greater market share and reach new market segments more rapidly than it could otherwise. The Company has also begun soliciting these IXCs, out of region ILECs, cable companies and other value added resellers to resell the Company's local exchange and other services. Intermedia has recently established a preferred vendor relationship with Cable & Wireless, Inc., which includes the resale of Intermedia's local exchange service by Cable & Wireless, Inc.

  Maintain and Develop Long-Term Relationships. By providing customized telecommunications solutions to its customers, the Company develops a sense of partnership with its customers. This, together with the provision of an integrated package of services (local, long distance and enhanced data services), fosters the development of long-term customer relationships. As an example, the group of Intermedia's top 42 customers as of December 31, 1994 (representing approximately 68% of Intermedia's billings for the month of December 1994) had increased their aggregate billings in excess of 100% for the month of December 1996. At December 31, 1996, 37 of these 42 customers were still customers of Intermedia and, in the aggregate, represented approximately 17% of Intermedia's monthly billings for December 1996.

  Provide Cost-Effective Service Offerings. The Company believes that the introduction of its services at competitive market rates has stimulated demand from small to medium-sized customers, thereby broadening the market for Intermedia's services. Each of the Company's individually packaged services is competitively priced, and when integrated into a comprehensive telecommunications package, typically provides significant savings to such customers over a combination of ILEC and IXC service offerings.

  Expand Solutions-Oriented Sales Effort. The Company has rapidly expanded, and intends to continue to expand, its direct sales and support team consisting of engineering and sales professionals. The sales and support teams have complete product knowledge and technical, integration and program or project management skills. This team approach promotes a close working relationship between the Company and the customers' telecommunications, information services and user constituencies. The Company believes such relationships improve its ability to sell more of its services and maintain longer relationships with its customers. Since January 1, 1996, Intermedia has increased the number of its sales offices by 20 and substantially increased its engineering support personnel and sales representatives. The Company believes that the continued deployment of its skilled end user engineering support and sales team will allow Intermedia to establish service in new markets and maintain a competitive position in existing markets. By focusing first on establishing customer relationships in both new and existing markets, the Company believes it can efficiently deploy capital in response to actual customer demand.

NETWORK STRATEGY

  Control Franchise Points of the Networks. Connections to customers and building entries represent an important component of Intermedia's network strategy. These connections provide the Company with the platform to sell a variety of services to existing and additional potential customers within a building, analogous to those provided by traditional shared tenant services providers. Intermedia believes that the deployment of switching technology and advanced network electronics enables the Company to better configure its networks to provide cost-effective and customized solutions to its customers.

  Extend Coverage to Provide End-to-End Service. The Company believes that an important aspect of satisfying its customers is its ability to provide and support services from end to end. This requires network interconnection with other carriers and operational support systems and tools to "manage" the customer's total service. The Company has entered into interconnection co-carrier agreements with BellSouth Telecommunications Inc. ("BellSouth"), Sprint, GTE Corporation ("GTE"), NYNEX Corporation ("NYNEX"), SBC Communications, Inc. ("SBC") and Bell Atlantic Inc. ("Bell Atlantic"). This will allow the Company to access a large number of business and government telephones in its service territory. The Company anticipates entering into similar arrangements with ILECs in other markets. The Company has also interconnected its frame relay network to various ILECs, thereby substantially expanding the reach of its networks. Intermedia now provides originating and terminating transport services in 45 states and maintains points of presence ("POPs") for interexchange and enhanced data services in most major cities in the United States. As a result of the DIGEX Acquisition, the Company has peering relationships with other Internet carriers at six U.S. peering points. The Company has deployed, and continues to integrate, network monitoring and control tools to insure high levels of service quality and reliability.

  Utilize ILEC Resale and Unbundled Network Elements. Recent regulatory changes have enabled the Company to resell ILEC services and to utilize unbundled ILEC network elements at discounted rates. The Company intends to use resold services and unbundled network elements to provide rapid market entry and develop its customer base in advance of capital deployment. Once thresholds of customer density have been achieved, the Company intends to systematically replace these resold and unbundled elements with its own facilities, where economical.

  Deploy Capital Cost Effectively on a Demand Driven Basis. In addition to the use of ILEC resale and unbundling, the Company has the ability to lease network capacity from other carriers at competitive rates. This has led the Company to lease network capacity in various areas prior to, or as an economic alternative to, building additional capacity. As a result of its most favored nation pricing from Advanced Radio Telecom Corp. ("ART") in the Northeast, the Company from time to time leases 38 GHz wireless services as one such economic alternative. Utilizing leased facilities enables the Company to (i) meet customers' needs more rapidly, (ii) improve the utilization of Intermedia's existing networks, (iii) add revenue producing customers before building networks, thereby reducing the risks associated with speculative network construction and (iv) subsequently focus its capital expenditures in geographic areas where network construction or acquisition will provide a competitive advantage. The Company focuses its capital deployment on the segments of its networks that the Company believes will provide it with the highest revenue and cash flow potential and the greatest long-term competitive advantage. For the 12 months ended March 31, 1997, the Company recorded $.69 in revenue for each average dollar of plant, property and equipment invested.

GROWTH STRATEGY

  Accelerate Internal Growth. By focusing on business and government customers and maintaining high-quality and cost-effective services, the Company has generated a compound annual internal revenue growth rate of 63% for the two year period ended December 31, 1996. The Company's internal revenue growth rate for the quarter ended March 31, 1997 over the quarter ended March 31, 1996 was 81%. The Company believes that its customer and network strategies will continue to enable Intermedia to expand its services and markets, increase its revenue base and effectively compete in a dynamic marketplace. In order to achieve such growth, it is essential to continue to add to the Company's highly skilled, broadly deployed end user sales and engineering support team.

  Accelerate Provision of Local Exchange Services. The Telecommunications Act of 1996 (the "1996 Act") significantly improved the opportunity for competition in the local exchange market by mandating that ILECs enter into arrangements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes that implementation of such pro-competitive policies creates favorable opportunities to more aggressively pursue the provision of local exchange services. The Company has a total of six local/long distance voice switches in operation and is currently marketing, to existing and new customers, local dial tone, switched access termination and origination services, centrex and desktop products bundled with the Company's other service offerings. The Company expects to offer such integrated services in 23 metropolitan areas by the end of 1997.

  Selectively Acquire Existing Networks and Services. Over the past few years, a portion of the Company's growth has been accomplished through acquisitions and joint ventures or selling relationships. The Company continues to examine various acquisition and joint venture proposals to accelerate its rate of growth. In addition to the usual financial considerations, Intermedia assesses each opportunity to determine if either: (i) current network traffic into and out of the geographic areas served by the potential joint venture or acquisition candidate warrants developing a presence in those geographic areas or (ii) such candidate offers services consistent with the Company's strategy. The Company believes that acquisitions will generally provide it with (i) immediate access to incremental customers, (ii) reduction of network construction and implementation risks, (iii) elimination of an incumbent competitor, (iv) immediate access to additional qualified management, sales and technical personnel and (v) a network platform for the provision of incremental value added services. While management does not believe that acquisitions are necessary to achieve the Company's strategic goals, strategic alliances with or acquisitions of appropriate companies may accelerate achievement of certain goals by creating operating synergies and providing for a more rapid expansion of the Company's networks and services. The Company is currently evaluating various acquisition opportunities. No assurance can be given that any potential acquisition will be consummated.

RECENT DEVELOPMENTS

  Regulatory Changes. The 1996 Act and the issuance by the Federal Communications Commission ("FCC") of rules governing local competition, particularly those requiring the interconnection of all networks and the exchange of traffic among the ILECs and CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the local exchange markets. The U.S. Court of Appeals for the Eighth Circuit initially issued a partial stay of the FCC's rules relating to pricing of interconnection and a competitor's ability to impose "most favored nation" requirements on ILECs. On July 18, 1997, the Court issued a final decision in the case vacating the FCC's pricing and "most favored nation" rules, as well as certain other of the FCC's interconnection rules. Despite this action, the Company's analysis shows that interconnection arrangements that have been approved or mandated by state regulatory commissions have been consistent with the intent of the 1996 Act and the Company's business plan. These regulatory developments create opportunities for new entrants offering local exchange services to capture a portion of the ILECs' nearly 100% market share. Due to the rapid development and continuing growth of the Company's sales force and its competitive advantages in providing integrated telecommunications services, the Company believes that it is well positioned to capitalize on the new market opportunities emerging in the local exchange market.

  On May 16, 1997, the FCC released an order that fundamentally restructured the "access charges" that ILECs charge to interexchange carriers and end user customers. The Company believes that the FCC's new access charge rules do not adversely affect the Company's business plan, and that they in fact present significant new opportunities for new entrants, including the Company. Aspects of the access charge order may be changed in the future. At least three parties have filed appeals with federal courts, and numerous parties are expected to ask the FCC to reconsider portions of its new rules.

  Acquisitions. On July 11, 1997, the Company consummated the final step in the DIGEX Acquisition. DIGEX, headquartered in suburban Washington, D.C., is a national ISP, which provides a comprehensive range of industrial strength Internet solutions, including Internet connectivity, Web site management and private network solutions, primarily to business and government customers. For the quarter ended March 31, 1997, DIGEX's revenues were approximately $8.7 million and the combined pro forma revenues of DIGEX and the Company were approximately $52.7 million for such quarter. DIGEX presently serves approximately 2,000 customers in 50 metropolitan areas. DIGEX has approximately 450 employees of whom approximately one third are in sales and marketing. The Company believes that the DIGEX Acquisition will enhance its strategic position and provide cost savings opportunities. The strategic benefits include: (i) expansion of the Company's service portfolio to include nationwide business Internet connectivity, Web site management and private network solutions; (ii) expansion of the Company's customer base with the addition of approximately 2,000 new business and government customers; and
(iii) cross marketing of the expanded service portfolio to the combined customer base. Cost savings opportunities include: (i) elimination of redundant facilities on over 75% of DIGEX's network routes, which routes it has in common with the Company; (ii) reduction of local access costs by utilizing Intermedia's local networks and interconnection agreements; and (iii) elimination of duplicative administrative costs. See "Risk Factors--Class Action by DIGEX Stockholders."

  On June 24, 1997, the Company purchased from Telco Communications Group, Inc. ("Telco") five long distance voice switches and ancillary network equipment located in Atlanta, Chicago, Dallas, Los Angeles and New York (the "Telco Acquisition"). Three of these switches will be upgraded to local/long distance voice switches, consistent with the Company's planned deployment of fifteen local/long distance voice switches by the end of 1997. As part of the Telco Acquisition, the Company also acquired certain network transport services for a three year period. The aggregate purchase price of the Telco Acquisition was approximately $38 million, which was substantially included in the Company's planned capital expenditures for 1997. The Company believes that the Telco Acquisition will allow the Company to more rapidly deploy local/long distance voice switches in these markets and to do so at a lower overall cost. In addition, the transport services acquired as part of the Telco Acquisition will permit the Company to accelerate its deployment of ATM in its intercity and intracity networks. Implementation of ATM will facilitate additional enhanced data and voice services and network efficiencies.

  Intermedia was incorporated in the State of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. The Company's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619, and its telephone number is (813) 829-0011.

                               THE EXCHANGE OFFER

Securities Offered..........  Up to $649,000,000 principal amount at maturity of 11 1/4% Series B Senior Discount Notes due 2007 of the Company (the "Senior Discount Notes" and collectively with the Old Notes, the "Notes"). The terms of the Senior Discount Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes which do not apply to the Senior Discount Notes. See "Description of the Senior Discount Notes."

The Exchange Offer..........  The Company is offering to exchange $1,000 principal amount at maturity of Senior Discount Notes for each $1,000 principal amount at maturity of Old Notes. See "The Exchange Offer" for a description of the procedures for tendering Old Notes. The Exchange Offer satisfies the registration obligations of the Company under the Registration Rights Agreement. Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

Tenders, Expiration Date;
 Withdrawal.................  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on September 11, 1997, or such later date and time to which it is extended. Tender of Old Notes pursuant to the Exchange Offer may be withdrawn and retendered at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax
 Considerations.............  The Exchange Offer will not result in any income, gain or loss to the holders or the Company for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange of the Old Notes for the Senior Discount Notes pursuant to the Exchange Offer.

Exchange Agent..............  SunTrust Bank, Central Florida, National
                              Association, the trustee (the "Trustee") under the Indenture (as defined herein), is serving as Exchange Agent in connection with the Exchange Offer.

      CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

  Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for Senior Discount Notes pursuant to the Exchange Offer may offer their Senior Discount Notes for resale, resell their Senior Discount Notes, and otherwise transfer their Senior Discount Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such Senior Discount Notes are acquired in the ordinary course of the holders' business, such holders have no arrangement with any person to participate in a distribution of such Senior Discount Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Senior Discount Notes. Each broker-dealer that receives Senior Discount Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its Senior Discount Notes. Broker-dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Senior Discount Notes prior to offering or selling such Senior Discount Notes. The Company is required, under the Registration Rights Agreement, to register the Senior Discount Notes in any jurisdiction reasonably requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold (except in private transactions), unless registered under the Securities Act and applicable state securities laws. See "The Exchange Offer-- Consequences of Failure to Exchange".

                SUMMARY DESCRIPTION OF THE SENIOR DISCOUNT NOTES

Securities Offered..........  Up to $649 million principal amount at maturity of 11 1/4% Series B Senior Discount Notes due July 15, 2007 of the Company. The terms of the Senior Discount Notes and the Old Notes are substantially identical in all material aspects, except for certain transfer restrictions and registration rights relating to the Old Notes which do not apply to the Senior Discount Notes. See "Description of the Senior Discount Notes."

Issue Price.................  $1,000 stated principal amount at maturity of the
                              Old Notes per $1,000 stated principal amount at maturity of the Senior Discount Notes.

Maturity Date...............  July 15, 2007.

Interest....................  Commencing as of July 9, 1997, the Senior
                              Discount Notes will accrete at a rate of 11 1/4%, compounded semi-annually, to an aggregate principal amount of $649 million by July 15, 2002. No interest will be payable on the Senior Discount Notes prior to July 15, 2002. The Senior Discount Notes will accrue interest at a rate of 11 1/4% per annum from July 15, 2002, payable semi-annually in arrears on July 15 and January 15, commencing January 15, 2003.

Yield.......................  11 1/4% per annum, computed on a semi-annual bond equivalent basis and calculated from July 9, 1997.

Optional Redemption.........  The Senior Discount Notes may be redeemed at the option of the Company, in whole or in part, on or after July 15, 2002, at a premium declining to par in 2005, plus accrued and unpaid interest, if any, through the redemption date.

                              In the event of the sale by the Company prior to July 15, 2000 of its capital stock (other than Disqualified Stock (as defined herein)) (i) to a Strategic Investor (as defined herein), in a single transaction or a series of related transactions, for an aggregate purchase price equal to or exceeding $50.0 million or (ii) in one or more Public Offerings (as defined herein) of Common Stock, up to a maximum of 25% of the aggregate principal amount at maturity of the Senior Discount Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds of such sale (but only to the extent such proceeds consist of cash or readily marketable cash equivalents received in respect of the capital stock (other than Disqualified Stock) so sold) at a redemption price equal to 111 1/4% of the Accreted Value (as defined herein) thereof, with respect to the Senior Discount Notes to be redeemed on the redemption date, provided that at least 75% of the aggregate principal amount at maturity of Senior Discount Notes originally issued remains outstanding immediately after the occurrence of such redemption.

Change of Control...........  In the event of a Change of Control (as defined herein) prior to July 15, 2002, the holders of the Senior Discount Notes will have the right to require the Company to purchase their Senior Discount

                              Notes at a price equal to 101% of the Accreted Value thereof or, in the case of any such purchase on or after July 15, 2002, at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

Original Issue Discount.....  The Senior Discount Notes will have the same issue date and issue price as the Old Notes, which were issued with original issue discount for federal income tax purposes. Thus, although no interest will accrue on the Senior Discount Notes prior to July 15, 2002, and there will be no periodic payments of interest prior to July 15, 2002, original issue discount (that is, the excess of the sum of the principal amount and all cash interest payments over the issue price of the Senior Discount Notes) will accrue from July 9, 1997 and will be includible periodically as interest income in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations."

Ranking.....................  The Senior Discount Notes will be senior obligations of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of the Company, including the Existing Senior Notes and the Old Notes, and will rank senior in right of payment to any future subordinated indebtedness of the Company. Holders of secured indebtedness of the Company will, however, have claims that are prior to the claims of the holders of the Senior Discount Notes with respect to the assets securing such other indebtedness. As of March 31, 1997, on a pro forma basis after giving effect to the July 9, 1997 private placement of the Old Notes including the subsequent exercise of the over-allotment option in connection therewith (collectively, the "Offering") and the July 9, 1997 private placement of 6,900,000 depositary shares, each representing a one-hundredth interest in a share of 7% Series D Junior Convertible Preferred Stock, liquidation preference $2,500 per share, par value $1.00 per share (each a "Depositary Share"), including the subsequent exercise of the over-allotment option in connection therewith (collectively, the "Concurrent Offering"), the total amount of senior indebtedness outstanding of the Company, including trade payables, was approximately $624 million and the Company's subsidiaries would have had approximately $34 million of indebtedness outstanding.

Certain Covenants...........  The indenture governing the Senior Discount Notes
                              (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to purchase the Senior Discount Notes at a price equal to 100% of the Accreted Value thereof, if such circumstances occur prior to July 15, 2002, or at 100% of the principal amount thereof, if such circumstances occur on or after July 15, 2002, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales. See "Description of the Senior Discount Notes."


For additional information regarding the Senior Discount Notes and the definitions of certain capitalized terms used above, see "Description of the Senior Discount Notes."

                   SUMMARY FINANCIAL AND OTHER OPERATING DATA
  Statement of operations and balance sheet data presented below as of and for the five years in the period ended December 31, 1996 have been derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The summary financial data presented below as of and for the quarters ended March 31, 1996 and 1997 have been derived from unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the full year.

  The operating results of EMI Communications Corp. ("EMI") are included in the Company's consolidated operating results commencing July 1, 1996. The operating results of Universal Telecom Inc. ("UTT") and NetSolve Incorporated ("NetSolve") are included in the Company's consolidated operating results commencing December 1, 1996. The 1996 pro forma operating information gives effect to the EMI, UTT, NetSolve and DIGEX acquisitions as if they occurred on January 1, 1996. The 1997 pro forma operating information gives effect to the DIGEX Acquisition as if it occurred on January 1, 1997. Both 1996 and 1997 pro forma operating information give effect to the March 1997 sale of $300 million of preferred stock, as if it occurred at the beginning of the respective periods. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the Notes thereto, included elsewhere in this Prospectus.

         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                                        PRO FORMA(1)     QUARTER        PRO FORMA(2)
                                                                         YEAR ENDED       ENDED         QUARTER ENDED
                                  YEAR ENDED DECEMBER 31,               DECEMBER 31,    MARCH 31,         MARCH 31,
                          --------------------------------------------  ------------ -----------------  -------------
                           1992    1993     1994      1995      1996        1996      1996      1997        1997
                          ------  -------  -------  --------  --------  ------------ -------  --------  -------------
STATEMENT OF OPERATIONS:
 Revenues...............  $7,030  $ 8,292  $14,272  $ 38,631  $103,397   $ 167,644   $13,503  $ 43,938    $ 52,679
 Costs and Expenses:
 Facilities
  administration and
  maintenance and line
  costs.................   1,760    2,843    5,396    22,989    81,105     128,023     9,258    36,907      44,239
 Selling, general and
  administrative........   2,607    3,893    6,412    14,993    36,610      59,597     5,920    19,526      27,036
 Depreciation and
  amortization..........   2,190    3,020    5,132    10,196    19,836      47,277     3,281     8,294      15,267
                          ------  -------  -------  --------  --------   ---------   -------  --------    --------
                           6,557    9,756   16,940    48,178   137,551     234,897    18,459    64,727      86,542
                          ------  -------  -------  --------  --------   ---------   -------  --------    --------
 Income (loss) from
  operations............     473   (1,464)  (2,668)   (9,547)  (34,154)    (67,253)   (4,956)  (20,789)    (33,863)
 Other income (expense)
  Interest expense......  (1,031)    (844)  (1,218)  (13,767)  (35,213)    (36,779)   (5,382)  (11,089)    (11,435)
  Interest and other
   income...............     323      234      819     4,060    12,168       2,024     1,445     4,474       2,231
  Income tax benefit....     --       --       --         97       --          --        --        --          --
                          ------  -------  -------  --------  --------   ---------   -------  --------    --------
  Loss before
   extraordinary item...    (235)  (2,074)  (3,067)  (19,157)  (57,199)   (102,008)   (8,893)  (27,404)    (43,067)
  Extraordinary loss on
   early extinguishment
   of debt..............     --       --       --     (1,592)      --          --        --        --          --
                          ------  -------  -------  --------  --------   ---------   -------  --------    --------
   Net loss.............  $ (235) $(2,074) $(3,067) $(20,749) $(57,199)  $(102,008)  $(8,893) $(27,404)   $(43,067)
 Preferred stock
  dividends and
  accretions............    (267)     --       --        --        --      (41,340)      --     (3,375)    (10,335)
                          ------  -------  -------  --------  --------   ---------   -------  --------    --------
 Net loss attributable
  to common
  stockholders..........  $ (502) $(2,074) $(3,067) $(20,749) $(57,199)  $(143,348)  $(8,893) $(30,779)   $(53,402)
                          ======  =======  =======  ========  ========   =========   =======  ========    ========
 Net loss per common
  share:
  Loss before
   extraordinary item...  $ (.10) $  (.29) $  (.34) $  (1.91) $  (4.08)  $   (9.87)  $  (.86) $  (1.89)   $  (3.28)
  Extraordinary loss....     --       --       --       (.16)      --          --        --        --          --
                          ------  -------  -------  --------  --------   ---------   -------  --------    --------
  Net loss..............  $ (.10) $  (.29) $  (.34) $  (2.07) $  (4.08)  $   (9.87)  $  (.86) $  (1.89)   $  (3.28)
                          ======  =======  =======  ========  ========   =========   =======  ========    ========
 Weighted average number
  of shares
  outstanding...........   4,797    7,077    8,956    10,036    14,018      14,518    10,383    16,297      16,297
OTHER DATA:
 Book value per common
  share.................    3.09     5.18     5.39      3.89      7.01        4.26      3.02      5.14        6.26
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends(3)..........     --       --       --        --        --          --        --        --          --
 Earnings before
  interest, income
  taxes, depreciation
  and amortization
  ("EBITDA")(4).........  $2,663  $ 1,556  $ 2,464  $    649  $(14,318)  $ (19,976)  $(1,675) $(12,495)   $(18,596)
 Capital expenditures,
  including acquisitions
  of businesses, net of
  cash acquired.........  $8,818  $10,486  $13,731  $ 31,915  $143,615   $ 309,391   $17,625  $ 33,333    $190,787

                                          DECEMBER 31,              MARCH 31,
                                --------------------------------- -------------
                                1992   1993   1994   1995   1996   1996   1997
                                ----- ------ ------ ------ ------ ------ ------
NETWORK DATA:(5)
 Buildings connected(6)........   161    234    293    380    487    387  1,157
 Route miles...................   240    335    378    504    655    561    679
 Fiber miles................... 6,184 10,239 11,227 17,128 24,122 20,541 29,841
 Number of city-based networks
  in service...................     4      5      6      9      9      9      9
ENHANCED DATA SERVICES:(5)
 Nodes(7)......................   --     100    900  2,300  9,500  2,700 12,500
 Cities(8).....................   --      37    336    600  2,200    700  2,500
 Switches......................   --       4     12     31     89     36    100
EMPLOYEES(5)...................    49     58    146    287    874    387  1,026

                                                                               PRO FORMA
                                                                              AS ADJUSTED
                                       DECEMBER 31,                MARCH 31, MARCH 31, (9)
                         ----------------------------------------- --------- -------------
                          1992    1993    1994     1995     1996     1997        1997
                         ------- ------- ------- -------- -------- --------- -------------
BALANCE SHEET DATA:
 Cash and cash
  equivalents(10)....... $ 1,775 $27,954 $10,208 $ 50,997 $189,546 $435,859    $ 498,625
 Working capital(11)....   8,999  25,712   9,588   70,353  206,029  448,890      455,983
 Total assets...........  36,174  61,219  74,086  216,018  512,940  787,388    1,028,475
 Long-term obligations
  and redeemable
  preferred stock
  (including current
  maturities)...........  11,742  11,614  16,527  165,545  358,508  656,730      885,995
 Total stockholders'
  equity................  21,257  45,987  52,033   40,254  114,230   83,866       57,812

--------
 1. The pro forma operating information gives effect to the EMI, UTT and NetSolve acquisitions, which occurred effective June 30, 1996, December 1, 1996 and December 1, 1996, respectively, and the DIGEX Acquisition as if they occurred on January 1, 1996. The pro forma operating information also gives effect to the March 1997 sale of $300 million of preferred stock.
 2. The pro forma operating information gives effect to the DIGEX Acquisition as if it occurred on January 1, 1997. The pro forma operating information also gives effect to the March 1997 sale of $300 million of preferred stock.
 3. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest and preferred stock dividends and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, preferred stock dividends, plus a portion of rent expense under operating leases deemed by the Company to represent an interest factor plus dividends on the Series B Preferred Stock. For the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the quarters ended March 31, 1996 and 1997 the Company's earnings were insufficient to cover combined fixed charges and preferred stock dividends by $622, $2,288, $3,324, $19,931, $59,978, $9,289 and
    $31,557, respectively. For the year ended December 31, 1996 and the quarter ended March 31, 1997, the Company's pro forma earnings, after giving effect to the acquisitions described in Notes 1 and 2 above and the Offering, were insufficient by $167,531 and $59,215, respectively, to cover pro forma combined fixed charges and preferred stock dividends. For the year ended December 31, 1996 and the quarter ended March 31, 1997 the Company's pro forma earnings, after giving effect to the acquisitions and the sale of preferred stock described in Notes 1 and 2 above, the Offering, and the Concurrent Offering, were insufficient by $179,606 and $62,234 to cover pro forma combined fixed charges and preferred stock dividends.
 4. EBITDA consists of earnings before interest, income taxes, depreciation, and amortization. In addition, 1995 EBITDA excludes an extraordinary charge of $1,592 related to the early extinguishment of debt. EBITDA is provided in the Summary of Financial and Other Operating Data since it is a measure commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. It is presented to enhance the reader's understanding of the Company's operating results and is not intended to present cash flow for the periods presented. See the Consolidated Statements of Cash Flows included in the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.
 5. Amounts as reflected in the table are based upon information contained in the Company's operating records.
 6. Beginning in January 1997, the Company changed its definition of "Buildings connected" to include buildings connected to the Company's network via leased facilities controlled by the Company in addition to those connected to the Company's network via facilities constructed by the Company. The Company believes the new definition is consistent with industry practice.
 7. Amount represents an individual point of origin and termination of data served by the Company's enhanced data network. In the opinion of management of the Company, all node numbers are appropriate.
 8. Represents the number of discrete postal cities to which enhanced data services are provided by the Company.
 9. Gives effect to the DIGEX Acquisition and the Offering. See "Capitalization" for additional information on the Concurrent Offering.
10. Cash and cash equivalents excludes investments of $20,954, $26,675, and $27,102 for the years ended December 31, 1995 and 1996 and the quarter ended March 31, 1997, respectively, restricted under the terms of various notes and other agreements.
11. Working capital includes the restricted investments referred to in Note 10, above.

                                 RISK FACTORS

  In addition to other information set forth elsewhere in this Prospectus, before tendering their Old Notes for Senior Discount Notes, holders should consider carefully the following factors which (other than "Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as to the Senior Discount Notes.

  Consequences of Failure to Exchange. Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act.

  Based on interpretations by the staff of the SEC with respect to similar transactions, the Company believes that Senior Discount Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the Senior Discount Notes are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the Senior Discount Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Senior Discount Notes. Each broker-dealer that receives Senior Discount Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Senior Discount Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Senior Discount Notes received in exchange for Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. Broker-dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer. The Company has agreed that, for a period of 365 days after the Exchange Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale of the Senior Discount Notes. See "Plan of Distribution." The Senior Discount Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register or qualify the Senior Discount Notes for resale in any state as may be reasonably requested by their holders, subject to certain limitations.

  Lack of Public Market. Prior to this Exchange Offer, there has been no public market for the Notes. If a market for the Senior Discount Notes should develop, the Senior Discount Notes may trade at a discount from their Accreted Value depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the financial condition of the Company. The Company does not currently intend to list the Senior Discount Notes on any securities exchange or to seek approval for quotation through any automated quotation system. No assurance can be given as to the liquidity of the trading market for the Senior Discount Notes.

  The liquidity of, and trading market for, the Senior Discount Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

  Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed
Charges. The Company is highly leveraged. At March 31, 1997, after giving pro forma effect to the Offering and the Concurrent Offering and the application of the net proceeds of the Offering and the Concurrent Offering (including the Retirement), the

Company would have had outstanding approximately $658 million in aggregate principal amount of indebtedness and other liabilities on a consolidated basis (including trade payables), approximately $303 million of obligations with respect to dividend payments and the mandatory redemption of the Series B Preferred Stock and $172 million of obligations with respect to the Series D Preferred Stock in the event of a change of control of the Company. The degree to which the Company is leveraged could have important consequences to holders of the Senior Discount Notes, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, to payment of dividends on and the redemption of the Series B Preferred Stock and the payment of dividends on the Series D Preferred Stock, thereby reducing funds available for other purposes; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; and (iv) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

  For the quarter ended March 31, 1997, and on a pro forma basis after giving effect to the Offering and the Concurrent Offering and the application of the proceeds therefrom (including the Retirement), the Company's pro forma earnings would have been inadequate to cover its pro forma combined fixed charges including the Series D Preferred Stock dividend requirements by $62 million. The Company anticipates that earnings will be insufficient to cover fixed charges for the next several years. In order for the Company to meet its debt service obligations, its dividend and redemption obligations with respect to the Series B Preferred Stock and its dividend obligations with respect to the Series D Preferred Stock, the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be of sufficient magnitude to enable the Company to meet its debt service obligations, its dividend and redemption obligations with respect to the Series B Preferred Stock and its dividend obligations with respect to the Series D Preferred Stock. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that Intermedia would be successful in raising such financing, or the terms or timing thereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  Effective Subordination of the Senior Discount Notes. The Senior Discount Notes are not secured by any of the assets of the Company. Holders of secured indebtedness of the Company will have claims that are prior to the claims of the holders of the Senior Discount Notes to the extent of the assets securing such other indebtedness. The Indenture and the indenture governing the 12 1/2% Notes (the "12 1/2% Notes Indenture") will permit certain indebtedness of the Company to be secured. In addition, the Senior Discount Notes will be effectively subordinated to $34 million of indebtedness and other liabilities and commitments (including trade payables) of the Company's subsidiaries.

  Limited Operations of Certain Services; History of Net Losses. The Company's business commenced in 1987. Substantially all of the Company's revenues are derived from local exchange services, enhanced data services, long distance services, integration services and certain local network services. Many of these services have only recently been initiated or their availability only recently expanded in new market areas. The Company is expecting to increase substantially the size of its operations in the near future. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. Given the Company's limited operating history, there is no assurance that it will be able to compete successfully in the telecommunications business.

  The development of the Company's business and the expansion of its networks require significant capital, operational and administrative expenditures, a substantial portion of which are incurred before the realization of revenues. These capital expenditures will result in negative cash flow until an adequate customer base is established. Although its revenues have increased in each of the last three years, Intermedia has incurred significant increases in expenses associated with the installation of local/long distance voice switches and expansion of its fiber optic networks, services and customer base. Intermedia reported net losses of approximately $3.1 million, $20.7 million, $57.2 million and $27.4 million for the years ended December 31, 1994, 1995 and

1996 and the quarter ended March 31, 1997, respectively. The Company anticipates recording a significant net loss in 1997 that is expected to be substantially greater than the loss in 1996 and expects net losses to continue for the next several years. In addition, the Company expects to have negative EBITDA in 1997. There can be no assurance that Intermedia will achieve or sustain profitability or positive EBITDA in the future.

  Class Action by DIGEX Stockholders. On June 5, 1997, the Company announced that it had agreed to acquire 100% of the outstanding equity of DIGEX. The acquisition was consummated through a tender offer for all of the outstanding shares of DIGEX, which closed on July 9, 1997, followed by a cash merger effective on July 11, 1997 (the "Merger").

  On June 20, 1997, two purported class action complaints were filed in the Court of Chancery of the State of Delaware in and for New Castle County respectively By TAAM Associates, Inc. and David and Chaile Steinberg (the "Complaints"), purported stockholders of DIGEX, on behalf of all non-affiliated common stockholders of DIGEX against Intermedia, DIGEX and the Directors of DIGEX (the "DIGEX Directors"). The Complaints allege that the DIGEX Directors violated their fiduciary duties to the public stockholders of DIGEX by agreeing to vote in favor of the Merger and that Intermedia knowingly aided and abetted such violation by offering to retain DIGEX management in their present positions and consenting to stock option grants to certain executive officers of DIGEX. The Complaints seek a preliminary and permanent injunction enjoining the Merger and cash damages from the DIGEX Directors. No application was made for a preliminary injunction prior to the consummation of the Merger.

  These cases are in their very early stages and no assurance can be given as to their ultimate outcome. Intermedia, after consultation with its counsel, believes that there are meritorious factual and legal defenses to the claims in the Complaints. Intermedia intends to defend vigorously the claims in the Complaints.

  Possible Default Under the 13 1/2% Notes Indenture. In connection with the Offering, the Company defeased a portion of the Company's outstanding 13 1/2% Series B Senior Notes due 2005 (the "13 1/2% Notes" and together with the 12 1/2% Notes, the "Existing Senior Notes"). Such defeasance will not become effective until the 91st day after the deposit with SunTrust Bank, Central Florida, National Association, as trustee ("SunTrust") of the funds necessary to defease the covenants in the indenture (the "13 1/2% Notes Indenture" and together with the 12 1/2% Notes Indenture, the "Existing Senior Notes Indentures") governing the 13 1/2% Notes. Until such time as the defeasance becomes effective, the issuance by the Company of the Old Notes in the Offering will constitute an event which could be declared an Event of Default under the 13 1/2% Notes Indenture 30 days after the receipt of notice from SunTrust or the holders of 25% of the outstanding principal amount of the 13 1/2% Notes. If such an Event of Default were declared and the maturity of the 13 1/2% Notes were accelerated, this would constitute an Event of Default under the 12 1/2% Notes Indenture and under the Certificate of Designation (the "Series B Certificate of Designation") setting forth the rights of the 13 1/2% Series B Redeemable Exchangeable Preferred Stock due 2009 (the "Series B Preferred Stock"). If the 13 1/2% Notes were accelerated, a portion of the funds deposited with SunTrust could be used to repay the 13 1/2% Notes. If the 12 1/2% Notes were also accelerated the Company would have available funds to pay the 12 1/2% Notes, but such payment would significantly deplete the funds available for the Company's capital expansion plan. An Event of Default would not lead to acceleration of the Series B Preferred Stock. The Company's 13 1/2% Notes will be classified as current liabilities on the Company's balance sheet until such time as the defeasance becomes effective.

  Significant Capital Requirements and Need for Additional
Financing. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. Intermedia expects to fund its capital requirements through existing resources, joint ventures, debt or equity financing, including capital raised through the Offering and Concurrent Offering, and internally generated funds. The Company expects that to continue to expand its business will require raising substantial additional equity and/or debt capital in the year 2000. Depending on market conditions, the Company may determine to raise additional capital before such time. There can be no assurance, however, that Intermedia will be successful in raising sufficient debt or equity capital on terms that it will consider acceptable. In addition, the Company's future capital requirements will depend upon a number of factors, including marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, government regulation and capital costs. Failure to generate sufficient funds may require Intermedia to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the telecommunications industry.

  Effect of Substantial Additional Indebtedness on the Company's Ability to Repay the Senior Discount Notes. The Existing Senior Notes Indentures, the Indenture and the Series B Certificate of Designation limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company may incur substantial additional indebtedness during the next few years to finance the construction of networks and purchase of network electronics, including local/long distance voice and data switches. Additional indebtedness of the Company may rank pari passu with the Senior Discount Notes in certain circumstances. See "Description of the Senior Discount Notes." The debt service requirements of any additional indebtedness could make it more difficult for the Company to make principal and interest payments on the Senior Discount Notes. No guarantees have been issued with respect to the Senior Discount Notes; thus the Company's subsidiaries are not directly obligated under the Senior Discount Notes. Earnings generated by any of the Company's subsidiaries, as well as the existing assets of such subsidiaries, will have to be used first by such subsidiaries to fulfill their debt service requirements. See "--Effective Subordination of the Senior Discount Notes."

  Expansion Risk. The Company is experiencing a period of rapid expansion which management expects will increase in the near future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

  A portion of the Company's expansion may occur through acquisitions as an alternative to direct investments in the assets required to implement the expansion. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that the Company's future acquisitions, if any, will be successful or will not impair the Company's ability to service its outstanding obligations.

  Regulatory Approval of the Offering and the Concurrent Offering. Ten of the states in which the Company is certificated provide for prior approval of the issuance of debt and equity securities by the Company. One additional state in which the Company is certificated provides for prior approval of the issuance of preferred stock which is convertible into common stock. The requirement for such approvals may have been pre-empted by the National Securities Market Improvement Act of 1996, although there is no case law on this point. Because of time constraints, the Company was not able to obtain such approval from any of the eleven states prior to consummation of the Offering or the Concurrent Offering. The Company has filed the required applications or notifications in each of the states and approval has been obtained in three of the states. In six of these states, the Company's intrastate revenues for the first quarter of 1997 were less than $1,000 per state and in only one state did such revenues exceed $4,000 for the first quarter. After consultation with counsel, the Company believes the remaining approvals will be granted and that obtaining such approvals subsequent to the Offering and the Concurrent Offering should not result in any material adverse consequences to the Company, although there can be no assurance that such a consequence will not result.

  Maintenance of Peering Relationships. The Internet is comprised of many ISPs who operate their own networks and interconnect with other ISPs at various peering points. The establishment and maintenance of peering relationships with other ISPs is necessary in order to exchange traffic with other ISPs without having to pay settlement charges. Although DIGEX meets the industries current standards for peering, there is no assurance that other national ISPs will maintain peering relationships with DIGEX or with Intermedia. In addition, there may develop increasing requirements associated with maintaining peering with the major national ISPs with which DIGEX and the Company may have to comply. There can be no assurance that DIGEX and the Company will be able to expand or adapt their network infrastructure to meet the industry's evolving standards on a timely basis, at a commercially reasonable cost, or at all.

  Potential Liability of On-Line Service Providers. The law in the United States relating to the liability of on-line service providers and ISPs for information carried on, disseminated through or hosted on their systems is currently unsettled. Several private lawsuits seeking to impose such liability are currently pending. In one case brought against an ISP, Religious Technology Center v. Netcom On-Line Communication Services, Inc., the United States District Court for the Northern District of California ruled in a preliminary phase that under certain circumstances ISPs could be held liable for copyright infringement. The case has not reached final judgment. The 1996 Act prohibits and imposes criminal penalties and civil liability for using an interactive computer service to transmit certain types of information and content, such as indecent or obscene communications. On June 26, 1997, the Supreme Court affirmed the decision of a panel of three federal judges which granted a preliminary injunction barring enforcement of this portion of the 1996 Act to the extent that enforcement is based upon allegations other than obscenity or child pornography as an impermissible restriction on the First Amendment's right of free speech. In addition, numerous states have adopted or are currently considering similar types of legislation. The imposition upon ISPs or Web hosting sites of potential liability for materials carried on or disseminated through their systems could require DIGEX and the Company to implement measures to reduce their exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. The Company believes that it is currently unsettled whether the 1996 Act prohibits and imposes liability for any services provided by DIGEX and the Company should the content or information transmitted be subject to the statute. The increased attention focused upon liability issues as a result of these lawsuits, legislation and legislative proposals could affect the growth of Internet use. Any such liability or asserted liability could have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence upon Network Infrastructure; Risk of System Failure; Security Risks. The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which have caused, and will continue to cause, interruptions in service or reduced capacity for the Company's customers. Similarly, the Company's ISP business, including the DIGEX business, relies on the availability of its network infrastructure for the provision of Internet connectivity. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's and DIGEX's business, financial condition and results of operations.

  Risks of Implementation; Need to Obtain Permits and Rights of Way. The Company is continuing to expand its existing networks. The Company has identified other expansion opportunities in the eastern half of the United States and is currently extending the reach of its networks to pursue such opportunities. There can be no assurance that the Company will be able to expand its existing networks or construct or acquire new networks as currently planned on a timely basis. The expansion of the Company's existing networks and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and any required permits on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. In addition, the Company may require pole attachment agreements with utilities and ILECs to operate existing and future networks, and there can be no assurance that such agreements will be obtained or obtainable on reasonable terms. These factors and others could adversely affect the expansion of the Company's customer base on its existing networks and commencement of operations on new networks. If the Company is not able to expand, acquire or construct its networks in accordance with its plans, the growth of its business would be materially adversely affected.

  Competition. In each of its markets, the Company faces significant competition for the local network services, including local exchange services, it offers from ILECs, which currently dominate their local telecommunications markets. ILECs have long-standing relationships with their customers which relationships may create competitive barriers. Furthermore, ILECs may have the potential to subsidize competitive service from monopoly service revenues. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The Company also faces competition in most markets in which it operates from one or more ICPs and CLECs operating fiber optic networks. In addition, the Company faces competition in its integration services business from equipment manufacturers, the RBOCs and other ILECs, long distance carriers and systems integrators, and in its enhanced data services business (including Internet) from local telephone companies, long distance carriers, very small aperture terminal ("VSAT") providers, certain ISPs and others. In particular, the market for Internet services is extremely competitive and there are limited barriers to entry. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

  The Company believes that various legislative initiatives, including the recently enacted 1996 Act, have removed remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the 1996 Act, regulators are also likely to provide ILECs with increased pricing flexibility as competition increases. If ILECs are permitted to lower their rates substantially or engage in excessive volume or term discount pricing practices for their customers, the net income or cash flow of ICPs and CLECs, including the Company, could be materially adversely affected. In addition, while the Company currently competes with AT&T, MCI and others in the interexchange services market, the recent federal legislation permits the RBOCs to provide interexchange services once certain criteria are met. Once the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by Intermedia. In addition, AT&T and MCI have entered and other interexchange carriers have announced their intent to enter into the local exchange services market, which is facilitated by the 1996 Act's resale and unbundled network element provisions. The Company cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T, MCI or others with respect to local exchange services could have a material adverse effect on the Company's business.

  Regulation. The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. Further, in October 1996 the FCC issued an order holding that non-dominant carriers, such as the Company, are required to withdraw interstate tariffs for domestic long distance service. That order has been stayed by a federal appeals court and it is not clear at this time whether the detariffing order will be implemented. Until further action is taken by the court, the Company will continue to maintain tariffs for these services. In June 1997, the FCC issued another order stating that non-dominant carriers, such as the Company, could withdraw their tariffs for interstate access services. While the Company has no immediate plans to withdraw its tariff, this FCC order allows the Company to do so. The FCC also requires the Company to file interstate tariffs on an ongoing basis for international traffic and access services. The Company is generally subject to certification and tariff or price list filing requirements for intrastate services by state regulators. Although passage of the 1996 Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In addition, although the 1996 Act provides incentives to the ILECs that are subsidiaries of RBOCs to enter the long distance service market by requiring ILECs to negotiate interconnection agreements with local competitors, there can be no assurance that these ILECs will negotiate quickly with competitors such as the Company for the required interconnection of the competitor's networks with those of the ILECs.

  Potential Diminishing Rate of Growth. During the period from 1994 to 1996, the Company's revenues have grown at a compound annual growth rate of 169%. While the Company expects to continue to grow, as its size increases it is likely that its rate of growth will diminish.

  Risk of New Service Acceptance by Customers. The Company has recently introduced a number of services, primarily local exchange services, that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept the Company as the provider of such new telecommunications technology. No assurance can be given that such acceptance will occur; the lack of such acceptance could have a material adverse effect on the Company.

  Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While Intermedia believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic networks nor materially hinder its ability to acquire necessary technologies, the effect on the business of Intermedia of technological changes such as changes relating to emerging wireline and wireless transmission technologies, including software protocols, cannot be predicted.

  Dependence on Key Personnel. The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on the Company's business. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's key executives, other than David C. Ruberg, President, Chief Executive Officer and Chairman of the Board, is a party to a long-term employment agreement with the Company.

  Risk of Cancellation or Non-Renewal of Network Agreements, Licenses and Permits. The Company has lease and/or purchase agreements for rights-of-way, utility pole attachments, conduit and dark fiber for its fiber optic networks. Although the Company does not believe that any of these agreements will be cancelled in the near future, cancellation or non-renewal of certain of such agreements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the Company has certain licenses and permits from local government authorities. The 1996 Act requires that local government authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford alternative carriers access to their poles, conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its strategy on acceptable terms.

  Dependence on Business from IXCs. For the year ended December 31, 1996, approximately 10% of the Company's consolidated revenues were attributable to access services provided to IXCs. The loss of access revenues from IXCs in general could have a material adverse effect on the Company's business. See "Business--Customer Strategy."

  In addition, the Company's growth strategy assumes increased revenues from IXCs from the deployment of local/long distance voice switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

  Business Combinations; Change of Control. The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring the Company and (ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of the Company's networks or services without necessarily requiring an additional investment in the Company. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both Intermedia and the investor within the rapidly consolidating telecommunications industry. There can be no assurance that agreements for any of the foregoing will be reached. An investment, business combination or strategic alliance could constitute a change of control. The Indenture, the 12 1/2% Notes Indenture and the Series B Certificate of Designation provide that a change of control would require the Company to repay the indebtedness and redeem the Series B Preferred Stock outstanding under such instruments. If a change of control does occur, there is no assurance that the Company would have sufficient funds to make such repayments and redemption or could obtain any additional debt or equity financing that could be necessary in order to repay the Senior Discount Notes and the 12 1/2 Notes and to redeem the Series B Preferred Stock.

  Certain Tax Considerations. For a discussion of certain material federal income tax considerations which are relevant to the purchase, ownership and disposition of the Senior Discount Notes, see "Certain Federal Income Tax Considerations."

  Forward Looking Statements. The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the Company's plans to expand its existing networks or to build and acquire networks in new areas, the market opportunity presented by larger metropolitan areas, its anticipation of installation of switches or the provision of local exchange services and revenues from designated markets during 1997, and statements regarding development of the Company's businesses, the estimate of market sizes and addressable markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained in this Prospectus regarding matters that are not historical facts, are only estimates or predictions. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, the Company's ability to successfully market its services to current and new customers, generate customer demand for its services in the particular markets where it plans to market services, access markets, identify, finance and complete suitable acquisitions, design and construct fiber optic networks, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements.

  Moreover, the Company presents certain data contained herein on an annualized basis, based on quarterly or monthly data, because the Company believes that such annualized data is a standard method to present certain data in the telecommunications industry. However, actual annual results could differ materially from annualized data because annualized data does not account for factors such as seasonality, cyclicality, growth or decline. Consequently, investors should not place undue reliance on the annualized data.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Old Notes were originally issued and sold on July 9, 1997 in reliance upon the exemptions from registration under Rule 144A and Section 4(2) of the Securities Act. Pursuant to the Registration Rights Agreement, the Company agreed to register with the SEC a series of notes with substantially identical terms as the Old Notes, to be offered in exchange for the Old Notes. The purpose of the Exchange Offer is to satisfy the Company's obligations under the Registration Rights Agreement. Holders that are not prohibited from participating in the Exchange Offer and do not tender all of their Old Notes will no longer have any registration rights under the Registration Rights Agreement.

TERMS OF THE EXCHANGE

  The Company offers to exchange, subject to the conditions set forth in this Prospectus and in the Letter of Transmittal accompanying this Prospectus, the same principal amount at maturity of Senior Discount Notes for the Old Notes tendered for exchange. The terms of the Senior Discount Notes are substantially identical to the Old Notes in all material respects (including interest rate and maturity), except that (i) the Senior Discount Notes will not be subject to the restrictions on transfer (other than with respect to holders who are affiliates) and (ii) the Registration Rights Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid) with respect to Registration Defaults will have been deemed satisfied. The Senior Discount Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Senior Discount Notes." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

  The Company believes that Senior Discount Notes received in exchange for Old Notes may be offered for sale, sold and otherwise transferred by any holder (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the Senior Discount Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the Senior Discount Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Senior Discount Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a public distribution of the Senior Discount Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the distribution. Broker-dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer.

  Tendering holders of the Old Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS, TERMINATION; AMENDMENT

  The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on September 11, 1997 or such later date and time, if any, as extended by the Company, in its sole discretion. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to holders of the Old Notes and unless otherwise required by applicable law or regulation, by timely public announcement, by making a release to the Dow Jones News Service on or before the Expiration Date. During any extension of the Exchange Offer, all Old Notes tendered for exchange will remain subject to the Exchange Offer. In connection with the Exchange Offer, the Company will comply with all applicable requirements of the federal securities laws, including, but not limited to, Rule 14e-1 under the Exchange Act.

  The Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if either of the events set forth under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Old Notes. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Senior Discount Notes for the Old Notes on the Exchange Date.

PROCEDURES FOR TENDERING OLD NOTES

  The Exchange Offer is subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal.

  Old Notes may be tendered by properly completing and signing the Letter of Transmittal and delivering the Letter of Transmittal to the Exchange Agent at its address set forth in this Prospectus on or prior to the Expiration Date, together with (i) the certificate or certificates representing the Old Notes being tendered and any required signature guarantees, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or "Depository") pursuant to the procedure for book-entry transfer described below, or (iii) the completion of the procedures for guaranteed delivery set forth below. See "Guaranteed Delivery Procedures."

  If the Senior Discount Notes are to be issued in the name of the registered holder and the registered holder has signed the Letter of Transmittal the holder's signature need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Exchange Agent and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (an "Eligible Institution"). If the Senior Discount Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the Old Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

  THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal, the Old Notes or a Book-Entry Confirmation and all other required documents are received by the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Exchange Offer or any defect, withdrawal, rejection of tender or irregularity in the tender of any Old Notes. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects, withdrawals, rejections or irregularities or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The holder tendering Old Notes exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The holder represents and warrants that
(i) it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Senior Discount Notes in exchange for the Old Notes, (ii) when the Old Notes are accepted for exchange, the Company will acquire good and unencumbered title to the Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim and (iii) it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes. The holder further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Senior Discount Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except with respect to accrued and unpaid Liquidated Damages, if any). All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder shall be binding upon the heirs, legal representatives, successors assigns, executors and administrators of the holder.

  Each holder will also certify that it (i) is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) is acquiring the Senior Discount Notes offered in the ordinary course of its business and (iii) has no arrangement with any person to participate in the distribution of the Senior Discount Notes.

WITHDRAWAL RIGHTS

  Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

  To be effective, a written notice of withdrawal must be timely received by the Exchange Agent at its address set forth in this Prospectus by mail, courier, telegraphic, telex or facsimile transmission. Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers of Old Notes to be withdrawn, the principal amount of Old Notes to be withdrawn, a statement that the holder is withdrawing its election to tender the Old Notes for exchange, and the name of the registered holder of the Old Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Exchange Agent that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to a book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Any Old Notes which have been tendered for exchange but which are not exchanged will be returned to the holder thereof without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer by crediting an account maintained with the Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered at any time on or prior to the Expiration Date. Any Old Notes so withdrawn and not re-tendered will not be exchanged for Senior Discount Notes under the Exchange Offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF SENIOR DISCOUNT NOTES

  Upon terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Old Notes validly rendered and not withdrawn and issuance of the Senior Discount Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the holders.

  The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of causing the Old Notes to be assigned, transferred and exchanged for Senior Discount Notes. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Senior Discount Notes in exchange for Old Notes will be made by the Exchange Agent promptly after acceptance of the tendered Old Notes by the Company. Tendered Old Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or, in the case of Old Notes tendered by book-entry transfer crediting an account maintained with the Depository) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is terminated.

BOOK-ENTRY TRANSFER

  The Exchange Agent will establish an account at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer the Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for transfer. The Letter of Transmittal with any required signature guarantees and any other required documents, must be received by the Exchange Agent on or prior to the Expiration Date for any book-entry transfers.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date must tender their Old Notes and follow the guaranteed delivery procedures. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent must have received form the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of electronic delivery of book-entry delivery into the Exchange Agent's account at the Depository) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and
(iii) such properly completed and executed Letter of Transmittal (or facsimile hereof), as well as all other documents required by the Letter of Transmittal and the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of electronic mail delivery or book-entry delivery into the Exchange Agent's account at the Depository) must be received by the Exchange Agent within five business days after Expiration Date. Any holder of Old Notes who wishes to tender his Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 P.M., New York City time, on the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company will not be required to issue Senior Discount Notes in exchange for any properly tendered Old Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the holders and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service), or, at its option, modify or otherwise amend the Exchange Offer, if any of the following events occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of Senior Discount Notes having obligations with respect to resales and transfers of Senior Discount Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospectus of the Company, taken as a whole, that, in the sole judgment of the Company is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company have or may have adverse significance with respect to the value of the Old Notes or the Senior Discount Notes; which, in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it unlawful to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

  The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

  These conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company that any of these conditions has occurred will be final and binding on all holders, absent manifest error.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no Senior Discount Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

  SunTrust Bank, Central Florida, National Association, the Trustee under the Indenture, has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal, questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent, addressed as follows:

             SunTrust Bank, Central Florida, National Association
                             225 East Robinson St.
                                   Suite 350
                               Orlando, FL 32801
                           Attention: Alice Springer
                           Facsimile: (407) 237-5299
                     Confirm by telephone: (407) 237-5179

  DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY

SOLICITATION OF TENDERS; EXPENSES

  The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company may, however, at the reasonable request of any holder, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction.

TRANSFER TAXES

  Holders who tender their Old Notes in exchange for Senior Discount Notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Senior Discount Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Notes and, accordingly such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and the applicable state securities laws, except pursuant to an exception from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, Senior Discount Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of Securities Act provided that the Senior Discount Notes are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the Senior Discount Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Senior Discount Notes. If any holder has any arrangement or understanding with respect to the distribution of the Senior Discount Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Senior Discount Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of the Senior Discount Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Senior Discount Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed under the Registration Rights Agreement to register or qualify the Senior Discount Notes for resale in any jurisdictions reasonably requested by any holder, subject to certain limitations.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

  The Company has not entered into any arrangement or understanding with any person to distribute the Senior Discount Notes to be received in the Exchange Offer and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the Senior Discount Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Senior Discount Notes to be received in the Exchange Offer. In this regard, the Company will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of Senior Discount Notes to be acquired in the registered Exchange Offer (1) may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13, 1988) or similar letters and (2) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

  The Senior Discount Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized over the term of the Senior Discount Notes.

                                USE OF PROCEEDS

  There will be no proceeds to the Company from the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of March 31, 1997, the pro forma capitalization which gives effect to the DIGEX Acquisition and the capitalization of the Company for both the Offering and the Concurrent Offering. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, the Unaudited Pro Forma Condensed Consolidated Financial Statements and other information included elsewhere in this Prospectus.

                                            AS OF MARCH 31, 1997
                             --------------------------------------------------
                                           PRO      PRO FORMA      PRO FORMA
                               ACTUAL   FORMA(1)  AS ADJUSTED(2) AS ADJUSTED(3)
                             ---------- --------- -------------- --------------
                                               (IN THOUSANDS)
Cash and cash
 equivalents(4)............  $  435,859 $ 304,051    $498,625      $  665,725
                             ========== =========    ========      ==========
Long-term debt (including
 current maturities):
  13 1/2% Senior Notes due
   2005....................  $  159,141 $ 159,141    $    --       $      --
  12 1/2% Senior Discount
   Notes due 2006..........     200,114   200,114     200,114         200,114
  11 1/4% Senior Discount
   Notes due 2007..........         --        --      374,785         374,785
  Other long-term debt.....          96    13,717      13,717          13,717
  Capital lease
   obligations.............       5,129     5,129       5,129           5,129
                             ---------- ---------    --------      ----------
    Total long-term debt...     364,480   378,101     593,745         593,745
                             ---------- ---------    --------      ----------
Series B redeemable
 exchangeable preferred
 stock due 2009............     292,250   292,250     292,250         292,250
Series D junior convertible
 preferred stock...........         --        --          --          167,100
Stockholders' equity:
  Common stock and
   additional paid-in
   capital.................     210,081   230,081     230,081         230,081
  Accumulated deficit......   (121,921) (121,921)    (167,975)       (167,975)
  Deferred compensation....     (4,294)   (4,294)      (4,294)         (4,294)
                             ---------- ---------    --------      ----------
Total stockholders'
 equity....................      83,866   103,866      57,812          57,812
                             ---------- ---------    --------      ----------
Total capitalization.......  $  740,596 $ 774,217    $943,807      $1,110,907
                             ========== =========    ========      ==========

--------
(1) This column gives effect to the DIGEX Acquisition as if it had occurred on March 31, 1997.
(2) This column gives effect to the DIGEX Acquisition and the Offering.
(3) This column gives effect to the DIGEX Acquisition, the Offering, the Concurrent Offering, and the defeasance of the 13 1/2% Notes with the estimated $46,000 loss on early extinguishment of debt which increases the accumulated deficit.
(4) Excludes restricted cash.

                  SELECTED FINANCIAL AND OTHER OPERATING DATA

  The selected financial data and balance sheet data presented below as of and for the five years in the period ended December 31, 1996 have been derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The selected financial data presented below as of and for the quarters ended March 31, 1996 and 1997 have been derived from unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the full year.

  The operating results of EMI are included in the Company's consolidated operating results commencing July 1, 1996. The operating results of UTT and NetSolve are included in the Company's consolidated operating results commencing December 1, 1996. The 1996 pro forma operating information gives effect to the EMI, UTT, NetSolve and DIGEX acquisitions as if they occurred on January 1, 1996. The 1997 pro forma operating information gives effect to the DIGEX Acquisition as if it occurred on January 1, 1997. Both 1996 and 1997 pro forma operating information give effect to the March 1997 sale of $300 million of preferred stock, as if it occurred at the beginning of the respective periods. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the Notes thereto, included elsewhere in this Prospectus.

         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                                            PRO                                  PRO
                                                                          FORMA(1)                            FORMA(2)
                                                                            YEAR                               QUARTER
                                                                           ENDED            QUARTER ENDED       ENDED
                                  YEAR ENDED DECEMBER 31,               DECEMBER, 31          MARCH 31,       MARCH 31,
                         ---------------------------------------------  ------------       -----------------  ---------
                          1992     1993     1994      1995      1996        1996            1996      1997      1997
                         -------  -------  -------  --------  --------  ------------       -------  --------  ---------
STATEMENT OF
 OPERATIONS:
 Revenues..............  $ 7,030  $ 8,292  $14,272  $ 38,631  $103,397   $167,644          $13,503  $ 43,938  $ 52,679
 Costs and Expenses:
 Facilities
  administration and
  maintenance and line
  costs................    1,760    2,843    5,396    22,989    81,105     128,023           9,258    36,907    44,239
 Selling, general and
  administrative.......    2,607    3,893    6,412    14,993    36,610      59,597           5,920    19,526    27,036
 Depreciation and
  amortization.........    2,190    3,020    5,132    10,196    19,836      47,277           3,281     8,294    15,267
                         -------  -------  -------  --------  --------   ---------         -------  --------  --------
                           6,557    9,756   16,940    48,178   137,551     234,897          18,459    64,727    86,542
                         -------  -------  -------  --------  --------   ---------         -------  --------  --------
 Income (loss) from
  operations...........      473   (1,464)  (2,668)   (9,547)  (34,154)    (67,253)         (4,956)  (20,789)  (33,863)
 Other income (expense)
  Interest expense.....   (1,031)    (844)  (1,218)  (13,767)  (35,213)    (36,779)         (5,382)  (11,089)  (11,435)
  Interest and other
   income..............      323      234      819     4,060    12,168       2,024           1,445     4,474     2,231
  Income tax benefit...      --       --       --         97       --          --              --        --        --
                         -------  -------  -------  --------  --------   ---------         -------  --------  --------
  Loss before
   extraordinary item..     (235)  (2,074)  (3,067)  (19,157)  (57,199)   (102,008)         (8,893)  (27,404)  (43,067)
  Extraordinary loss on
   early extinguishment
   of debt.............      --       --       --     (1,592)      --          --              --        --        --
                         -------  -------  -------  --------  --------   ---------         -------  --------  --------
 Net loss..............  $  (235) $(2,074) $(3,067) $(20,749) $(57,199)  $(102,008)        $(8,893) $(27,404) $(43,067)
 Preferred stock
  dividends and
  accretions...........     (267)     --       --        --        --      (41,340)            --     (3,375)  (10,335)
                         -------  -------  -------  --------  --------   ---------         -------  --------  --------
 Net loss attributable
  to common
  stockholders.........  $  (502) $(2,074) $(3,067) $(20,749) $(57,199)  $(143,348)        $(8,893) $(30,779) $(53,402)
                         =======  =======  =======  ========  ========   =========         =======  ========  ========
 Net loss per common
  share:
  Loss before
   extraordinary item..  $  (.10) $  (.29) $  (.34) $  (1.91) $  (4.08)  $   (9.87)        $  (.86) $  (1.89) $  (3.28)
  Extraordinary loss...      --       --       --       (.16)      --          --              --        --
                         -------  -------  -------  --------  --------   ---------         -------  --------  --------
  Net loss.............  $  (.10) $  (.29) $  (.34) $  (2.07) $  (4.08)  $   (9.87)        $  (.86) $  (1.89) $  (3.28)
                         =======  =======  =======  ========  ========   =========         =======  ========  ========
 Weighted average
  number of shares
  outstanding..........    4,797    7,077    8,956    10,036    14,018      14,518          10,383    16,297    16,297
OTHER DATA:
 Book value per common
  share ...............     3.09     5.18     5.39      3.89      7.01        4.26            3.02      5.14      6.26
 Ratio of earnings to
  combined fixed
  charges and preferred
  stock dividends(3)...      --       --       --        --        --          --              --        --        --
 Earnings before
  interest, income
  taxes, depreciation
  and amortization
  ("EBITDA")(4)........  $ 2,663  $ 1,556  $ 2,464  $    649  $(14,318)  $ (19,976)        $(1,675) $(12,495) $(18,596)
 Capital expenditures,
  including
  acquisitions of
  businesses, net of
  cash acquired........  $ 8,818  $10,486  $13,731  $ 31,915  $143,615   $ 309,391         $17,625  $ 33,333  $190,787

                                        DECEMBER 31,                MARCH 31,
                            ------------------------------------- -------------
                             1992   1993    1994    1995    1996   1996   1997
                            ------ ------- ------- ------- ------ ------ ------
NETWORK DATA:(5)
 Buildings connected(6)....    161     234     293     380    487    387  1,157
 Route miles...............    240     335     378     504    655    561    679
 Fiber miles...............  6,184  10,239  11,227  17,128 24,122 20,541 29,841
 Number of city-based
  networks in service......      4       5       6       9      9      9      9
ENHANCED DATA SERVICES:(5)
 Nodes(7)..................    --      100     900   2,300  9,500  2,700  1,250
 Cities(8).................    --       37     336     600  2,200    700  2,500
 Switches..................    --        4      12      31     89     36    100
EMPLOYEES(5)...............     49      58     146     287    874    387  1,026

                                                                              PRO FORMA
                                                                             AS ADJUSTED
                                       DECEMBER 31,                MARCH 31, MARCH 31,(9)
                         ----------------------------------------- --------- ------------
                          1992    1993    1994     1995     1996     1997        1997
                         ------- ------- ------- -------- -------- --------- ------------
BALANCE SHEET DATA:
 Cash and cash
  equivalents(10)....... $ 1,775 $27,954 $10,208 $ 50,997 $189,546 $435,839   $ 498,625
 Working capital(11)....   8,999  25,712   9,588   70,353  206,029  448,890     455,983
 Total assets...........  36,174  61,219  74,086  216,018  512,940  787,388   1,028,475
 Long-term obligations
  and redeemable
  preferred stock
  (including current
  maturities)...........  11,742  11,614  16,527  165,545  358,508  656,730     885,995
 Total stockholders'
  equity................  21,257  45,987  52,033   40,254  114,230   83,866      57,812

--------
 1. The pro forma operating information gives effect to the EMI, UTT and NetSolve acquisitions, which occurred effective June 30, 1996, December 1, 1996 and December 1, 1996, respectively, as if they occurred on January 1, 1996. The pro forma operating information also gives effect to the DIGEX Acquisition and the March 1997 sale of $300 million of preferred stock.
 2. The pro forma operating information gives effect to the DIGEX Acquisition as if it occurred on January 1, 1997. The pro forma operating information also gives effect to the March 1997 sale of $300 million of preferred stock.
 3. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest and preferred stock dividends and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, preferred stock dividends, plus a portion of rent expense under operating leases deemed by the Company to represent an interest factor plus dividends on the Series B Preferred Stock. For the years ended December 31, 1992, 1993, 1994, 1995, and 1996 and the quarters ended March 31, 1996 and 1997 the Company's earnings were insufficient to cover combined fixed charges and preferred stock dividends by $622, $2,288, $3,324, $19,931, $59,978, $9,289 and $31,557, respectively. For the year ended December 31, 1996 and the quarter ended March 31, 1997, the Company's pro forma earnings, after giving effect to the acquisitions described in Notes 1 and 2, above and the Offering were insufficient by $167,531 and $59,215, respectively to cover pro forma combined fixed charges and preferred stock dividends. For the year ended December 31, 1996 and the quarter ended March 31, 1997 the Company's pro forma earnings, after giving effect to the acquisitions and the sale of preferred stock described in Notes 1 and 2 above, the Offering and the Concurrent Offering, were insufficient by $179,606 and $62,234 to cover pro forma combined fixed charges and preferred stock dividends.
 4. EBITDA consists of earnings before interest, income taxes, depreciation and amortization. In addition, 1995 EBITDA excludes an extraordinary charge of $1,592 related to the early extinguishment of debt. EBITDA is provided in the Summary of Financial and Other Operating Data since it is a measure commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. It is presented to enhance the reader's understanding of the Company's operating results and is not intended to present cash flow for the periods presented. See the Consolidated Statements of Cash Flows included in the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.
 5. Amounts as reflected in the table are based upon information contained in the Company's operating records.
 6. Beginning in January 1997, the Company changed its definition of "Buildings connected" to include buildings connected to the Company's network via leased facilities controlled by the Company in addition to those connected to the Company's network via facilities constructed by the Company. The Company believes the new definition is consistent with industry practice.
 7. Amount represents an individual point of origin and termination of data served by the Company's enhanced network. In the opinion of management of the Company, all node numbers are appropriate.
 8. Represents the number of discrete postal cities to which enhanced data services are provided by the Company.
 9. Gives effect to the DIGEX Acquisition and the Offering. See "Capitalization" for additional information on the Concurrent Offering.
10. Cash and cash equivalents excludes investments of $20,954, $26,675, and $27,102 for the years ended December 31, 1995 and 1996 and the quarters ended March 31, 1996 and 1997, respectively, restricted under the terms of various notes and other agreements.
11. Working capital includes the restricted investments referred to in Note 10, above.

  The Company's unaudited revenues, EBITDA, and net loss attributable to common stock holders for the three months ended June 30, 1997 were approximately $50.1 million, $(14.1) million and $(39.5) million, respectively, as compared to $16.9 million, $(2.7) million and $(12.2) million, respectively, for the three months ended June 30, 1996.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with the audited Consolidated Financial Statements and the Notes thereto incorporated herein by reference.

OVERVIEW

  Since its inception in 1987, the Company has experienced substantial growth. Building from its original base in Florida, Intermedia now provides integrated telecommunications services to customers that have a presence in the eastern half of the United States. The Company currently has nine digital, fiber optic networks in service and one under development. In addition, the Company's frame relay network serves customers in approximately 2,500 cities and provides end-to-end connectivity throughout the United States and many international markets. As its networks and service offerings have expanded, the Company has experienced significant year to year growth in revenues and customers.

  Intermedia competes with the ILECs and IXCs in its service territory and offers a full range of voice and data telecommunications services. Intermedia's customers include a broad range of business and government end users and IXCs. The Company delivers local network services, including local exchange service, primarily over digital fiber optic telecommunications networks that it either owns or leases. In some circumstances, leasing facilities enables the Company to more rapidly initiate service to customers, reduces the risk of network construction or acquisition and potentially improves cash flow due to the reduction or deferment of capital expenditures. The Company also offers enhanced data services to its customers on an extensive intercity network that connects its customers, either through its own network or through other carriers, to locations throughout the country and internationally. This intercity network combined with the Company's local/long distance voice switches allows the Company to provide interexchange long distance service domestically and internationally.

  At its inception, Intermedia provided special access and private line services to IXCs. In 1988, Intermedia was the first telecommunications service provider in Florida to begin providing special access and private line services to business customers. In 1991, Intermedia began offering integration services in response to customers' needs and in 1992, Intermedia introduced its first enhanced data services to provide flexible capacity and highly reliable end-to-end data service for its business and government customers. The Company began offering interexchange long distance service in December 1994, Internet services in 1995 and local exchange services in 1996. The pace with which the Company has introduced new service offerings has enabled it to achieve substantial growth, improve its mix of customers and diversify its sources of revenue. The Company believes that business and government customers will continue to account for a substantial share of its revenues over the next several years, because of Intermedia's ability to offer such customers integrated, cost-effective telecommunications solutions. The Company believes that during the first few years of local exchange competition, the IXCs may enter the market by becoming resellers of the Company's local services. If the IXCs pursue a reseller strategy, the amount of revenue the Company realizes from carriers may increase during this period.

  From 1992 through 1995, the Company had achieved positive EBITDA and increased its revenue base substantially. However, as a result of significant investments in resources necessary to launch local exchange services and expand enhanced data services, EBITDA decreased as a percentage of revenue and the Company's EBITDA was negative for 1996 and the first quarter of 1997. This was due to the significant up front expenses related to the development of its networks and leased facilities, the revenue from which is expected to be realized in later periods. The development of the Company's business and the installation and expansion of its networks have resulted in substantial capital expenditures and net losses during this period of its operations. Procurement of rights-of-way, administration and maintenance of facilities, depreciation of network capital expenditures and sales, general and administrative costs will continue to represent a large portion of the Company's expenses during its rapid expansion. In addition, the Company is experiencing rapid growth in marketing and selling expenses consistent with the addition of new customers and an increased level of selling and marketing activity. All of the marketing and selling expenses associated with the acquisition of new customers are expensed as they are incurred even though these customers are expected to generate recurring revenue for the Company for several years. The continued expansion of the Company's networks in anticipation of new customers and the marketing of services to new and existing customers is therefore adversely impacting EBITDA of the Company in the near term. The Company anticipates, but there can be no assurance, that as its customer base grows, incremental revenues will be greater than incremental operating expenses.

RECENT ACQUISITIONS

  The Company believes that expanding its strong leadership position in enhanced data services is fundamental to its success in capturing business telecommunications market share. In pursuit of this strategy, on July 11, 1997, the Company consummated the final step in its acquisition of 100% of the outstanding equity of DIGEX for a cash purchase price of approximately $155 million ($13 a share). DIGEX, headquartered in suburban Washington, D.C., is a national ISP, which provides a comprehensive range of "industrial" strength Internet solutions, including Internet connectivity, Web site management and private network solutions, primarily to business and government customers. For the quarter ended March 31, 1997, DIGEX's revenues were approximately $8.7 million and the combined pro forma revenues of DIGEX and the Company were approximately $52.7 million for such quarter. DIGEX presently serves approximately 2,000 customers in 50 metropolitan areas. DIGEX has approximately 450 employees of which approximately one third are in sales and marketing. The Company believes that the DIGEX Acquisition will enhance its strategic position and provide cost savings opportunities. The strategic benefits include: (i) expansion of the Company's service portfolio to include nationwide business Internet connectivity, Web site management and private network solutions; (ii) expansion of the Company's customer base with the addition of approximately 2,000 new business and government customers; and
(iii) cross marketing of the expanded service portfolio to the combined customer base. Cost savings opportunities include: (i) elimination of redundant facilities on over 75% of DIGEX's network routes, which routes it has in common with the Company; (ii) reduction of local access costs by utilizing Intermedia's local networks and interconnection agreements; and
(iii) elimination of duplicative administrative costs. See "Risk Factors-- Class Action by DIGEX Stockholders."

  On June 24, 1997, the Company purchased from Telco five long distance voice switches and ancillary network equipment located in Atlanta, Chicago, Dallas, Los Angeles and New York. Three of these switches will be upgraded to local/long distance voice switches, consistent with the Company's planned deployment of fifteen local/long distance voice switches by the end of 1997. As part of the Telco Acquisition, the Company also acquired certain network transport services for a three year period. The aggregate purchase price of the Telco Acquisition was approximately $38 million which was substantially included in the Company's planned capital expenditures for 1997. The Company believes that the Telco Acquisition will allow the Company to more rapidly deploy local/long distance voice switches in these markets and to do so at a lower overall cost. In addition, the transport services acquired as part of the Telco Acquisition will permit the Company to accelerate its deployment of ATM in its intercity and intracity networks. Implementation of ATM will facilitate additional enhanced data and voice services and network efficiencies.

PLAN OF OPERATION

  During the remainder of 1997 and beyond, the Company believes that its growth will be balanced among its local exchange, long distance and enhanced data services. In addition to anticipated internal growth, the DIGEX Acquisition will substantially increase the Company's enhanced data services offerings, particularly its Internet and Intranet offerings. Based on the Company's analysis of FCC data and its knowledge of the industry, the Company estimates that the market for local exchange, long distance and data services was approximately $25 billion in 1996 in the Company's service territory. As a result of the Company's planned expansion in 1997, the Company expects to be positioned to provide these services in markets with a total opportunity of approximately $34 billion by the end of 1997, exclusive of the opportunities provided by the DIGEX Acquisition.

  In order to develop its businesses more rapidly and efficiently utilize its capital resources, Intermedia plans to use the existing fiber optic infrastructure of other providers in addition to using its existing networks. While the Company will use significant amounts of capital to deploy enhanced data and voice switches on a demand driven basis in selected markets, Intermedia believes that its substantial existing network capacity should enable it to add new customers and provide additional services that will result in increased revenues with lower incremental costs and, correspondingly, over time improve its EBITDA. For example, selling additional services, such as local exchange services, to existing or new customers allows the Company to utilize unused portions of the capacity inherent in its existing fiber optic networks. This operating leverage increases the utilization of the network with limited additional capital expenditures. The Company's strategy to offer a full complement of telecommunications services is designed to enable the Company to take advantage of the operating leverage of its networks.

REVENUE AND CUSTOMER BASE ANALYSIS

  Since the Company's founding in 1987, Intermedia has continually introduced new services. Due to these efforts, Intermedia's customer and revenue base has expanded substantially in recent years. The Company believes that the continued aggressive expansion of its enhanced data and interexchange voice services and the continued deployment of local exchange services will accelerate the diversification of the Company's customer and revenue base. The Company believes the expansion of the Company's customer base and the diversification of its revenue sources have (i) lowered the Company's reliance on any one customer, (ii) increased the total addressable market for the Company's services and (iii) reduced the Company's percentage of revenue associated with services to IXCs. The table set forth below provides an analysis of the Company's customer and revenue base.

                      REVENUE AND CUSTOMER BASE ANALYSIS

                                                         PRO FORMA(1)                 PRO FORMA(1)
                                                          YEAR ENDED  QUARTER ENDED   QUARTER ENDED
                             YEAR ENDED DECEMBER 31,     DECEMBER 31,   MARCH 31,       MARCH 31,
                            ---------------------------  ------------ --------------  -------------
                              1994     1995      1996        1996      1996    1997       1997
                            --------  -------  --------  ------------ ------  ------  -------------
 Customer revenue:
 Non-IXCs................         77%      90%       90%        91%       90%     92%        92%
 IXCs....................         23       10        10          9        10       8          8
                            --------  -------  --------     ------    ------  ------     ------
 Total...................        100%     100%      100%       100%      100%    100%       100%
                            ========  =======  ========     ======    ======  ======     ======
 Number of customers
  served (at end of
  period)(2).............      8,148    9,530    14,133     15,638    10,782  15,921     17,876
 Revenue sources:
   Local network
    services.............         57%      28%       13%         8%       24%     12%        10%
   Enhanced data
    services.............         16       18        31         31        26      26         38
   Interexchange
    services.............          9       49        51         58        39      58         48
   Integration services..         18        5         5          3        11       4          4
                            --------  -------  --------     ------    ------  ------     ------
                                 100%     100%      100%       100%      100%    100%       100%
                            ========  =======  ========     ======    ======  ======     ======

--------
(1) Gives effect to the acquisitions of EMI, UTT, NetSolve and DIGEX as if they had occurred at the beginning of the period presented.
(2) Excludes long distance customers for whom billings were less than $5.00.

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, certain information derived from the Consolidated Statements of Operations of the Company and the Unaudited Pro Forma Condensed Consolidated Financial Statements expressed in percentages of revenue:

                                                        PRO FORMA(1)   QUARTER       PRO FORMA(1)
                                                         YEAR ENDED     ENDED          QUARTER
                          YEAR ENDED DECEMBER 31,       DECEMBER 31,  MARCH 31,         ENDED
                          ---------------------------   ------------ -------------    MARCH 31,
                           1994      1995      1996         1996     1996    1997        1997
                          -------   -------   -------   ------------ -----   -----   ------------
Revenue.................    100.0%    100.0%    100.0%     100.0%     100%    100%       100%
Facilities
 administration and
 maintenance and line
 cost...................     37.8      59.5      78.4       76.4      68.6    84.0       83.9
Selling, general and ad-
 ministrative...........     44.9      38.8      35.4       35.5      43.8    44.4       51.3
Depreciation and amorti-
 zation.................     36.0      26.4      19.2       28.2      24.3    18.9       29.1
                          -------   -------   -------      -----     -----   -----      -----
Operating loss..........    (18.7)    (24.7)    (33.0)     (40.1)    (36.7)  (47.3)     (64.3)
Interest expense........     (8.5)    (35.6)    (34.1)     (21.9)    (39.9)  (25.3)     (21.7)
Interest and other in-
 come...................      5.7      10.5      11.8        1.2      10.7    10.2        4.2
Income tax benefit......      --        0.2       --         --        --      --         --
                          -------   -------   -------      -----     -----   -----      -----
Loss before extraordi-
 nary item..............    (21.5)    (49.6)    (55.3)     (60.8)    (65.9)  (62.4)     (81.8)
Extraordinary loss on
 early extinguishment of
 debt...................      --       (4.1)      --         --        --      --         --
                          -------   -------   -------      -----     -----   -----      -----
Net loss................    (21.5)%   (53.7)%   (55.3)%    (60.8)%   (65.9)% (62.4)%    (81.8)%
                          =======   =======   =======      =====     =====   =====      =====

--------
(1) Gives effect to the acquisitions EMI, UTT, NetSolve and DIGEX as if they had occurred at the beginning of the period presented.

QUARTER ENDED MARCH 31, 1997 VS. QUARTER ENDED MARCH 31, 1996

  The Company's revenue increased from $13.5 million for the first quarter of 1996 to $43.9 million for the same period of 1997. Revenues for each of the product lines were as follows:

                                                            QUARTER
                                                             ENDED
                                                           MARCH 31,
                                                          -----------
                                                          1996  1997  INCREASE
                                                          ----- ----- --------
   Local network services................................ $ 3.2 $ 5.2  $ 2.0
   Enhanced data services................................   3.6  11.3    7.7
   Interexchange services................................   5.3  25.5   20.2
   Integration services..................................   1.4   1.9    0.5
                                                          ----- -----  -----
                                                          $13.5 $43.9  $30.4
                                                          ===== =====  =====

  The increase in revenue was derived principally from growth in the Company's local network services, enhanced data services and interexchange services. The inclusion of EMI contributed $13.9 million to the growth. The Company acquired the telecommunications division of EMI in June 1996. The Company's annualized monthly recurring revenue increased to $14.3 million at March 31, 1997 from $3.9 million at March 31, 1996, an increase of 267%. Monthly recurring revenue represents the monthly service charges billable to telecommunications service customers as of the last day of the period indicated and excludes nonrecurring revenues for certain one-time charges, such as installation fees or equipment sales. The increase in the level of enhanced data services was evidenced by the increase in nodes which grew approximately 360% from approximately 2,700 at March 31, 1996 to approximately 12,500 at March 31, 1997. Monthly recurring revenue in the backlog (booked sales that have yet to be installed) at March 31, 1997 was approximately $6.5 million annualized, a 4.5% increase from the prior year. From March 31, 1996 to March 31, 1997, the number of fiber miles in the Company's networks increased from 20,541 to 29,841; route miles increased from 561 to 679; and the number of customers served by Intermedia increased from 10,782 to 15,921.

  Total operating expenses increased 251% to $64.7 million for the first quarter of 1997 compared to $18.5 million for the same period in 1996. The increase was principally from the costs associated with the significant expansion of the Company's owned and leased networks and the continued expansion in personnel to sustain and support the Company's growth. Of the increase, approximately $11.9 million was attributable to the inclusion of EMI's operating results for the first quarter of 1997.

  Network operations, facilities administration and maintenance and cost of goods sold increased 297% to $36.9 for the first quarter of 1997, from $9.3 million for the same period in 1996. Of the increase, approximately $8.4 million was attributable to the inclusion of EMI's operating results in the quarter ended March 31, 1997. In addition, increases in leased network capacity associated with the growth in revenues, increases in maintenance expense due to the network expansion, and increases in payroll expense resulting from the hiring of additional engineering and operations staff contributed to the change.

  Selling, general and administrative expenses increased 230% to $19.5 million for the first quarter of 1997 compared to $5.9 million for the same period in 1996. This increase was principally from the Company's continued growth and a major increase in the sales, marketing, management information services and customer service personnel, one time expenditures for employee recruitment, relocation, training and increased commissions relating to the rise in revenues for these periods. Of the increase, approximately $2.4 million was attributable to the inclusion of EMI's operating results for the first quarter of 1997.

  Depreciation and amortization expenses increased 153% to $8.3 million for the first quarter of 1997 compared to $3.3 million for the same period in 1996. This increase was principally from additions to telecommunications equipment placed in service during 1996 and the first quarter of 1997, relating to ongoing network expansion.

  Interest expense increased 106% to $11.1 million for the first quarter of 1997 compared to $5.4 million for the same period in 1996. This increase resulted from interest expense related to $330 million principal amount of 12.5% Notes issued in May 1996.

  Interest and other income increased 210% to $4.5 million for the first quarter of 1997 compared to $1.4 million for the same period in 1996. This increase was the result of interest earned on the cash available from the excess proceeds from May 1996 issuance of $330 million principal amount of 12.5% Notes, the May 1996 issuance of 4,674,503 shares of Common Stock at $26.00 per share and the March 1997 issuance of 30,000 shares (aggregate liquidation preference $300 million) of the Company's 13 1/2% Series A Redeemable Exchangeable Preferred Stock due 2009 (the "Series A Preferred Stock").

  Net loss, before consideration of dividends payable with respect to the Series A Preferred Stock, increased 208% to $27.4 million for the first quarter of 1997 compared to $8.9 million for the same period in 1996. This increase was due primarily to the increased operating expenses resulting from the expansion of the network and increased interest costs.

  Preferred stock dividends and accretions resulted from the March 1997 issuance of 30,000 shares of Series A Preferred Stock. The accretion for the 21 day period for which the Series A Preferred Stock was outstanding during the first quarter of 1997 was immaterial for recognition.

  EBITDA decreased 635% to $(12.5) million for the first quarter of 1997 compared to $(1.7) million for the same period in 1996. This decline was the result of the acceleration in the deployment of Intermedia's capital expansion plan which significantly increased growth oriented expenses, such as increases in sales, customer service and market development costs, prior to realizing revenues associated with these expenditures.

YEAR ENDED 1996 VS. YEAR ENDED 1995

  The Company's revenue grew from $38.6 million to $103.4 million or 168% from 1995 to 1996. Revenues in 1995 and 1996 for each of the product lines were as follows:

                                                         1995   1996  INCREASE
                                                         ----- ------ --------
   Local network services............................... $10.8 $ 13.5   $2.7
   Enhanced data services...............................   6.9   31.7   24.8
   Interexchange services...............................  18.9   53.1   34.2
   Integration services.................................   2.0    5.1    3.1
                                                         ----- ------  -----
                                                         $38.6 $103.4  $64.8
                                                         ===== ======  =====

  The increase in revenue was derived principally from growth in the Company's local network services, enhanced data services and interexchange services. EMI contributed $27.8 million to the growth during the last six months of 1996, of which $20.5 million related to interexchange services and $7.3 million related to enhanced data services. The Company acquired the telecommunications division of EMI in June 1996. The Company's annualized monthly recurring revenue increased to $12.3 million at December 31, 1996 from $3.3 million at December 31, 1995, an increase of 273%. Monthly recurring revenue represents the monthly service charges billable to telecommunications service customers as of the last day of the period indicated and excludes nonrecurring revenues for certain one-time charges, such as installation fees or equipment sales. The increase in the level of enhanced data services was evidenced by the increase in nodes which grew approximately 313% from approximately 2,300 at December 31, 1995 to approximately 9,500 at December 31, 1996. The geographic coverage of the Company's networks also grew in 1996 primarily through the acquisitions of EMI, UTT and NetSolve and the expansion of the Company's intercity network. Monthly recurring revenue in the backlog (booked sales that have yet to be installed) at December 31, 1996 was approximately $4.8 million annualized, a 14.3% increase from the prior year. From December 31, 1995 to December 31, 1996, the number of fiber miles in the Company's networks increased from 17,128 to 24,122; route miles increased from 504 to 655; and the number of customers served by Intermedia increased from 9,530 to 14,133.

  Operating expenses in total increased by 186% from $48.2 million for 1995 to $137.6 million in 1996, a $89.4 million increase. Of the increase, approximately $25.9 million, $1.9 million and $.5 million were attributable to the inclusion of EMI, NetSolve and UTT operating expenses, respectively. The operating results of EMI have been included in the consolidated results since July 1, 1996. NetSolve and UTT operating results have been included in the consolidated results since December 1, 1996. The balance of the increase was consistent with the significant expansion of the Company's owned and leased networks and equipment sales to customers.

  Facilities administration and maintenance and line costs increased $58.1 million or 253% to $81.1 million in 1996 from $23.0 million in 1995. Of the increase, approximately $20.9 million, $.9 million and $.4 million were attributable to the inclusion of EMI, NetSolve and UTT operating results, respectively. In addition, increases in leased network capacity associated with the growth of local network service, enhanced data service and interexchange service revenues, increases in maintenance expense due to network expansion, payroll expense increases due to hiring additional engineering and operations staff along with increased cost of goods sold related to equipment sold to customers contributed to the change.

  Selling, general and administrative expenses increased to $36.6 million in 1996 from $15.0 million in 1995, an increase of $21.6 million or 144%. The increase in expense is primarily related to increased sales commissions as a result of increases in sales bookings, in addition to increased sales, customer service, marketing and management information systems and payroll expense along with related costs, including one-time recruitment, relocation and training expenses. Of the increase, approximately $2.7 million was attributable to the inclusion of EMI operating results. Selling, general and administrative expenses in 1996 include $.9 million of amortization of deferred compensation expense related to the Company's 1996 Long-Term Incentive Plan. Unamortized deferred compensation to be amortized into expense over approximately the next 5 years amounts to $7.6 million.

  Depreciation and amortization expense increased to $19.8 million in 1996 from $10.2 million in 1995, an increase of $9.6 million or 95%. These increases are directly related to the $149.6 million and $34.9 million of telecommunications equipment additions (including capital leases and business acquisitions) in 1996 and 1995, respectively, relating to ongoing network expansion.

  Interest expense increased to $35.2 million in 1996 from $13.8 million in 1995, an increase of $21.4 million or 156%. This increase is the result of interest expense on the May 1996 issuance of $330 million principal amount of the 12.5% Notes and the effect of a full year of interest expense on the June 1995 issuance of $160 million principal amount of the 13.5% Notes. Included in the $35.2 million of interest expense for 1996 was $14.3 million of interest on the 12 1/2% Notes which was accreted into principal without a cash outlay.

  Interest and other income increased to $12.2 million in 1996 from $4.1 million in 1995, an increase of $8.1 million or 200%, resulting from interest income earned on the excess proceeds of the May 1996 issuance of $330 million principal amount of 12.5% Notes and the issuance of 4,674,503 common shares, par value $.01 per share, at $26.00 per share, combined with a full year of interest income earned on the excess proceeds of the June 1995 issuance of $160 million principal amount of 13.5% Notes.

  Extraordinary loss of $1.6 million in 1995 reflects $1.2 million in prepayment penalties related to certain indebtedness which was repaid from the proceeds of the June 1995 issuance of $160 million principal amount of 13.5% Notes and the write-off of the unamortized deferred financing costs associated with the indebtedness repaid.

  EBITDA for 1996 decreased $15.0 million in 1996 from $.6 million in 1995 to $(14.3) million in 1996. As a percentage of revenue, 1996 and 1995 EBITDA were approximately (13.8%) and 2.0%, respectively. This decline was the result of the acceleration in the deployment of Intermedia's capital expansion plan which significantly increased growth oriented expenses (such as increases in sales, customer service and market development costs) prior to realizing revenues associated with these expenditures.

YEAR ENDED 1995 VS. YEAR ENDED 1994

  The Company's revenue grew from $14.3 million to $38.6 million or 171% from 1994 to 1995. Revenues in 1995 and 1994 for each of the product lines were as follows:

                                                           1994  1995  INCREASE
                                                           ----- ----- --------
    Local network services................................ $ 8.2 $10.8  $ 2.6
    Enhanced data services................................   2.3   6.9    4.6
    Interexchange services................................   1.3  18.9   17.6
    Integration services..................................   2.5   2.0   (0.5)
                                                           ----- -----  -----
                                                           $14.3 $38.6  $24.3
                                                           ===== =====  =====

  A substantial portion of the increase in revenue was derived from growth in the Company's enhanced data services and the revenues of Phone One, Inc. ("Phone One") (interexchange services) for the full year in 1995. The Company acquired all of the outstanding common stock of Phone One on December 2, 1994. Monthly recurring revenue increased to $2.9 million at December 31, 1995 from $2 million at December 31, 1994, an increase of 45%. Monthly recurring revenue represents the monthly service charges billable to telecommunications service customers as of the last day of the period indicated and excludes nonrecurring revenues for certain one-time charges, such as installation fees or equipment charges. The increase in the level of enhanced data services was evidenced by the increase in nodes which grew approximately 156% from approximately 900 at December 31, 1994 to approximately 2,300 at December 31, 1995. The geographic coverage of the Company's networks also grew in 1995 primarily through the acquisition of FiberNet USA, Inc. and FiberNet Telecommunications of Cincinnati, Inc. (collectively, "FiberNet") and the expansion of the

Company's intercity network. Monthly recurring revenue in the backlog at December 31, 1995 was approximately $4.2 million annualized, an approximately 45% increase from the prior year. From December 31, 1994 to December 31, 1995, the number of fiber miles in the Company's networks increased from 11,227 to 17,128; route miles increased from 378 to 504; and the number of customers serviced by Intermedia (including interexchange customers) increased from 8,148 to 9,530.

  Operating expense in total increased by 184% from $16.9 million for 1994 to $48.2 million in 1995, a $31.3 million increase. Approximately $20.5 million of the increase was attributable to the inclusion of operating expenses relating to the Company's interexchange long distance services. Approximately $2.1 million of the increase was attributable to the inclusion of FiberNet's operating expenses. The operating results of FiberNet have been included in the consolidated results since March 1, 1995. The balance of the increase was consistent with the significant expansion of the Company's owned and leased networks and equipment sales to customers. As a result, the Company incurred a net loss of $20.7 million for 1995, as compared to a net loss of $3.1 million in 1994.

  Facilities administration and maintenance and line costs increased by 326% from $5.4 million in 1994 to $23.0 million in 1995, a $17.6 million increase. Approximately $13.3 million of the increase is due to inclusion of the operating results of the Company's interexchange long distance services. In addition, increases in maintenance expense due to network expansion, payroll expense due to hiring additional engineering staff and cost of goods sold related to equipment sold to customers contributed to the change.

  Selling, general, and administrative expense increased by 134% from $6.4 million in 1994 to $15.0 million in 1995, an $8.6 million increase. Approximately $5.2 million of the increase is due to the inclusion of the operating results of the Company's interexchange long distance services and $.3 million is due to the inclusion of FiberNet's operating results. The remaining change was primarily due to increases in sales commissions as a result of increases in sales bookings, accounting, marketing and management information systems staff, and increased property taxes relating to network expansion and enhancements. In addition, the Company expended additional resources by increasing the number and skill level of its sales and sales support staff. Recovery of these additional expenditures typically is recognized in future periods.

  Depreciation and amortization expense increased by 99% from $5.1 million in 1994 to $10.2 million in 1995, an increase of $5.1 million. These increases are directly related to the $34.9 million and $18.3 million of telecommunications equipment additions (including capital leases) in 1995 and 1994, respectively, relating to ongoing network expansion and increases in the amortization of intangibles associated with the acquisitions of Phone One and FiberNet.

  Interest and other income increased 396% from $0.8 million in 1994 to $4.1 million in 1995, a $3.3 million increase, as a result of interest earned on the cash available from the proceeds of the offering of the 13 1/2% Notes which were received in June 1995.

  Interest expense increased by 1029% from $1.2 million in 1994 to $13.8 million in 1995, an increase of $12.6 million. The increase is primarily due to the interest incurred on the 13 1/2% Notes.

  Extraordinary loss of $1.6 million was incurred which consisted of $1.2 million in prepayment penalties relating to certain indebtedness which was repaid from the proceeds of the offering of the 13 1/2% Notes and the write off of the unamortized deferred financing costs associated with the indebtedness repaid.

  EBITDA decreased by $1.8 million or 74% from $2.5 million in 1994 to $0.6 million in 1995. As a percent of revenue, 1995 and 1994 EBITDA were approximately 2% and 17%, respectively. This decline was the result of the inclusion of a full year of revenues and expenses relating to interexchange long distance services which have a lower operating margin than the Company's other services, the incurrence of additional growth oriented expenses (such as increases in sales and support staff and market development costs) prior to realizing revenues associated with these expenditures and the Company's introduction of switched access transport services to IXCs.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's operations have required substantial capital investment for the purchase of telecommunications equipment and the design, construction and development of the Company's networks. Capital expenditures for the Company were $13.7 million, $30.0 million, $131.2 million and $32.9 million in 1994, 1995, 1996 and the first quarter of 1997, respectively, excluding capital leases and telecommunications equipment acquired in connection with business acquisitions. The Company expects that it will continue to have substantial capital requirements in connection with the (i) expansion and improvement of the Company's existing networks, (ii) design, construction and development of new networks, (iii) connection of additional buildings and customers to the Company's networks, (iv) purchase of switches necessary for local exchange services and expansion of interexchange services and (v) development of the Company's enhanced data services. In addition, following the first quarter of 1997 the Company utilized approximately $155.0 million of its available capital to consummate the DIGEX Acquisition.

  The Company has funded a substantial portion of these expenditures through the public sale of debt and equity securities and, to a lesser extent, privately placed debt. From inception through December 31, 1996, the Company raised approximately $212.6 million from the sale of Common Stock, including Common Stock issued in connection with the acquisitions of FiberNet, Phone One, EMI and UTT, and $324.6 million from the sale of the Existing Senior Notes.

  In March 1997, the Company sold 30,000 shares of Series A Preferred Stock (aggregate liquidation preference $300.0 million) in a private placement transaction. Net proceeds to the Company amounted to approximately $288.9 million. On June 5, 1997, all of the outstanding shares of Series A Preferred Stock were exchanged for 300,000 shares of Series B Preferred Stock (aggregate liquidation preference $300.0 million) in a registered exchange offer.

  In July 1997, the Company sold the Old Notes in the Offering, generating net proceeds to the Company of approximately $375 million, and 6,900,000 Depositary Shares in the Concurrent Offering, generating net proceeds to the Company of approximately $167 million.

  The substantial capital investment required to build the Company's networks has resulted in negative cash flow from operations after consideration of investing activities over the last five year period. This negative cash flow after investing activities is a result of the requirement to build a substantial portion of the Company's network in anticipation of connecting revenue generating customers. The Company expects to continue to produce negative cash flow after investing activities for the next several years due to expansion activities associated with the development of the Company's networks. Until sufficient cash flow after investing activities is generated from operation, the Company will be required to utilize its current and future capital resources to meet its cash flow requirements, including the issuance of additional debt and/or equity securities.

   In response to the new pro-competitive telecommunications environment (See "Business--Government Regulation"), the Company has accelerated and expanded its capital deployment plan to allow for an increased level of demand-driven capital spending necessary to more rapidly exploit the market opportunity in the local exchange market. The Company expects to expend substantial amounts to upgrade its existing networks in order to switch traffic within the local service area in those states where it is currently permitted to provide such services. As of March 31, 1997, the Company was certified as a CLEC in 19 states and the District of Columbia, allowing the Company to provide local exchange services in those markets, and had CLEC certification applications pending in 20 states. In addition, the Company expects to expend capital toward the further development of the Company's enhanced data service and interchange service offerings. The Company currently estimates that it will require approximately $190 million to fund anticipated capital requirements during 1997 (of which $32.9 million had been utilized as of March 31, 1997), which it expects to fund from its existing operations and cash on hand (including the proceeds of the Offering and the Concurrent Offering). The Company does not believe that the DIGEX Acquisition will have a material impact on its capital expenditure requirements.

  The Company expects that its available cash, including proceeds from the Offering and the Concurrent Offering, will be sufficient to fund its accelerated and expanded capital deployment plan through 1999 and part of 2000. The Company expects to require additional financing to continue its capital deployment plan in the year 2000. Depending on market conditions, the Company may determine to raise additional capital before such time. The Company may obtain additional funding through the sale of public or private debt and/or equity securities or through securing a bank credit facility. There can be no assurance as to the availability or the terms upon which such financing might be available. Moreover, the Existing Senior Notes, the Old Notes and the Series B Preferred Stock impose, and the Senior Discount Notes will impose, certain restrictions upon the Company's ability to incur additional indebtedness or issue additional preferred stock.

  The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors (i.e., investors in the same or a related business) who have expressed an interest in making an investment in or acquiring the Company, (ii) potential joint venture partners looking toward formation of strategic alliances that would expand the reach of the Company's network or services without necessarily requiring an additional investment in the Company and (iii) companies that represent potential acquisition opportunities for the Company. There can be no assurance that any agreement with any potential strategic investor, joint venture partner or acquisition target will be reached nor does management believe that any thereof is necessary to successfully implement its strategic plans.

                                   BUSINESS

INDUSTRY HISTORY

  The present structure of the U. S. telecommunications market resulted largely from the divestiture of the "Bell System" in 1984 (the "Divestiture"). As part of the Divestiture, seven RBOCs were created to offer services in geographically defined areas called LATAs. The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of two distinct industries: local exchange and interexchange (commonly known as long distance). The Divestiture did not provide for competition in the local exchange market; however, it did provide for direct open competition in the long distance segment, as a consequence of which, new entrants, including MCI and Sprint, now have captured approximately 47% of the business long distance market. Nonetheless, several factors have served to promote competition in the local exchange market, including (i) the ILECs' monopoly position and regulated pricing structure, which provided little incentive for the ILECs to reduce prices, improve service or upgrade their networks, (ii) customers' desire for an alternative to the ILEC monopoly, which desire grew rapidly and was spurred in part by the development of competitive activities in the long distance market and increasing demand for high quality, reliable services,
(iii) the introduction of fiber optic and digital electronic technology (such as ATM and SONET), which combined the ability to transmit voice and data at high speeds with greatly increased capacity and reliability as compared to the ILECs' copper-based networks and (iv) the significant fees, called "access charges," IXCs were required to pay to the ILECs for access to the ILEC networks.

  Established in the mid-1980's, "competitive access providers" or "CAPs" were among the first competitors in the local exchange market. CAPs provided non-switched services (i.e., dedicated special access and private line) by installing fiber optic facilities connecting IXCs' POPs within a metropolitan area and, in some cases, connecting customers (primarily large businesses and government agencies) with IXCs. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer service that was generally less expensive and of a higher quality than the ILECs. In addition, CAPs offered shorter installation and repair intervals and improved service reliability in comparison to the ILECs.

  At the same time, large numbers of regional and/or national IXCs were formed to compete with AT&T in the interexchange market. These IXCs generally fell into two categories, facilities-based IXC's and non-facilities-based IXCs (i.e., switchless resellers).

  As CAPs proliferated during the latter part of the 1980's and early 1990's, regulators in some states and at the federal level issued rulings which favored competition and promoted the opening of markets to new entrants. These rulings allowed CAPs to offer a number of new services, including, in certain states, certain local network services.

  In the late 1980's and early 1990's, CAPs could compete effectively only for dedicated special access and private line services to customers in buildings physically connected to separate, privately owned CAP networks. In the early 1990's, federal regulations permitted CAPs to interconnect their networks with the ILEC networks at the ILEC central offices. CAPs then had the opportunity to increase significantly the number of customers and markets served without physically expanding their networks. By connecting to the ILEC central offices, CAPs were able to use the extensive ILEC networks to reach additional customers, thus conserving their own capital while significantly expanding their potential markets.

  By the summer of 1995, several states began opening their markets to local exchange competition, thus permitting CAPs to become CLECs. On February 8, 1996, the 1996 Act was signed into law. The 1996 Act provides a framework by which all states must allow competition for local exchange services. The Company believes that the 1996 Act will benefit the Company by, among other things, (i) increasing market access, (ii) requiring network interconnections,
(iii) establishing number portability and (iv) providing standards for reciprocal compensation, unbundling of network elements and resale of ILEC network services. The current federal law is intended to create incentives for ILECs to facilitate access to their networks by CLECs in order to develop "meaningful competition" in the local exchange market. Under the 1996 Act, the RBOCs will not be permitted to provide interLATA service until they have demonstrated compliance with the foregoing to the FCC. See "--Government Regulation." The estimated market for telecommunications services in the United States was approximately $165 billion in 1996.

  This opening of the long distance and local exchange markets has also coincided with a rapid expansion of Internet use. The Internet is a global collection of computer networks that enables businesses, government agencies, other institutional customers and individuals to communicate, access and share information and conduct business remotely. Use of the Internet has grown rapidly since the early 1990s, due in large part to increasing personal computer and modem penetration, the development of the World Wide Web, the introduction of easy-to-use navigational tools and utilities for the Web and the availability of informational, entertainment and commercial applications. Rapid technological advances relating to the Internet continue to occur, resulting in a more robust, lower-cost infrastructure, improved security and increased value-added services and content. IDC has estimated that the market for internet services will reach approximately $18.3 billion in 2000, from approximately $3.3 billion in 1996.

  While there has been significant media interest in the use of the Internet by consumers, business customers currently account for a more significant percentage of Internet use. According to IDC approximately 71%, or $2.4 billion, of the $3.3 billion in total Internet service revenue generated in 1996 were attributable to corporate access, value-added, and wholesale services. Internet capabilities, including corporate Internet sites, are becoming an increasingly important part of doing business. According to Netcraft, Ltd., the number of corporate Internet sites, defined as domain names ending in ".com," has increased from approximately 4,912 in August 1995 to approximately 650,000 in June 1997.

  Because Internet and corporate Intranet solutions are increasingly achieving "mission critical" status, business customers are demanding advanced, highly reliable solutions designed specifically for the needs of business. Furthermore, as the use of the Internet expands, business customers are requiring that providers offer a comprehensive range of services, including connectivity, Web server hosting and security and other network products. Finally, business customers often require knowledgeable and highly responsive sales and customer service representatives in order to determine their optimal Internet strategy quickly and to resolve any problems with their current solutions.

  The Company refers to itself as an ICP to distinguish itself from CLECs that do not offer a full range of integrated telecommunications service offerings, including long distance and enhanced data services.

THE COMPANY

  Intermedia is a rapidly growing integrated communications services provider, offering a full suite of local, long distance and enhanced data telecommunications services to business and government end user customers, long distance carriers, ISPs, resellers and wireless communications companies. Founded in 1987, the Company is currently the third largest (based on annualized telecommunications services revenues) among providers generally referred to as CLECs after MFS Communications Company, Inc. and Teleport Communications Group Inc. The Company has sales offices in 32 cities throughout the eastern half of the United States and offers a full product package of telecommunications services in 16 metropolitan statistical areas. In April 1996, Intermedia became one of the first ICPs in the United States to provide integrated switched local and long distance service and now has six local/long distance voice switches in service and six long distance voice switches in service, three of which the Company plans to upgrade to local/long distance voice switches by the end of 1997. The Company provides enhanced data services, including frame relay, ATM and Internet access services, primarily to business and government customers (including over 100 ISPs), in approximately 2,500 cities nationwide, utilizing 100 Company-owned data switches. Intermedia also serves as a facilities-based interexchange carrier to approximately 14,000 customers nationwide. Intermedia continues to increase its customer base and network density in the eastern half of the United States and is pursuing attractive opportunities to add additional services and expand into complementary geographic markets. The total United States annual market for the Company's local, long distance and enhanced data services is estimated to be approximately $165 billion, of which the Company estimates that approximately $34 billion will be addressable by the Company by the end of 1997.

  The Company's annualized revenue based on the first quarter of 1997 (before giving pro forma effect to the DIGEX Acquisition) was $175.8 million. See "Prospectus Summary--Recent Developments." The Company's revenues have grown from $14.3 million in 1994 to $103.4 million in 1996 and $43.9 million for the first quarter of 1997. During the period January 1, 1994 through March 31, 1997, the Company has increased its sales force from approximately 45 to approximately 200, increased the number of sales offices from four to 23 and grown its customer base from 8,148 to 15,921. The Company has achieved a significant milestone by introducing local exchange services in its product portfolio and has positioned itself as a provider of integrated telecommunications services to its customers by (i) obtaining CLEC certification in 19 states and the District of Columbia (with 20 applications pending), (ii) completing interconnection co-carrier agreements with six ILECs, (iii) deploying five local/long distance voice switches and (iv) deploying a total of 100 data switches, as of March 31, 1997.

  Management believes that a well trained team of direct sales and engineering support professionals, offering customers a full suite of telecommunications services, is critical to achieving its goal of capturing meaningful market share in the newly competitive local telecommunications market. By initiating local switched services in markets where its sales and engineering support team is already in place, Intermedia reached a significant milestone toward attaining this goal. Management believes that being one of the few ICPs offering integrated local, long distance and enhanced data services to its customers provides the Company with a competitive advantage in pursuing the estimated $99 billion national market for local exchange services. The Company's strategy is to systematically secure a growing portion of a customer's telecommunications business and through the provision of additional integrated services, increase the customer's reliance on, and sense of partnership with, the Company.

  The Company believes that a significant portion of business and government customers prefer a single source telecommunications provider that delivers a full range of efficient and cost effective solutions to their telecommunications needs. These customers require maximum reliability, high quality, broad geographic coverage, end-to-end service, solutions-oriented customer service and the timely introduction of new and innovative services. The Company is well positioned to satisfy such customer requirements due to
(i) its specialized sales and service approach employing engineering and sales professionals who design and implement cost-effective telecommunications solutions, (ii) the ongoing development and integration of new telecommunications services, (iii) its local/long distance voice switch and transmission network deployment program, (iv) the implementation of 100 enhanced data switches and nearly 300 NNIs for frame relay data transmission throughout the continental United States and (v) its interconnection co-carrier agreements with six ILECs.

  In addition to its CLEC certifications, as of March 31, 1997 Intermedia was certified as a long distance carrier in 45 states and the District of Columbia. The Company has nine digital, fiber optic networks in service and one under development. As of March 31, 1997, this infrastructure was comprised of 29,841 fiber miles and 679 route miles and was connected to 1,157 buildings. As of March 31, 1997, Intermedia had invested $274.4 million (or 68% of its total invested capital) in gross plant, property and equipment, principally telecommunications equipment. Intermedia expects to continue to grow its networks and has identified expansion opportunities in other selected markets. Management believes that this expansion will enable the Company to
(i) increase the size of its addressable market and reach a significant number of new potential customers, (ii) achieve economies of scale in network operations and sales and marketing and (iii) more effectively service customers that have a presence in multiple metropolitan areas. The Company has also undertaken a major expansion of its intercity network, principally to satisfy the growing demand for interexchange services, including enhanced data services such as frame relay networking and Internet services. As a result, frame relay nodes have grown from approximately 2,700 nodes, serving customer locations in 700 cities as of March 31, 1996, to approximately 12,500 nodes, serving customer locations in 2,500 cities as of March 31, 1997.

  Enhanced data services, such as those provided on the Company's frame relay/ATM network, are specialized connectivity, management and applications services designed for customers with data intensive telecommunication needs. According to industry sources, the frame relay services market is projected to grow from $753 million in 1995 to $2.7 billion in 1999; however, there can be no assurance that such market growth will be realized or that the assumptions underlying such projections are reliable. While the Company has concentrated its frame relay sales in the eastern half of the United States, Intermedia is currently the fifth largest national provider of frame relay networking services (based on number of nodes) after AT&T, MCI, Sprint and WorldCom. In order to satisfy its customers' desire for end-to-end frame relay services from a single provider, the Company has deployed its network and made arrangements with other frame relay service providers to offer national and international service.

  Intermedia founded the UniSPAN(C) consortium in 1994 with three other carriers to enable the Company to provide end-to-end frame relay services throughout the United States and Canada. Because of the high volume of telecommunications traffic between Intermedia's target markets and certain Latin American markets, the Company has entered into international frame relay operating agreements with ImpSat of Columbia S.A., TresCom International, Telecom Holdings Panama and Americatel Corporation for the provision of frame relay services to and from Columbia, Puerto Rico, Panama, Chile & Costa Rica. Intermedia plans to pursue similar arrangements to enter other Latin American markets. The Company has pioneered the interconnection of its frame relay network with those of the ILECs, allowing pervasive, cost-efficient termination for its customers. Nearly 300 such NNIs have been implemented with BellSouth, Sprint, GTE, NYNEX, Bell Atlantic and Southern New England Telecommunications Corp.

  The Company recently acquired 100% of the outstanding equity of DIGEX, a national ISP. As a result of the DIGEX Acquisition, the Company is one of fewer than approximately 15 national ISPs with full peering and extensive expertise in internet protocol ("IP") network development and operation. DIGEX currently provides (1) Internet connectivity and fault tolerant network to commercial customers in 50 metropolitan areas, (2) Web site management services to businesses whose Web sites perform mission critical functions and
(3) turnkey wholesale service offerings to other telecommunications providers to facilitate the extension of product lines. The Company operates a national Internet network comprised of bi-directional DS-3s and an OC-12 ring and the world's largest dedicated server Web site management facility.

  The Company believes that it can effectively utilize its competitive advantages as a provider of enhanced data services to communications intensive customers in order to acquire and retain these customers as local exchange and long distance customers throughout its markets. As Intermedia continues the deployment of local/long distance voice switches, it will make more efficient use of its intercity network. Combining long distance voice traffic between such switches with the intercity data traffic increases the overall amount of voice and data traffic that remains completely on the Company's network. The Company is developing additional applications and deploying technologies that will provide even greater efficiencies in the use of its intercity network.

  The Company has developed and intends to introduce a voice product over its enhanced data network which will provide a competitive service offering to customers seeking a lower cost alternative to voice services currently provided over traditional circuit switched telecommunications networks. The Company believes that packet switched data networks, such as the Company's frame relay network, will displace a significant portion of the estimated $130 billion telecommunications market which is currently provided over traditional circuit switched networks. The Company believes this proposed new service offering will accelerate its penetration of the traditional voice services market.

  The Company has developed operating strategies, important components of which are described below, to increase market share and operating margins.

CUSTOMER STRATEGY

  Provide Single-Source Telecommunications Services. The Company's service portfolio includes: local exchange, enhanced data (i.e., frame relay and ATM, Internet, Intranet and Web site management), interexchange long distance, integration and private line services. Management believes that its ability to deliver all of these services provides significant advantages for both the customer and for the Company. Not only does this capability address customers' complex requirements associated with integration of diverse networks and technologies at various locations, but it also reduces customers' administrative burdens associated with service charges, billing, network monitoring, implementation, coordination and maintenance. Intermedia also believes that by offering expanded, single-source services through existing networks and customer connections, it can leverage the significant capacity inherent in its digital networks.

  Focus on Business and Government Customers. The Company's portfolio of service offerings, customer service approach, highly reliable networks, broad geographic coverage and integration capabilities are well-suited to serve the demands of telecommunications-intensive business and government customers. The Company's existing business customer base represents a broad range of industries, including firms in the retail, financial services, Internet, healthcare, merchandising, manufacturing and other industry segments. Intermedia has a dedicated sales and engineering support group focused exclusively on providing service to government agencies. The Company has long-term contracts with the States of Florida and New York pursuant to which the Company provides various telecommunications services, including frame relay and other data services (as well as certain voice services under the New York contract). In addition, the Company was recently awarded a contract to provide Internet services to the State of New York.

  Develop Interexchange Carrier and Value-Added Reseller Relationships. As a result of recent changes in state and federal regulation which have provided ILECs with mandates that foster local exchange competition, Intermedia has accelerated its entry into the local exchange services market. As IXCs enter the local exchange business, the Company believes that they will seek to gain access to the local exchange services market by either developing local network capacity or by purchasing such capacity from alternative service providers. The Company believes that these developments are likely to make Intermedia a candidate for joint ventures and preferred vendor arrangements with IXCs, ILECs and other telecommunications related companies. Such arrangements would benefit the Company by enabling Intermedia to more rapidly recover its capital investment in switches and other network infrastructure by increasing the traffic through its networks. These IXC relationships typically began with the Company providing special access services on behalf of these IXCs and have recently evolved to include local access transport and local exchange services. These arrangements should enable Intermedia to achieve greater market share and reach new market segments more rapidly than it could otherwise. The Company has also begun soliciting these IXCs, out of region ILECs, cable companies and other value added resellers to resell the Company's local exchange and other services. Intermedia has recently established a preferred vendor relationship with Cable & Wireless, Inc., which includes the resale of Intermedia's local exchange service by Cable & Wireless, Inc.

  Maintain and Develop Long-Term Relationships. By providing customized telecommunications solutions to its customers, the Company develops a sense of partnership with its customers. This, together with the provision of an integrated package of services (local, long distance and enhanced data services), fosters the development of long-term customer relationships. As an example, the group of Intermedia's top 42 customers as of December 31, 1994 (representing approximately 68% of Intermedia's billings for the month of December 1994) had increased their aggregate billings in excess of 100% for the month of December 1996. At December 31, 1996, 37 of these 42 customers were still customers of Intermedia and, in the aggregate, represented approximately 17% of Intermedia's monthly billings for December 1996.

  Provide Cost-Effective Service Offerings. The Company believes that the introduction of its services at competitive market rates has stimulated demand from small to medium-sized customers, thereby broadening the market for Intermedia's services. Each of the Company's individually packaged services is competitively priced, and when integrated into a comprehensive telecommunications package, typically provides significant savings to such customers over a combination of ILEC and IXC service offerings.

  Expand Solutions-Oriented Sales Effort. The Company has rapidly expanded, and intends to continue to expand, its direct sales and support team consisting of engineering and sales professionals. The sales and support teams have complete product knowledge and technical, integration and program or project management skills. This team approach promotes a close working relationship between the Company and the customers' telecommunications, information services and user constituencies. The Company believes such relationships improve its ability to sell more of its services and maintain longer relationships with its customers. Since January 1, 1996, Intermedia has increased the number of its sales offices by 20 and substantially increased its engineering support personnel and sales representatives. The Company believes that the continued deployment of its skilled end user engineering support and sales team will allow Intermedia to establish service in new markets and maintain a competitive position in existing markets. By focusing first on establishing customer relationships in both new and existing markets, the Company believes it can efficiently deploy capital in response to actual customer demand.

NETWORK STRATEGY

  Control Franchise Points of the Networks. Connections to customers and building entries represent an important component of Intermedia's network strategy. These connections provide the Company with the platform to sell a variety of services to existing and additional potential customers within a building, analogous to those provided by traditional shared tenant services providers. Intermedia believes that the deployment of switching technology and advanced network electronics enables the Company to better configure its networks to provide cost-effective and customized solutions to its customers.

  Extend Coverage to Provide End-to-End Service. The Company believes that an important aspect of satisfying its customers is its ability to provide and support services from end to end. This requires network interconnection with other carriers and operational support systems and tools to "manage" the customer's total service. The Company has entered into interconnection co-carrier agreements with BellSouth, Sprint, GTE, NYNEX, SBC and Bell Atlantic. This will allow the Company to access a large number of business and government telephones in its service territory. The Company anticipates entering into similar arrangements with ILECs in other markets. The Company has also interconnected its frame relay network to various ILECs, thereby substantially expanding the reach of its networks. Intermedia now provides originating and terminating transport services in 45 states and maintains POPs for interexchange and enhanced data services in most major cities in the United States. As a result of the DIGEX Acquisition, the Company has peering relationships with other ISPs at six U.S. peering points. The Company has deployed, and continues to integrate, network monitoring and control tools to insure high levels of service quality and reliability.

  Utilize ILEC Resale and Unbundled Network Elements. Recent regulatory changes have enabled the Company to resell ILEC services and to utilize unbundled ILEC network elements at discounted rates. The Company intends to use resold services and unbundled network elements to provide rapid market entry and develop its customer base in advance of capital deployment. Once thresholds of customer density have been achieved, the Company intends to systematically replace these resold and unbundled elements with its own facilities, where economical.

  Deploy Capital Cost Effectively on a Demand Driven Basis. In addition to the use of ILEC resale and unbundling, the Company has the ability to lease network capacity from other carriers at competitive rates. This has led the Company to lease network capacity in various areas prior to, or as an economic alternative to, building additional capacity. As a result of its most favored nation pricing from ART in the Northeast, the Company from time to time leases 38 GHz wireless services as one such economic alternative. Utilizing leased facilities enables the Company to (i) meet customers' needs more rapidly, (ii) improve the utilization of Intermedia's existing networks, (iii) add revenue producing customers before building networks, thereby reducing the risks associated with speculative network construction and (iv) subsequently focus its capital expenditures in geographic areas where network construction or acquisition will provide a competitive advantage. The Company focuses its capital deployment on the segments of its networks that the Company believes will provide it with the highest revenue and cash flow potential and the greatest long-term competitive advantage. For the 12 months ended March 31, 1997, the Company recorded $.69 in revenue for each average dollar of plant, property and equipment invested.

GROWTH STRATEGY

  Accelerate Internal Growth. By focusing on business and government customers and maintaining high-quality and cost-effective services, the Company has generated a compound annual internal revenue growth rate of 63% for the two year period ended December 31, 1996. The Company's internal revenue growth rate for the quarter ended March 31, 1997 over the quarter ended March 31, 1996, was 81%. The Company believes that its customer and network strategies will continue to enable Intermedia to expand its services and markets, increase its revenue base and effectively compete in a dynamic marketplace. In order to achieve such growth, it is essential to continue to add to the Company's highly skilled, broadly deployed end user sales and engineering support team.

  Accelerate Provision of Local Exchange Services. The 1996 Act significantly improved the opportunity for competition in the local exchange market by mandating that ILECs enter into arrangements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes that implementation of such pro-competitive policies creates favorable opportunities to more aggressively pursue the provision of local exchange services. The Company has a total of six local/long distance voice switches in operation and is currently marketing, to existing and new customers, local dial tone, switched access termination and origination services, centrex and desktop products bundled with the Company's other service offerings. The Company expects to offer such integrated services in 23 metropolitan areas by the end of 1997.

  Selectively Acquire Existing Networks and Services. Over the past few years, a portion of the Company's growth has been accomplished through acquisitions and joint ventures or selling relationships. The Company continues to examine various acquisition and joint venture proposals to accelerate its rate of growth. In addition to the usual financial considerations, Intermedia assesses each opportunity to determine if either: (i) current network traffic into and out of the geographic areas served by the potential joint venture or acquisition candidate warrants developing a presence in those geographic areas or (ii) such candidate offers services consistent with the Company's strategy. While management does not believe that acquisitions are necessary to achieve the Company's strategic goals, strategic alliances with or acquisitions of appropriate companies may accelerate achievement of certain goals by creating operating synergies and providing for a more rapid expansion of the Company's networks and services. The Company is currently evaluating various acquisition opportunities. No assurance can be given that any potential acquisition will be consummated.

SERVICES PROVIDED AND MARKETS

  Local Exchange Services. Telephone services that connect a customer's telephone or PBX to the public network. These local services also provide the customer with access to long distance services, operator and directory assistance services, 911 service, and enhanced local features, which are described by example below.

 SERVICE OR FEATURE              DESCRIPTION                    TYPICAL APPLICATION
 ------------------              -----------                    -------------------
PBX Trunk             Connects a customer PBX to the     24 trunks for both incoming and
                      public network, shared by          outgoing calls -- allow a call to
                      multiple users connected to the    be directed to a specific user
                      PBX, for making or receiving       connected to the PBX (known as
                      local (and long distance) calls.   direct inward dial, or DID
                                                         service).
Business Access Line  Connects a business customer's     A small sales office utilizes 5
                      telephone to the public network,   business lines, each with a
                      for making and completing local    unique telephone number,
                      (and long distance) calls.         connected to five telephones in
                                                         the office.
ISDN                  A specialized digital switching    A small office utilizes a single
                      technology that allows voice and   ISDN line to simultaneously
                      data to share a digital channel.   transport data at 64 kbps and
                                                         talk to another location with a
                                                         similar service.
Voice Mail            A service offered by Intermedia's  A business customer uses
                      switch, providing full,            Intermedia's voicemail service to
                      personalized answering service     avoid the cost and upkeep on an
                      for a business customer.           answering machine in their
                                                         office.

  Enhanced Data Services. Switching and transport of digitized data (or voice) over a seamless network, designed to provide highly reliable, flexible service and support of many data transmission protocols. Intermedia's enhanced data services are provided over its network of frame relay and ATM data switches, located throughout its service territory. Examples of these services are listed below:

 SERVICE OR FEATURE              DESCRIPTION                    TYPICAL APPLICATION
 ------------------              -----------                    -------------------
 Frame Relay Network  Connection of data communications  A firm has several data networks
                      devices at numerous locations      (one for point of sale, one for
                      over Intermedia's enhanced data    finance and accounting, one for
                      network.                           LAN to LAN connection) that all
                                                         consist of a large "host" site
                                                         and numerous remote sites,
                                                         currently connected by a large
                                                         number of dedicated private
                                                         lines. It is converted to
                                                         Intermedia's frame relay network,
                                                         with a single connection to each
                                                         location, and the multiple
                                                         networks operating over this
                                                         single connection.
                                                         A small, multi-location firm has
                                                         LANs at each location, but has
                                                         not been able to provide company-
                                                         wide email and file access,
                                                         without using dial up
                                                         connections. The establishment of
                                                         a frame relay network allows an
                                                         affordable means to interconnect
                                                         all offices, for full time access
                                                         to company-wide email and shared
                                                         files.

SERVICE OR FEATURE            DESCRIPTION                  TYPICAL APPLICATION
------------------            -----------                  -------------------
ViewSPAN            Allows customers to monitor     Customer monitors end to end
                    data traffic across             frame relay service data
                    Intermedia's network and        throughput for traffic that flows
                    certain data networks of other  through Intermedia's frame relay
                    carriers.                       network and those of a ILEC and
                                                    IXC.

  Internet and Intranet Services. Intermedia offers access to the Internet and provides additional services that utilize the Internet via its frame relay network. Examples of these services (whose scope and features will be significantly enhanced as a result of the recent DIGEX Acquisition) are listed below:

 SERVICE OR FEATURE             DESCRIPTION                  TYPICAL APPLICATION
 ------------------             -----------                  -------------------
 Business Internet    Full time connection of a       A business provides Internet
  Connectivity        business LAN to the Company's   connectivity to its employees for
                      network.                        e-mail and Web access.
 Web Site Management  Deploy, manage, and provide     A business wishes to outsource
                      high-speed connectivity to      the connectivity and site
                      customer-dedicated Internet     management requirements
                      servers containing mission-     associated with a complex Web
                      critical Web presences.         presence used to enhance and
                                                      streamline communications and
                                                      transactions with customers and
                                                      suppliers.
 Intranet Service     Private equivalent of the       Intermedia provides a large
                      Internet.                       corporation with "private"
                                                      equivalents of the Internet,
                                                      allowing secure, closed user
                                                      access to the company's private
                                                      web sites, file transfer
                                                      capabilities, etc.

  Long Distance Services. The origination and termination of telephone calls between users in different cities or exchanges. The Company provides these services on a usage basis, utilizing its local/long distance switches, its intercity network and services provided by other carriers. Examples are listed below:

  SERVICE OR FEATURE              DESCRIPTION                  TYPICAL APPLICATION
  ------------------              -----------                  -------------------
Outbound Long Distance  Completion of long distance     An Intermedia customer of local
                        calls originated by Intermedia  exchange services makes a "1+"
                        customers.                      call, domestic or international,
                                                        which is processed and delivered
                                                        to its destination by the
                                                        Intermedia network as part of an
                                                        integrated local/long distance
                                                        service package.
Inbound Long Distance   "800" or "888" number service.  An Intermedia customer receives
                                                        "toll free" calls, handled over
                                                        Intermedia-provided dedicated
                                                        lines to the customer, or over
                                                        the customer's Intermedia local
                                                        exchange service lines.
Calling Card            Nationwide long distance        An Intermedia customer dials a
                        calling without cash.           nationwide 800 number, and
                                                        completes a long distance call
                                                        using the Intermedia calling
                                                        card; billing is aggregated with
                                                        the customer's other services.

  Private Line Services. Dedicated channels connecting discreet end points. These non-switched services can be provided to two locations within the same city, or between locations in different cities (interexchange private lines). Examples are listed below:

   SERVICE OR FEATURE               DESCRIPTION                  TYPICAL APPLICATION
   ------------------               -----------                  -------------------
Special Access            An intra-city private line that An IXC customer of Intermedia
                          connects a customer to an IXC   orders a special access circuit
                          for the purpose of delivering   to one of its customers in an
                          long distance calls to the      Intermedia city.
                          IXC--does not carry local
                          traffic.
Interexchange Private     An inter-city private line, for An Intermedia customer needs a
 Line                     voice or data, of a fixed       1.544 Mbps connection between two
                          bandwidth, connecting to two    computers in Miami and Boston.
                          locations of the same customer. The full 1.544 Mbps is used constantly.
IXC End Office Transport  Connecting an IXC to the end    An IXC customer of Intermedia
                          office of an ILEC or CLEC.      needs circuits to the end office
                                                          of a LEC, to allow the IXC's
                                                          customers to obtain "1+" long
                                                          distance dialing from that IXC.

  Integration Services. Provision and custom configuration of network devices, normally located at the customer's location, which may include any special engineering, installation, or service function provided by Intermedia. Examples are listed below:

SERVICE OR FEATURE            DESCRIPTION                  TYPICAL APPLICATION
------------------            -----------                  -------------------
CPE Integration     Provision, configuration,       Intermedia designs a router-based
                    installation, and monitoring of data network for a customer, specialized telecom equipment.  procures, configures, installs and maintains both hardware and
                                                    software for the customer,
                                                    packaged into a single service
                                                    invoice.
Campus LAN          Construction of a private fiber Intermedia designs, constructs
                    network.                        and optionally monitors a private
                                                    fiber "loop" built on a campus of
                                                    buildings.
Design Service      Provision of engineering        Intermedia provides hardware and
                    services in support of a        software engineering services to
                    customer application.           support a customer's Internet
                                                    "web" site.

  The following table sets forth the Company's estimates, based upon an analysis of industry sources including industry projections, and FCC data, of the market size nationally of the services described above. Only a limited amount of direct information is currently available and therefore a significant portion of the information set forth below is based upon estimates and assumptions made by the Company. The Company believes that its estimates are based upon reliable information and that its assumptions are reasonable. There can be no assurance, however, that the estimates will not vary from the actual market data and that these variances will not be substantial.

                                                       UNITED STATES COMPETITIVE
                                                       TELECOMMUNICATIONS MARKET
                                                              OPPORTUNITY
                                                        1996 COMPANY ESTIMATES
                                                         (DOLLARS IN MILLIONS)
                                                       -------------------------
Local Network Services
  Special Access and Private Line Services............         $  7,800
  Switched Access Services............................           19,700
  Local Exchange Services(1)..........................           47,200
  Other(2)............................................           23,800
                                                               --------
    Total Local Network Services......................           98,500
                                                               --------
Enhanced Data Services................................            1,300
Interexchange Services(3).............................           65,200
                                                               --------
    Total Additional Services.........................           66,500
                                                               --------
      Total Market Size...............................         $165,000
                                                               ========

--------
(1) As of July 30, 1997, the Company is permitted to offer these services in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Massachusetts, Mississippi, Nevada, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Wisconsin and Washington, D.C. and had applied for certification to offer these services in 21 additional states.
(2) Other includes revenue from pay phones, billing services and intraLATA calling services.
(3) As of July 30, 1997, the Company is permitted to offer these services in the District of Columbia and in all states except Minnesota.

  The market sizes set forth in the above table are not intended to provide an indication of the Company's total addressable market or the revenue potential for the Company's services. As of July 30, 1997, Intermedia had obtained all certifications necessary to permit the Company to provide local exchange service in 27 states and the District of Columbia and is in the process of obtaining the necessary certifications in 21 other states where the Company operates or plans to operate. In addition, the Company's ability to offer services in its territory is limited by the size and coverage of the Company's networks and competitive factors. The Company derives its addressable market estimates by multiplying the total national market size estimated above by the percentage of the population (as derived from U.S. Census Bureau information) residing in the Company's market areas. This estimate assumes that per capita telecommunications services usage is the same in various regions of the United States. The Company estimates that by the end of 1997 its addressable market, computed under this methodology, will be approximately $34 billion. Investors should not place undue reliance on this information in making an investment decision with respect to the securities offered hereby.

  Intermedia's services generally fall into three categories: (i) local network services, which include local exchange services, special and switched access services and local private line services, (ii) enhanced data services, which include frame relay based data transport, ATM and Internet and Intranet services and (iii) interexchange (long distance) services.

  The Company's local network services consist of local private line services, which the Company has been offering since 1987, and local exchange service, which the Company began offering in 1996. The Company provides customers local private line services either by building network facilities or leasing extended network facilities to the customer's premises. In the markets where the Company has digital, fiber optic networks, the addition of local exchange services allows the Company to increase its revenue generating product mix without having to acquire additional transport facilities and allows a more integrated service to be offered to the customer. The initial circuit used to reach the customer establishes a platform that can be utilized to offer additional services. Due to the significant bandwidth inherent in fiber optic cable, a single connection can support a large number of service types and a large number of customers.

  The Company has built its base of local network service customers by offering highly reliable, high quality services that compete primarily with the ILECs. In 1996 and in the first quarter of 1997 local network services accounted for approximately 13% (or approximately $13.5 million) and 12% (or approximately $5.2 million), respectively, of the Company's total revenues. The Company believes that the market for these services will grow through the introduction of local exchange services, expansion of networks within existing markets, addition of new markets, and increased penetration of existing customers through provision of new incremental services.

  Enhanced data services consist of interexchange data networks utilizing frame relay technology and application services, such as Internet, which utilize the frame relay network. Enhanced data services enable customers to economically and securely transmit large volumes of data typically sent in large bursts from one site to another. Previously, customers had to utilize low speed dedicated private lines or dial up circuits for interconnecting remote LANs and other customer locations. These methods had numerous disadvantages including (i) low transmission speeds, (ii) systems that required the utilization of complementary protocols and line speeds which significantly increased the cost of implementing networks, (iii) limited security, placing customers' entire networks at risk to tampering from outside sources and (iv) high costs due to the necessity to pay for a full time dedicated line despite infrequent use. Enhanced data services are utilized for LAN interconnection, remote site, point of sale and branch office communications solutions.

  The typical Intermedia customer for enhanced data services has multiple business locations and requires communication for one or more data applications among these locations. The customer may also have a number of locations served by Intermedia's fiber optic networks; however, provision of enhanced data services is not dependent on the provision of local network services at any specific location. All of the customers' locations, whether domestic or international, are monitored by the Company and can be served through the Company's own operations or through the use of partner networks (e.g., UniSPAN(C)).

  As a consequence of a significantly increased volume of traffic and number of Internet customers connected to Intermedia's network, many of these customers connect to other users or Internet hosts without ever leaving Intermedia's network. Over 100 ISPs utilize Intermedia's network for access to their customers and other Internet sites.

  In 1996 and in the first quarter of 1997 the Company's enhanced data services accounted for approximately 31% (or approximately $31.7 million) and 26%, (or approximately $11.3 million) respectively, of the Company's total revenue. The market for enhanced data services, according to industry sources, is expected to grow from $1.3 billion in 1996 to $2.7 billion in 1999. There can be no assurance, however, that such market growth will be realized or that the assumptions underlying such projections are reliable.

  Long distance services have been offered by the Company since December 1994. Long distance services include inbound (800) service, outbound service and calling card telephone service. The Company currently provides interLATA long distance services in 45 states, interstate long distance services nationwide and international termination worldwide. In 1996 and in the first quarter of 1997 the Company's long distance services accounted for approximately 51% (or approximately $53.1 million) and 58% (or approximately $25.5 million), respectively, of the Company's total revenues.

  The Company's integration services are applicable to all three categories of service described above and are made available to end user and carrier customers. A team of sales professionals and engineers develop specialized solutions for a customer's specific telecommunications needs. Some of these integration services include the sale, configuration and installation of third party equipment to handle certain telecommunications and monitoring functions and the development of private networks. The Company believes that such services increase the level of linkage between the Company's and the customer's operations thereby increasing the customer's reliance on the Company.

  The Company plans to continue to expand its domestic geographic reach and geographic density by acquiring and integrating high quality, value added companies. In addition, the Company, through the pursuit of strategic alliances, plans to expand its ability to originate and terminate voice and data traffic in certain Latin American markets beyond those recently established in Panama, Columbia, Puerto Rico, Chile and Costa Rica. Intermedia believes these markets are important to its business because, not only is there a significant community of interest between many of these countries and certain key cities in Intermedia's service territory as a result of the large Spanish speaking populations in these cities, but there are also a number of businesses that have operations in both Latin America and in the Company's southeastern markets.

SALES, MARKETING AND SERVICE DELIVERY

  Intermedia's marketing efforts focus on business and government entities. The Company's current customers include large industrial and retail firms, financial services companies, state government agencies and departments, and large academic and scientific organizations. The Company also serves a broad range of small to medium sized businesses, and numerous IXCs.

  Intermedia possesses a unique targeted marketing approach. As Intermedia enters a market, the sales force has clearly defined geographic boundaries within which it is economical to be a provider of service. Intermedia's sales force is compensated with higher incentives when they sell within these higher margin zones.

  Intermedia's marketing is organized around its three major service categories, local exchange, enhanced data and long distance. Integration services are offered in support of all three categories. The Company expects DIGEX's services to be marketed as part of and become a major component of the Company's enhanced data services category.

  The Company's marketing and sales strategy is to build long-term business relationships with customers by providing a full range of service offerings, leveraging one or two of the Company's three major service categories into a broad relationship, in which Intermedia becomes the single source provider of all the customer's telecommunications services. For example, during 1996 the Company created approximately 2,800 new long distance customer relationships that now are targeted for follow-on sale of local exchange, enhanced data, and Internet services.

  The Company's sales efforts utilize a broad range of strategies including direct sales to end users and carriers, indirect sales through various channel partners and, following the recent DIGEX acquisition, targeted telemarketing. The Company's direct end-user sales force is composed of three major groups:

  . Account Executives and Account Managers--whose focus is small to medium-sized companies whose initial service offering is generally local and long distance voice.

  . Major Account Managers--whose focus is medium sized companies with both voice and enhanced data service needs.

  . National Account Managers--whose focus is on the largest, multi-location companies whose interests usually begin with the Company's enhanced data services.

  In addition to the three end user sales groups, the Company has created other specialized sales forces that focus on:

  . Public sector markets, particularly state governments and their agencies.

  .  Interexchanges carriers and other carriers.

  .  Value-added resellers and other wholesalers.

  .  Internet connectivity.

  All of the Company's sales groups are backed by highly experienced technical personnel, including sales engineers and project managers, who are deployed throughout the Company's service territory.

  The Company's service delivery staff is organized around the delivery of total solutions to each customer. This includes the proper coordination of service components provided by supporting vendors, the preparation of the customers' site, if needed, and the total installation, testing, and delivery to the customer of the service solution. Thereafter, the Company monitors and maintains the quality and integrity of the service through its customer service and technical support staff, available 24 hours per day, 365 days per year. Services are monitored at locations in Tampa, Florida, Albany, New York, and suburban Washington, DC.

  Information systems are vital components in Intermedia's service delivery process. To support all its network services, the Company has implemented automated ordering, provisioning, operations, and billing systems, as steps in a comprehensive systems restructure that the Company believes will provide both customers and the Company the benefits of a flexible unified information systems structure. This structure will allow the Company to interface with both standards-based and proprietary systems used by ILECs, IXCs, and other providers, integrating these into a single data repository.

NETWORK

  The Company has deployed its network infrastructure selecting the most economical alternative of constructing or leasing facilities or a combination thereof. The Company generally chooses to own facilities where (i) there is no fiber optic network alternative and the Company can be the incumbent network provider, (ii) ownership creates strategic value for the Company, (iii) large concentrations of telecommunications traffic are accessible, or have been secured, to justify network construction and (iv) network construction can create significant barriers to entry for subsequent competitors who may wish to enter the Company's markets.

  In addition to the "build" vs. "lease" decision for network deployment, the Company also considers potential network acquisitions from time to time. The Company believes that acquisitions will generally provide it with (i) immediate access to incremental customers, (ii) reduction of network construction and implementation risks, (iii) elimination of an incumbent competitor, (iv) immediate access to additional qualified management, sales and technical personnel and (v) a network platform for the provision of incremental value added services. The Company has demonstrated such strategy with its acquisitions of FiberNet, EMI, NetSolve and DIGEX and its acquisition of certain assets from Telco.

  In those markets where Intermedia chooses to deploy broadband fiber networks, the Company's strategy is to first develop the "carrier ring" portion of its network, a high capacity network designed to be accessible to all the major long distance carriers and key ILEC central offices in the area. This portion of the network allows the Company to provide access to these long distance carriers, provide connectivity to the ILEC network for interconnection and use of unbundled ILEC network elements, and over time, to connect business and government customers to such long distance carriers. Second, the Company designs a larger "backbone ring" extending from the carrier ring, with a view toward making the network accessible to the largest concentration of telecommunications-intensive business and government customers in the area. Hubs are strategically located on the backbone rings to allow for the collection and distribution of telecommunications traffic onto and off the backbone ring. Third, the Company concentrates its sales and marketing efforts on adding business and government customers located on or very near its backbone network and hub locations. Once Intermedia determines that there is sufficient customer demand in a particular area, it extends "distribution rings" from the backbone ring to reach specific business customers in that area. The Company's emphasis is on the building and expansion of these city-based networks to reach end user customers in buildings or office parks with substantial telecommunications opportunity. The establishment of a "franchise point" at a customer's location is a key strategic design element of these networks.

  Intermedia's city-based networks are comprised of fiber optic cables, integrated switching facilities, advanced electronics, data switching equipment (e.g. frame relay and ATM), transmission equipment and associated wiring and equipment. By virtue of its state-of-the-art equipment and ring-like architecture, the Company's networks offer electronic redundancy and diverse access routing. Through automatic protection switching, if any electrical component or fiber optic strand fails, the signal is instantaneously switched to a "hot standby" component or fiber. Since network outages and transmission errors can be very disruptive and costly to long distance carriers and other customers, consistent reliability is critical to customers.

  The Company currently has fiber optic networks in service in the Orlando, Tampa, Miami, St. Petersburg, Jacksonville, and West Palm Beach, Florida, Cincinnati, Ohio, Raleigh-Durham, North Carolina, and Huntsville, Alabama metropolitan areas and one under development in St. Louis, Missouri. Intermedia continues to expand these networks and has identified similar network expansion opportunities in other selected markets.

  As a result of its acquisition of EMI in 1996, Intermedia also utilizes certain wireless technologies as a part of its provision of services. Intermedia owns a long-haul microwave transmission system comprising approximately 5,000 route miles in the Northeast, which is principally used for transporting digital interexchange trunking and analog video signals. Additionally, as a part of a 1995 Asset Purchase Agreement between EMI and ART, Intermedia has access to 38 GHz licenses in most metropolitan areas in the Northeast at the lowest rate charged by ART for such services. The Company uses this technology from time to time to connect its customers to its network, allowing rapid initiation of service.

  In addition, the Company has undertaken a significant network expansion to satisfy the demands of the Company's market driven growth in interexchange data and voice offerings. The Company has deployed resources, primarily switching equipment, to develop an extensive network to provide these services. Excess capacity on this primarily leased network can be used to provide incremental telecommunications services such as interexchange long distance services.

  The Company has recently undertaken the deployment of ATM networking technology in its intercity network, allowing the network capacity to be efficiently shared between multiple platforms. Often, the Company offers interexchange services in geographic markets where it has not deployed its own fiber optic network by leasing facilities from a variety of entities, including ILECs, utilities, IXCs, local governments, cable companies and various transit/highway authorities. In many cases, such capacity is obtained through the capital lease or purchase of "dark fiber." The combination of the Company's city-based networks and its intercity capacity comprise the seamless network platform which the Company utilizes to offer its broad array of telecommunications services to its customers. The Company also has agreements with certain third parties and the carriers in the UniSPAN(C) consortium to deliver enhanced data services nationwide or internationally through a seamless data network.

  The Company's telecommunications equipment vendors actively participate in planning and developing electronic equipment for use in Intermedia's networks. The Company does not believe it is dependent on any single vendor for equipment. Because the Company uses existing telecommunications technology rather than developing it, Intermedia's research and development expenditures are not material.

COMPETITION

  The Company faces intense competition in each of its three service categories--local services, enhanced data services and long distance services.

  The Company believes that various legislative initiatives, including the recently enacted 1996 Act and certain state initiatives, will result in the removal of the remaining regulatory barriers to local exchange competition. While the Company currently competes with AT&T, MCI and others in the interexchange services market, the 1996 Act also permits the RBOCs to provide interexchange services upon meeting certain requirements described in the 1996 Act. When the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by Intermedia. In addition, Sprint and GTE offer, and various ILECs and IXCs, including BellSouth, have announced their intent to offer, integrated telecommunication services in areas currently served by Intermedia. AT&T and MCI have begun to enter the local exchange services market. The Company cannot predict the number of competitors that will emerge as a result of existing and any new federal and state regulatory or legislative actions. Competition from integrated telecommunications services provided by the RBOCs, AT&T, MCI, Sprint, WorldCom and others could have a material adverse effect on the Company's business.

  Competition in each of the service categories provided by the Company, as well as for integration services which are common to all market segments, is discussed below.

  Local Services. In each of its geographic markets, the Company faces significant competition for the local services it offers from RBOCs and other ILECs, which currently dominate their local telecommunications markets. These companies all have long-standing relationships with their customers and have financial, personnel and technical resources substantially greater than those of Intermedia.

  The Company also faces competition in most markets in which it operates from one or more CLECs or ICPs operating fiber optic networks. Other local service providers have operations or are initiating operations within one or more of the Company's service areas. Intermedia expects WorldCom, MCI, Teleport Communications Group, Inc. ("Teleport"), and certain cable television providers, many of which are substantially larger and have substantially greater financial resources than the Company, to enter some or all of the markets that the Company presently serves. At least two of these competitors, WorldCom and Teleport, have entered or announced plans to enter a number of Intermedia's service areas. Intermedia also understands that other entities have indicated their desire to enter the local exchange services market within specific metropolitan areas served or targeted by Intermedia.

  In addition, a continuing trend toward consolidation and strategic alliances within the telecommunications industry could result in significant new competition for the Company. AT&T and MCI have begun to enter the local services market. Other potential competitors of the Company include utility companies, long distance carriers, wireless telephone systems and private networks built by individual business customers. The Company cannot predict the number of competitors that will emerge as a result of existing or any new federal and state regulatory or legislative actions.

  Competition in all of the Company's geographic market areas is based on quality, reliability, customer service and responsiveness, service features and price. The Company has kept its prices at levels competitive with those of the ILECs while providing, in the opinion of the Company, a higher level of service and responsiveness to its customers.

  Although the ILECs are generally subject to greater pricing and regulatory constraints than other local network service providers, ILECs are achieving increasing pricing flexibility for their local services as a result of recent legislative and regulatory developments. The ILECs have continued to lower rates, resulting in downward pressure on certain dedicated and switched access transport rates. This price erosion has decreased operating margins for these services. However, the Company believes this effect will be more than offset by the increased revenues available as a result of access to customers provided through interconnection co-carrier agreements and the opening of local exchange service to competition. In addition, the Company believes that lower rates for dedicated access will benefit other services offered by the Company.

  Enhanced Data Services. The Company faces competition in its enhanced data services business from ILECs, IXCs, VSAT providers, other ISPs and others. In particular, the market for Internet services is extremely competitive and there are limited barriers to entry. Many of the Company's existing and potential competitors have financial and other resources significantly greater than those of the Company.

  The Company competes with the larger IXCs on the basis of service responsiveness, rapid response to technology and service trends, and a regional focus borne of early market successes. All of the major IXCs, including AT&T, MCI, Sprint and WorldCom offer frame relay services and several of the major IXCs have announced plans to provide Internet services. The Company believes it competes favorably with these providers in its markets, based on the features and functions of its services, the high density of its networks, relatively greater experience and in-house expertise. Continued aggressive pricing is expected to support continued rapid growth, but will place increasing pressure on operating margins.

  The Company also competes with VSAT services on the basis of price and data capacity. The Company believes that the relatively low bandwidth of each VSAT terminal and the cost of purchasing and installing VSAT equipment limits the ability of VSAT to compete with the frame relay services provided by the Company.

  As a result of the DIGEX Acquisition, the Company will compete with other ISPs on the basis of service quality, technical acumen, and customer-responsiveness, facilitated by a highly-focused, business unit-based organizational structure.

  Many of the ILECs now offer services similar to Intermedia's enhanced data services, but are allowed to offer them only on an intraLATA basis. While the ILECs generally cannot interconnect their frame relay networks with each other, Intermedia has interconnected its frame relay network with those of various ILECs. As a result, Intermedia can use certain ILEC services to keep its own costs down when distributing into areas that cannot be more economically serviced on its own network. Intermedia expects the ILECs to aggressively expand their enhanced data services as regulatory developments permit them to deploy interLATA long distance networks. When the ILECs are permitted to provide such services, they will be in a position to offer single source service similar to that being offered by Intermedia. As part of its various interconnection agreements, Intermedia has negotiated favorable rates for unbundled ILEC frame relay service elements. The Company expects such negotiations to decrease its costs, positively impacting margins for this service.

  Interexchange Services. The Company currently competes with AT&T, MCI and others in the interexchange services market. Many of the Company's competitors have longstanding relationships with their customers and have financial, personnel and technical resources substantially greater than those of Intermedia. In providing interexchange services, the Company focuses on quality service and economy to distinguish itself in a very competitive marketplace. Intermedia has built a loyal customer base by emphasizing its customer service. The additional new services that are offered as the Company implements its local exchange services should further support this position by allowing the Company to market a wide array of fully integrated telecommunications services. While these services are subject to highly competitive pricing pressures, the Company's cost to provide these services is decreasing as it deploys more local/long distance voice switches and interexchange network facilities.

  Integration Services. The Company faces competition in its integration services business from equipment manufacturers, the RBOCs and other ILECs, long distance carriers and systems integrators, many of which have financial, and other resources significantly greater than those of the Company. Because the Company is not highly dependent on integration services revenues and because the Company typically provides integration services to customers who purchase other services of the Company, Intermedia's integration services competitors should not pose a significant threat to Intermedia's overall business.

GOVERNMENT REGULATION

  Overview. The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. The state regulatory commissions retain jurisdiction over most of the same facilities and services to the extent they are used to originate or terminate intrastate communications. In addition, many of the regulations issued by these regulatory bodies may be subject to judicial review, the result of which Intermedia is unable to predict.

  Federal Regulation. The Company must comply with the requirements of common carriage under the Communications Act of 1934 (the "Communications Act"), as amended. Comprehensive amendments to the Communications Act were made by the 1996 Act, which was signed into law on February 8, 1996. The 1996 Act effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the 1996 Act is to promote competition in all areas of telecommunications and to reduce unnecessary regulation to the greatest extent possible. While it will take years for the industry to feel the full impact of the 1996 Act, it is already clear that the legislation provides the Company with both new opportunities and new challenges.

  The 1996 Act gives the FCC the authority to forebear from regulating companies if it finds that such regulation does not serve the public interest, and directs the FCC to review its regulations for continued relevance on a regular basis. As a result of this directive, a number of the regulations that historically applied to the Company have been and may continue to be eliminated in the future. While it is therefore expected that a number of regulations that were developed prior to the 1996 Act will be eliminated in time, those which still apply to the Company at present are discussed below.

  The FCC has established different levels of regulation for dominant and non-dominant carriers. Of domestic common carrier service providers, only GTE, the RBOCs and other ILECs are classified as dominant carriers, and all other providers of domestic common carrier services, including the Company, are classified as non-dominant carriers. The 1996 Act provides the FCC with the authority to forebear from imposing any regulations it deems unnecessary, including requiring non-dominant carriers to file tariffs. In October 1996, in its first major exercise of regulatory forbearance authority granted by the 1996 Act, the FCC issued an order detariffing domestic interexchange services. The order requires mandatory detariffing and gives carriers such as Intermedia nine months to withdraw federal tariffs and move to contractual relationships with its customers. This order subsequently was stayed by a federal appeals court and it is unclear at this time whether the detariffing order will be implemented. The FCC also has issued an order, subject to appellate review, which allows providers of interstate exchange access services, other than ILECs, the option to cease filing tariffs. The FCC has tentatively concluded that complete detariffing of exchange access services would serve the public interest and has sought comment on the issue.

  The 1996 Act greatly expands the FCC's interconnection requirements on the ILECs. The 1996 Act requires the ILECs to: (i) provide physical collocation, which allows companies such as Intermedia and other interconnectors to install and maintain their own network termination equipment in ILEC central offices, and virtual collocation only if requested or if physical collocation is demonstrated to be technically infeasible; (ii) unbundle components of their local service networks so that other providers of local service can compete for a wider range of local services customers; (iii) establish "wholesale" rates for their services to promote resale by CLECs and other competitors;
(iv) establish number portability, which will allow a customer to retain its existing phone number if it switches from the ILEC to a competitive local service provider; (v) establish dialing parity, which ensures that customers will not detect a quality difference in dialing telephone numbers or accessing operators or emergency services; and (vi) provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way. In addition, the 1996 Act requires ILECs to compensate competitive carriers for traffic originated by the ILECs and terminated on the competitive carriers' networks. The FCC is charged with establishing national guidelines to implement the 1996 Act. The FCC issued its Interconnection Order on August 8, 1996, after which, six separate motions were filed with the Eighth Circuit Court of Appeals in St. Louis for a stay of the FCC's Interconnection Order. On October 15, 1996, the court stayed the pricing and "most favored nation" provisions contained in the Interconnection Order while leaving in place the structural aspects of the order. On July 18, 1997, the Eighth Circuit Court issued its final decision, which vacated the FCC's pricing and "most favored nation" rules, and certain other interconnection rules promulgated by the FCC. This decision is expected to be appealed to the Supreme Court of the United States of America.

  As part of its pro-competitive policies, the 1996 Act frees the RBOCs from the judicial orders that prohibited their provision of interLATA services. Specifically, the Act permits RBOCs to provide long distance services outside their local service regions immediately, and will permit them to provide in-region interLATA service upon demonstrating to the FCC and state regulatory agencies that they have adhered to the FCC's interconnection regulations. To date, ILECs in two states have filed applications for in-region long distance authority with the FCC--Ameritech Corporation in Michigan, and Southwestern Bell Corporation in Oklahoma. The Southwestern Bell Corporation petition has been rejected by the FCC and the Ameritech Corporation petition currently is pending FCC review. In addition, ILECs in a number of other states have asked state regulatory commissions to evaluate their petitions for in-region long distance authority, in anticipation of filing similar applications with the FCC. The FCC is expected to scrutinize these and future applications to ensure that the interconnection requirements have been met.

  As a result of these provisions of the 1996 Act, the Company has taken the steps necessary to be a provider of local exchange services and has positioned itself as a full service, integrated telecommunications services provider. As of July 30, 1997, Intermedia had obtained certification to provide local service in 21 states and the District of Columbia and had applications pending for local certification in 21 additional states. The Company is also authorized to provide long distance service in the District of Columbia and 49 states. In addition, the Company has successfully negotiated interconnection agreements that meet the interconnection provisions contained in the 1996 Act with seven LECs. At the same time, the 1996 Act also makes competitive entry more attractive to RBOCs, other ILECs, interexchange carriers and other companies, and likely will increase the level of competition that the Company faces.

  The 1996 Act also repeals the telecommunications/cable television cross-ownership prohibition which generally had prohibited ILECs from providing in-region cable television service.

  The 1996 Act's interconnection requirements also apply to interexchange carriers and all other providers of telecommunications services, although the terms and conditions for interconnection provided by these carriers are not regulated as strictly as interconnection provided by the ILECs. This may provide the Company with the ability to reduce its own access costs by interconnecting directly with non-ILECs, but may also cause the Company to incur additional administrative and regulatory expenses in replying to interconnection requests.

  While the 1996 Act reduces regulation to which non-dominant local exchange carriers are subject, it also reduces the level of regulation that applies to the ILECs, and increases their ability to respond quickly to competition from the Company and others. For example, in accordance with the 1996 Act, the FCC has applied "streamlined" tariff regulation to the ILECs, which greatly accelerates the time in which tariffs that change service rates take effect, and eliminates the requirement that ILECs obtain FCC authorization before constructing new domestic facilities. These actions will allow ILECs to change service rates more quickly in response to competition. Similarly, the FCC is expected to release an order later this year that may permit significant new pricing flexibility to ILECs. To the extent that such increased pricing flexibility is provided, the Company's ability to compete with ILECs for certain services may be adversely affected.

  On May 8, 1997, in compliance with the requirements of the 1996 Act, the FCC released an order establishing new Universal Service support funds, which provide subsidies to carriers that provide service to under-served individuals and customers in high cost areas, and to companies that provide telecommunications services and wiring for schools and libraries. The Company has to pay a contribution into the Universal Service fund, but may also obtain subsidies for services that it provides. The new Universal Service rules will be administered jointly by the FCC and state regulatory authorities, many of which are still in the process of establishing their administrative rules. The net revenue effect of these regulations on the Company cannot be determined at this time.

  On May 16, 1997, the FCC released an order that fundamentally restructured the "access charges" that ILECs charge to interexchange carriers and end user customers. The Company's analysis of the FCC's order leads it to believe that the FCC's new access charge rules do not adversely affect the Company's business plan, and that they do in fact present significant new opportunities for new entrants, including the Company. Aspects of the order may be changed in the future. At least three parties have filed appeals with federal courts, and numerous parties are expected to ask the FCC to reconsider portions of its new rules.

  In an order released on October 18, 1995, the FCC found that the transport of frame relay service should be classified as a "basic" service. Previously, it was common practice in the industry for many carriers to consider frame relay an "enhanced" service. This decision was significant because the FCC requires that basic services be tariffed, but permits enhanced services to be offered on an off-tariff basis. As a result of the FCC's decision, all carriers that provide frame relay transport were required to include the service in their federal tariffs by May 6, 1996. The Company has included its frame relay service in its federal tariff. The "basic" and "enhanced" terminology used by the FCC is a regulatory term of art denoting the classification of services for tariffing purposes. This regulatory use of the term should not be confused with the Company's description of a class of services-frame relay, ATM and Internet services-as "enhanced" elsewhere in this document.

  State Regulation. To the extent that the Company provides intrastate service, it is subject to the jurisdiction of the relevant state public service commissions. The Company currently provides some intrastate services in 36 states and is subject to regulation by the public service commissions of those states. As of July 30, 1997, the Company was certificated (or certification was not required) in 49 states and the District of Columbia to provide toll services and was seeking certification in the one remaining state. As of July 30, 1997, the Company was certified as a CLEC in 27 states and the District of Columbia and was seeking CLEC certification in 21 additional states. The Company is constantly evaluating the competitive environment and may seek to further expand its intrastate certifications into additional jurisdictions.

  The 1996 Act preempts state statutes and regulations that restrict the provision of competitive local services. As a result of this sweeping legislation, the Company will be free to provide the full range of intrastate local and long distance services in all states in which it currently operates, and any states into which it may expand. While this action greatly increases the Company's addressable customer base, it also increases the amount of competition to which the Company may be subject.

  Many of the states in which the Company operates have also enacted legislation or regulations that have permitted, or will permit, local service competition. The 1996 Act will require most of the states to modify these policies to bring them into conformity with federal standards. The 1996 Act also authorizes the states to adopt additional regulations to the extent that they do not conflict with federal standards. This aspect of the FCC's order has been challenged and is awaiting resolution in court. It is unclear at this time how the states will respond to the new federal legislation, and what additional regulations they may adopt.

  While the 1996 Act's prohibition of state barriers to competitive entry took effect on February 8, 1996, there have been numerous procedural delays which must be resolved before the 1996 Act's policies are fully implemented. The Company continues to support efforts at the state government level to encourage competition in their markets under the federal law and to permit ICPs and CLECs to operate on the same basis and with the same rights as the ILECs. In addition, the Company has been successful in its pursuit of local certificates from state Commissions and negotiated interconnection agreements with the ILECs, which permit the Company to meet its business objectives despite the uncertain regulatory environment.

  In most states, the Company is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate (local, toll and enhanced). Most states require the Company to list the services provided and the specific rate for each service. Under different forms of regulatory flexibility, the Company may be allowed to set price ranges for specific services, and in some cases, prices may be set on an individual customer basis. The Company is not subject to price cap or rate of return regulation in any state in which it is currently certificated to provide local exchange service.

  As the Company expands its operations into other states, it may become subject to the jurisdiction of their respective public service commissions for certain services offered by Intermedia. The Company does not believe that its relationship with Latin American or other international service providers currently subjects it to (or will subject it to) regulation outside the United States.

  Local Government Authorizations. The Company may be required to obtain from municipal authorities street opening and construction permits to install and expand its fiber optic networks in certain cities. In some cities, local partners or subcontractors may already possess the requisite authorizations to construct or expand the Company's networks.

  In some of the areas where the Company provides service, it may be subject to municipal franchise requirements and may be required to pay license or franchise fees based on a percent of gross revenue. There are no assurances that certain municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, other companies providing local telecommunications services, particularly the ILECs, currently are excused from paying license or franchise fees or pay fees that are materially lower than those required to be paid by the Company. The 1996 Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which the Company operates or plans to operate or whether it will be implemented without a legal challenge initiated by the Company or another ICP or CLEC.

  If any of the Company's existing network agreements were terminated prior to their expiration date and the Company was forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on the Company.

  The Company also must obtain licenses to attach facilities to utility poles in order to build and expand facilities. Because utilities that are owned by cooperatives or municipalities are not subject to federal pole attachment regulation, there is no assurance that the Company will be able to obtain pole attachment from these utilities at reasonable rates, terms and conditions.

AGREEMENTS

  Interconnection Co-carrier Agreements. The Company has recently entered into interconnection co-carrier agreements with Ameritech, BellSouth, NYNEX, SBC, GTE, Sprint and Bell Atlantic. As of July 30, 1997, the Company is arbitrating terms for transport and termination of frame relay services with Ameritech in Indiana and Ohio. On July 2, 1997, the Company filed to withdraw its arbitration petition in Illinois as a result of a settlement reached with Ameritech, and expects to take similar action in Ohio and Indiana in the near future. Each of these agreements, among other things, provides for mutual and reciprocal compensation, local interconnection, resale of local exchange services, access to unbundled network elements, service provider number portability and access to operator service, directory service and 911 service, as provided for in the 1996 Act. The agreements further provide that additional terms and conditions will be set by negotiation between the parties relating to issues which arise that were not originally contemplated by the agreements. These agreements were executed within the past year and have terms ranging from two to three years.

  Network Agreements. The Company has built its digital fiber optic networks pursuant to various rights-of-way, conduit and dark fiber leases, utility pole attachment agreements and purchase arrangements (collectively, the "Network Agreements"). Substantially all of the Network Agreements (other than utility pole attachment agreements, which typically can be terminated on 90 days notice) are for a long-term and include renewal options.

  Although none of the Network Agreements are exclusive, the Company believes that conduit space, fiber availability and other physical constraints make it unlikely that the lessors under the various Network Agreements could easily make similar arrangements available to others. The Company believes that its relationships with its lessors are satisfactory. Certain of the Network Agreements require Intermedia to make revenue sharing payments or, in some cases, to provide a fixed price alternative or dark fiber to the lessor without an additional charge. In addition, the Company has various other performance obligations under its Network Agreements, the breach of which could result in the termination of such agreements. Further, actions by governmental regulatory bodies could, in certain instances, also result in the termination of certain Network Agreements. The cancellation of any of the material Network Agreements could materially adversely affect the Company's business in the affected metropolitan area. See "Risk Factors--Risk of Cancellation or Non-Renewal of Network Agreements, Licenses and Permits."

  Interexchange Agreements. Intermedia, from time to time, enters into purchase agreements with interexchange carriers for the transport and/or termination of long distance calls outside of its territory. These contracts are typically two years in duration and customarily include minimum purchase amounts.

  UniSPAN (C). In order to provide end-to-end connectivity and interoperability throughout the United States to its enhanced data services customers, Intermedia entered into a frame relay service agreement (the "UniSPAN Agreement") in September 1994 with EMI (since acquired by Intermedia), PacNet, Inc., Integrated Network Services, Inc. and MRC Telecommunications, Inc. In September 1995, Telemedia International, Inc., an international telecommunications company, became a party to the UniSPAN Agreement. Pursuant to the UniSPAN Agreement, each of the parties agreed to
(i) provide frame relay services on its networks to each of the other parties, subject to available capacity and agreement as to certain terms including price and access to facilities, and (ii) use reasonable efforts to utilize the services of the other parties in the event that such party requires frame relay services in a geographic location not served by its own networks. The UniSPAN Agreement has an initial three year term with successive one year renewal periods until terminated by a majority vote of the parties. However, any party may withdraw from the agreement as of the expiration of any term by giving 60 days prior written notice thereof. Throughout the term of the UniSPAN Agreement and for one year thereafter, or for a period of one year after the withdrawal of any party, none of the parties may solicit provision of frame relay services to customers which were brought in to the UniSPAN (C) program by another party or for which frame relay services were requested by another party.

EMPLOYEES

  As of March 31, 1997, Intermedia employed a total of 1,026 full-time employees. The Company anticipates that the number of employees will increase significantly throughout the remainder of 1997. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. Intermedia has nondisclosure agreements with all of its employees. The Company also regularly uses the services of contract technicians for the installation and maintenance of its networks. None of Intermedia's employees is represented by a collective bargaining agreement. Intermedia believes that its relations with its employees are good.

PROPERTIES

  The Company leases its principal administrative, marketing, warehouse and service development facilities in Tampa, Florida and leases other space for storage of its electronics equipment and for administrative, sales and engineering functions in other cities where the Company operates networks and/or performs sales functions. The Company believes that its properties are adequate and suitable for their intended purposes.

  As of March 31, 1997, the Company's total telecommunications and equipment in service consisted of fiber optic telecommunications equipment (62%), fiber optic cable (18%), furniture and fixtures (2%), leasehold improvements (3%) and construction in progress (15%). Such properties do not lend themselves to description by character and location of principal units. Fiber optic cable plant used in providing service is primarily on or under public roads, highways or streets, with the remainder being on or under private property. Substantially all of the Company's telecommunications equipment is housed in multiple leased facilities in various locations throughout the metropolitan areas served by the Company.

  Equipment additions over the past five years include gross additions to telecommunications equipment having an estimated service life of one year or more. Additions, including capital leases and excluding equipment acquired and capital leases assumed in business acquisitions, since January 1, 1992 were as follows (in thousands):

   YEAR ENDED DECEMBER 31,                                              AMOUNT
   -----------------------                                              -------
   1992................................................................ $ 9,687
   1993................................................................  10,767
   1994................................................................  18,289
   1995................................................................  34,873
   1996................................................................ 131,466
   QUARTER ENDED MARCH 31,
   -----------------------
   1997................................................................  32,924

LEGAL PROCEEDINGS

  Except as described below, the Company is not a party to any pending legal proceedings except for various claims and lawsuits arising in the normal course of business. The Company does not believe that these normal course of business claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

  On June 20, 1997, two purported class action complaints were filed in the Court of Chancery of the State of Delaware in and for New Castle County respectively by TAAM Associates, Inc. and David and Chaile Steinberg (the "Complaints"), purported stockholders of DIGEX, on behalf of all non-affiliated common stockholders of DIGEX, against Intermedia, DIGEX and the directors of DIGEX (the "DIGEX Directors"). The Complaints allege that the DIGEX Directors violated their fiduciary duties to the public stockholders of DIGEX by agreeing to vote in favor of the Merger and that Intermedia knowingly aided and abetted such violation by offering to retain DIGEX management in their present positions and consenting to stock option grants to certain executive officers of DIGEX. The Complaints seek a preliminary and permanent injunction enjoining the Merger and cash damages from the DIGEX Directors. No application was made for a preliminary injunction prior to the consummation of the Merger.

  These cases are in their very early stages and no assurance can be given as to their ultimate outcome. Intermedia, after consultation with its counsel, believes that there are meritorious factual and legal defenses to the claims in the Complaints. Intermedia intends to defend vigorously the claims in the Complaints.

                                  MANAGEMENT

  The directors and executive officers of Intermedia, their respective ages, positions and biographies, as of June 30, 1997, are as follows:

NAME                    AGE                       POSITION
----                    ---                       --------
David C. Ruberg.......   51 Chairman of the Board, President and Chief Executive
                            Officer
Robert A. Rouse.......   48 Executive Vice President, Operations, Engineering
                            and Information Systems
James F. Geiger.......   38 Senior Vice President, Sales
Robert M. Manning.....   37 Senior Vice President, Chief Financial Officer
Robert A. Ruh.........   52 Senior Vice President, Human Resources
Barbara L. Samson(1)..   35 Senior Vice President, Public Relations and Public
                            Affairs
Michael A. Viren......   56 Senior Vice President, Strategic Planning,
                            Regulatory and Industry Relations
Patricia A. Kurlin....   42 Vice President, Corporate Counsel
Jeanne M. Walters.....   35 Controller and Chief Accounting Officer
John C. Baker.........   47 Director
Philip A. Campbell....   60 Director
George F. Knapp.......   65 Director

--------
(1) Commencing April 1, 1997, Ms. Samson has been on a sabbatical leave in order to chair the Florida NetDay 2000 program.

  David C. Ruberg has served as President, Chief Executive Officer and a director of the Company since May 1993, and as Chairman of the Board since March 1994. From September 1991 to May 1993, Mr. Ruberg was an independent consultant to the computer and telecommunications industries. From 1989 to September 1991, Mr. Ruberg served as Vice President and General Manager of the Telecommunications Division and then of the Personal Computer/Systems Integration Division of Data General Corporation, a computer manufacturer. From 1984 to 1989, Mr. Ruberg served as a Vice President of TIE Communications, Inc., a manufacturer of telecommunications equipment. Mr. Ruberg received his B.A. in mathematics from Middlebury College and his M.S. in computer science from the University of Michigan.

  Robert A. Rouse has served as Executive Vice President, Operations and Systems of the Company since October 1996. Prior to joining the Company, Mr. Rouse was Senior Vice President of Concert, a joint venture company of British Telecommunications and MCI where he managed the engineering and operations of the Concert Global Networks from 1991 to 1996. Mr. Rouse held various executive management positions at MCI from 1986 to 1991, with responsibilities including product and network design, network and systems development, network planning, operations, provisioning, and customer services. Prior to that, he managed several subsidiaries of Rochester Telephone, now a part of Frontier Corporation. Mr. Rouse received his B.A. from the University of Rochester.

  James F. Geiger has served as Senior Vice President, Sales of the Company since August 1995. Mr. Geiger served as the Vice President of Alternate Channel Sales of Intermedia from March 1995 through August 1995. Mr. Geiger was one of the founding principals of FiberNet, and was serving as President of FiberNet when it was acquired by Intermedia. From April 1989 to April 1990, Mr. Geiger served as Director of Marketing for Associated Communications, a cellular telephone company. Mr. Geiger received his B.S. degree from Clarkson University in accounting.

  Robert M. Manning has served as Senior Vice President, Chief Financial Officer of the Company since September 1996. Mr. Manning joined Intermedia from DMX Inc., a Los Angeles-based cable programmer, where he was Executive Vice President, Senior Financial Executive and a director of DMX-Europe from October 1991 to September 1996. Prior to his tenure at DMX, Mr. Manning spent ten years in the investment banking field in corporate finance and mergers and acquisitions, most recently with Oppenheimer and Co., Inc. as Vice President, Corporate Finance, managing their Entertainment/Leisure Time Group from October 1988 to October 1991. Mr. Manning is a graduate of Williams College, Williamstown, Massachusetts.

  Robert A. Ruh has served as Senior Vice President, Human Resources of the Company since March 1, 1996. From January 1991 through February 1996, Dr. Ruh founded and operated his own consulting company, specializing in human resource development. Prior to starting his own business, from 1975 to 1990, Dr. Ruh held corporate and group executive positions in human resources with Baxter Healthcare Corporation and American Hospital Supply Corporation. From 1973 to 1975, Dr. Ruh served as a consulting psychologist for Medina and Thompson, Inc., providing clients with assistance on executive assessment, selection and development. From 1970 to 1972, Dr. Ruh was on the corporate organization development staff at Corning Glass Works. Dr. Ruh received a B.A. in psychology from Valparaiso University in 1966. He received an M.A. (1967) and a Ph.D. (1970) in industrial/organizational psychology from Michigan State University. Dr. Ruh served as Assistant Professor of Psychology at Michigan State University from 1970 to 1972.

  Barbara L. Samson, a co-founder of the Company, has served as a Vice President since June 1987, and as a Senior Vice President since October 1992. She served as President of the Company's predecessor from September 1986 to June 1987. Ms. Samson recently served two terms as Chairman of the Association of Local Telecommunications Services (ALTS), a national trade association. Ms. Samson received her B.S. degree in telecommunications from the University of Florida and her M.B.A. degree from the University of South Florida.

  Michael A. Viren has served as Senior Vice President, Strategic Planning, Regulatory and Industry Relations of the Company since October 1996. Prior to his present position, he was Senior Vice President, Engineering and Information Systems of the Company from January 1996 to October 1996 and was Vice President, Product Development of the Company from December 1992 through January 1996. Dr. Viren joined Intermedia in February 1991 as Director of Product Development. Dr. Viren worked for GTE from August 1986 to February 1991 as a specialist in wide and local area networking. Prior to that he operated his own consulting firm concentrating in WAN and LAN design; was Senior Vice President of Criterion, Inc., an economic consulting firm in Dallas, Texas; and served as the Director of the Utility Division of the Missouri Public Service Commission. Dr. Viren taught economics for ten years, most recently as an Associate Professor of Economics at the University of Missouri-Columbia and prior to that at the University of Kansas. Dr. Viren received a Ph.D. in economics from the University of California-Santa Barbara and a B.S. in mechanical engineering from the California State University at Long Beach.

  Patricia A. Kurlin has served as Vice President, Corporate Counsel of the Company since June 1996. From September 1995 until June 1996, Ms. Kurlin served as Corporate Counsel and served as Director of Governmental and Legal Affairs for the Company from September 1993 to September 1995. Prior to joining the Company, Ms. Kurlin served as Senior Telecommunications Attorney at the Florida Public Service Commission from May 1990 to September 1993. Ms. Kurlin received her J.D. from the Florida State University and a B.S. degree from the University of South Florida.

  Jeanne M. Walters has served as Controller and Chief Accounting Officer of the Company since May 1993. From November 1992 until May 1993 she served as Assistant Controller. From June 1988 to November 1992, Ms. Walters was an auditor at Ernst & Young LLP, a certified public accounting firm in Tampa, Florida. Ms. Walters received her B.S. in accounting and an M.B.A. from Wilkes University. She is licensed in the State of Florida as a certified public accountant.

  John C. Baker has been a director of the Company since February 1988. Mr. Baker has been the principal at Baker Capital Corp., a private equity investment firm, since October 1995. He was a Senior Vice President of

Patricof & Co. Ventures, Inc., a multi-national venture capital firm from 1988 until September 1995. Mr. Baker is currently a director of Xpedite Systems, Inc., FORE Systems, Inc. and Resource Bancshares Mortgage Group, Inc., all of which are publicly traded corporations.

  Philip A. Campbell has been a director of the Company since September 1996. Mr. Campbell retired from Bell Atlantic as director, vice chairman and chief financial officer in 1991. Previously, he was president of New Jersey Bell, Indiana Bell and Bell Atlantic Network Services. While at Bell Atlantic, Mr. Campbell was the company's principal representative to Wall Street and is well known in the domestic and international financial communities. Mr. Campbell is currently a director of Xpedite Systems, Inc., a publicly traded corporation.

  George F. Knapp has been a director of the Company since February 1988. He has been a principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1989, Mr. Knapp was an associate at MBW Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation. Mr. Knapp is currently a member of the Manhattan College Board of Trustees and Chairman of its Finance Committee.

  No family relationship exists between any of the directors and executive officers of the Company.

                    DESCRIPTION OF OUTSTANDING INDEBTEDNESS

  In addition to the Old Notes, the Company has outstanding the following indebtedness:

13 1/2% NOTES

  As of March 31, 1997, the Company had outstanding an aggregate principal amount of $159,115,000 of 13 1/2% Series B Senior Notes due 2005. The 13 1/2% Notes mature on June 1, 2005 and pay interest semi-annually in arrears on June 1 and December 1 of each year. The 13 1/2% Notes may be redeemed at the Company's option at any time after June 1, 2000 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. The 13 1/2% Notes are secured, in an amount sufficient to provide payment in full of the scheduled interest payments on such notes through June 1, 1998, by a pledge of United States government securities. In the event of a change of control of the Company, holders of the 13 1/2% Notes have the right to require the Company to purchase their 13 1/2% Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

  On April 26, 1996 the Company and SunTrust Bank, Central Florida, National Association, as trustee, executed an amended and restated indenture governing the 13 1/2% Notes. The 13 1/2% Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 13 1/2% Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales. This description of the 13 1/2% Notes is intended as a summary and is qualified in its entirety by reference to the 13 1/2% Notes Indenture.

  A portion of the proceeds of the Offering was used to defease or otherwise retire the 13 1/2% Notes.

12 1/2% NOTES

  The Company had outstanding an aggregate principal amount of $330,000,000 of 12 1/2% Senior Discount Notes due 2006, with an aggregate accreted value of $200,114,000 as of March 31, 1997. The 12 1/2% Notes were issued at a substantial discount from their principal amount and mature on May 15, 2006. Cash interest does not accrue on the 12 1/2% Notes prior to May 15, 2001. Commencing November 15, 2001, cash interest on the 12 1/2% Notes will be payable semi-annually in arrears on May 15 and November 15 of each year at a rate of 12 1/2% per annum. The 12 1/2% Notes may be redeemed at the Company's option at any time, in whole or in part, on or after May 15, 2001 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. The 12 1/2% Notes are unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior indebtedness of the Company, including the 13 1/2% Notes and the Senior Discount Notes, and rank senior to any future subordinated indebtedness. In the event of a change of control of the Company prior to May 15, 2001, holders of the 12 1/2% Notes have the right to require the Company to repurchase their 12 1/2% Notes, in whole or in part, at a price equal to 101% of the accreted value thereof or, in the case of any such purchase on or after May 15, 2001, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

  The covenants in the 12 1/2% Notes are substantially similar to the covenants in the Indenture governing the Senior Discount Notes. The 12 1/2% Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 12 1/2% Notes at a price equal to 100% of the accreted value thereof, if such circumstances occur prior to May 15, 2001, or at 100% of the principal amount thereof, if such circumstances occur on or after May 15, 2001, plus accrued and unpaid interest, if any, to the date of purchase with the proceeds of certain asset sales. This description of the 12 1/2% Notes is intended as a summary and is qualified in its entirety by reference to the 12 1/2% Notes Indenture.

CAPITAL LEASE OBLIGATIONS

  As of March 31, 1997, the Company had outstanding approximately $5 million aggregate principal amount of capital lease obligations arising primarily from three agreements for leases of fiber optic cable used in various of the Company's networks. The effective interest rates under these agreements range from 10.5% to 13.5% and expire, subject to various Intermedia renewal options, from 2001 to 2016. In addition, as of March 31, 1997, DIGEX had outstanding approximately $11 million aggregate principal amount of capital lease obligations arising primarily from 16 agreements for network equipment used at various DIGEX service locations.

                   DESCRIPTION OF THE SENIOR DISCOUNT NOTES

GENERAL

  Set forth below is a summary of certain provisions of the Senior Discount Notes. The Senior Discount Notes, like the Old Notes, will be issued pursuant to the Indenture (the "Indenture") dated as of July 9, 1997 between the Company and SunTrust Bank, Central Florida, National Association, as trustee (the "Trustee"), a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The terms of the Senior Discount Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Discount Notes are subject to all such terms, and holders of Senior Discount Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As of the date of the Indenture, none of the Company's Subsidiaries were Unrestricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. As used in this section, the term "Company" refers only to Intermedia Communications Inc. and not to its Subsidiaries. The terms of the Senior Discount Notes are substantially identical to the Old Notes in all material respects (including interest rate and maturity), except that (i) the Senior Discount Notes will not be subject to the restrictions on transfer (other than with respect to holders who are affiliates) and (ii) the Registration Rights Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid) with respect to Registration Defaults will have been deemed satisfied.

RANKING

  The Senior Discount Notes will rank senior in right of payment to all subordinated Indebtedness of the Company. The Senior Discount Notes will rank pari passu in right of payment with all existing and future senior borrowings, including the Existing Senior Notes and the Old Notes and borrowings under the Credit Facility. Holders of secured Indebtedness of the Company will, however, have claims that are prior to the claims of the holders of the Senior Discount Notes with respect to the assets securing such other Indebtedness.

  Certain of the Company's operations are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Discount Notes. The Senior Discount Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Senior Discount Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of March 31, 1997, on a pro forma basis after giving effect to the Offering and the Concurrent Offering and the application of the proceeds therefrom, the Company would have had approximately $624 million of senior indebtedness outstanding, including trade payables, and the Company's Subsidiaries would have had approximately $34 million of indebtedness outstanding.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Discount Notes will be issued at a discount from their principal amount and will mature on July 15, 2007. The Senior Discount Notes will accrete at a rate of 11 1/4%, compounded semi-annually until July 15, 2002. Interest on the Senior Discount Notes will not accrue prior to July 15, 2002. Thereafter, interest will accrue at 11 1/4% per annum and will be payable semi-annually on July 15 and January 15 of each year, commencing on

January 15, 2003, to holders of record on the immediately preceding July 1 and January 1. Interest on the Senior Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 15, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. All references to the principal amount of the Senior Discount Notes herein are references to the principal amount at final maturity. The Senior Discount Notes will be payable both as to principal, premium, if any, and interest and Liquidated Damages, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest or Liquidated Damages may be made by check mailed to the holders of the Senior Discount Notes at their respective addresses set forth in the register of holders of the Senior Discount Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Discount Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Senior Discount Notes will not be redeemable at the Company's option prior to July 15, 2002. Thereafter, the Senior Discount Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

   YEAR                                                               PERCENTAGE
   ----                                                               ----------
   2002..............................................................  105.625%
   2003..............................................................  103.750%
   2004..............................................................  101.875%
   2005 and thereafter...............................................  100.000%

  Notwithstanding the foregoing, in the event of the sale by the Company prior to July 15, 2000 of its Capital Stock (other than Disqualified Stock) (i) to a Strategic Investor in a single transaction or series of related transactions for an aggregate purchase price equal to or exceeding $50.0 million or (ii) in one or more Public Offerings, up to a maximum of 25% of the aggregate principal amount at maturity of the Senior Discount Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds of such sale or sales (but only to the extent such proceeds consist of cash or readily marketable cash equivalents received in respect of the Capital Stock, other than Disqualified Stock, so sold) at a redemption price equal to 111 1/4% of the Accreted Value thereof with respect to the Senior Discount Notes to be redeemed on the redemption date, provided that at least 75% of the aggregate principal amount at maturity of the Senior Discount Notes originally issued remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 90 days of the date of the closing of such sale.

MANDATORY REDEMPTION

  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Senior Discount Notes.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be required to make an offer (the "Change of Control Offer") to each holder of Senior Discount Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Discount Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon (or, in the case of repurchases of Senior Discount Notes prior to July 15, 2002, at a purchase price equal to 101% of the Accreted Value thereof), to the date of purchase (the "Change of Control Payment"). The Change of Control Offer must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days (unless required by applicable law) and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

  Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Senior Discount Notes to require that the Company repurchase or redeem the Senior Discount Notes in the event of a takeover, recapitalization or similar transaction.

  Due to the leveraged structure of the Company and the effective subordination of the Senior Discount Notes to secured Indebtedness of the Company and Indebtedness of the Company's Subsidiaries, the Company may not have sufficient funds available to purchase the Senior Discount Notes tendered in response to a Change of Control Offer. In addition, the Existing Senior Notes or other agreements relating to Indebtedness of the Company's Subsidiaries may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Discount Notes to require the Company to repurchase such Senior Discount Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

OFFER TO PURCHASE WITH EXCESS ASSET SALE PROCEEDS

  When the cumulative amount of Excess Proceeds (as defined below under "Certain Covenants--Asset Sales") exceeds $5.0 million, the Company will make an offer to all holders of Senior Discount Notes and Pari Passu Notes (an "Excess Proceeds Offer"), to purchase the maximum principal amount of Senior Discount Notes and Pari Passu Notes that may be purchased out of such Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value of the Senior Discount Notes to the date fixed for the closing (if such offer is prior to July 15, 2002) or 100% of the outstanding principal amount of the Senior Discount Notes (if such offer is on or after July 15, 2002) and 100% of the accreted value or 100% of the outstanding principal amount, as applicable, of the Pari Passu Notes, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures specified in the Indenture.

  If the Accreted Value and/or aggregate principal amount, as the case may be, of Senior Discount Notes and Pari Passu Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Senior Discount Notes and Pari Passu Notes to be purchased on a pro rata basis based upon their Accreted Value or applicable principal amount. To the extent that the aggregate amount of Senior Discount Notes and Pari Passu Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of Excess Proceeds, the Company may use such deficiency for general purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

SELECTION OF SENIOR DISCOUNT NOTES FOR REDEMPTION OR OFFERS TO PURCHASE

  If less than all of the Senior Discount Notes are to be redeemed or to be purchased pursuant to any purchase offer required under the Indenture at any time, selection of Senior Discount Notes for redemption or purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Discount Notes are listed, or, if the Senior Discount Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Senior Discount Notes with a principal amount of $1,000 or less shall be redeemed or purchased in part. A new Senior Discount
Note in principal amount equal to the unredeemed or unpurchased portion will be issued in the name of the holder thereof upon cancellation of the original Senior Discount Note. On and after the redemption or purchase date, interest will cease to accrue on the Senior Discount Notes (and the Accreted Value will cease to accrete if prior to July 15, 2002) or portions of them called for redemption or purchase.

NOTICE OF REDEMPTION

  Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Discount Notes to be redeemed at its registered address. If any Senior Discount Note is to be redeemed in part only, the notice of redemption that relates to such Senior Discount Note shall state the portion of the principal amount to be redeemed.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that the Company and its Subsidiaries may not, directly or indirectly:

    (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock or (B) to the Company or any Subsidiary;

    (ii) purchase, redeem, defease, retire or otherwise acquire for value ("Retire" and correlatively, a "Retirement") any Equity Interests of the Company or any of its Subsidiaries or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Subsidiary);

    (iii) Retire for value any Indebtedness of (A) the Company that is subordinate in right of payment to the Senior Discount Notes or (B) any Subsidiary, except, with respect to clause (A) or (B) above, at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; or

    (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

      (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

      (b) after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

      (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (including any Restricted Payments made pursuant to clauses
    (i), (v) and (vi) of the next paragraph), is less than the sum of

        (w) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from June 30, 1996 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

        (x) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company or of debt securities or Disqualified Stock of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock) after June 30, 1996 (other than any such Equity Interests, the proceeds of which were used as set forth in clause (ii) below) plus

        (y) 100% of the sum of, without duplication, (1) aggregate dividends or distributions received by the Company or any Subsidiary from any Joint Venture (other than dividends or distributions to pay any obligations of such Joint Venture to Persons other than the Company or any Subsidiary, such as income taxes), with non-cash distributions to be valued at the lower of book value or fair market value as determined by the Board of Directors, (2) the amount of the principal and interest payments received since the Issue Date by the Company or any Subsidiary from any Joint Venture and (3) the net proceeds from the sale of an Investment in a Joint Venture received by the Company or any Subsidiary; provided that there is no obligation to return any such amounts to the Joint Venture, and excluding any such dividend, distribution, interest payment or net proceeds that constitutes a return of capital invested pursuant to clause (vi) of the next succeeding paragraph, plus

        (z) $10.0 million.

  The foregoing provisions do not prohibit:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

    (ii) the Retirement of (A) any Equity Interests of the Company or any Subsidiary of the Company, (B) Indebtedness of the Company that is subordinate to the Senior Discount Notes or (C) Indebtedness of a Subsidiary of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock);

    (iii) the Retirement of any Indebtedness of the Company subordinated in right of payment to the Senior Discount Notes in exchange for, or out of the proceeds of the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Subsidiary of the Company), but only to the extent that such new Indebtedness is permitted under the covenant described below under the caption, "Incurrence of Indebtedness and Issuance of Disqualified Stock" and (1) is subordinated in right of payment to the Senior Discount Notes at least to the same extent as, (2) has a Weighted Average Life to Maturity at least as long as, and (3) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so Retired;

    (iv) the Retirement of any Indebtedness of a Subsidiary of the Company in exchange for, or out of the proceeds of the substantially concurrent incurrence of Indebtedness of the Company or any Subsidiary but only to the extent that such incurrence is permitted under the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock" and only to the extent that such Indebtedness (1) is not secured by any assets of the Company or any Subsidiary to a greater extent than the Retired Indebtedness was so secured, (2) has a Weighted Average Life to Maturity at least as long as the Retired Indebtedness and (3) if such Retired Indebtedness was an obligation of the Company, is pari passu or subordinated in right of payment to the Senior Discount Notes at least to the same extent as the Retired Indebtedness;

    (v) the Retirement of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; and

    (vi) Investments in any Joint Venture; provided that at the time any such Investment is made, such Investment will not cause the aggregate amount of Investments at any one time outstanding under this clause (vi) to exceed the greater of (x) $25 million and (y) 5% of the Total Common Equity of the Company;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (i), (ii), (iii), (iv), (v) and
(vi), no Default or Event of Default shall have occurred and be continuing.

  The Indenture also provides that a Permitted Investment that ceases to be a Permitted Investment pursuant to the definition thereof, shall become a Restricted Investment, deemed to have been made on the date that it ceases to be a Permitted Investment.

  The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in such Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time.

  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock," and (ii) no Default or Event of Default would be in existence following such designation.

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

 Incurrence of Indebtedness and Issuance of Disqualified Stock

  The Indenture provides that:

    (i) the Company and its Subsidiaries may not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur" and, correlatively, "incurred" and "incurrence") any Indebtedness (including, without limitation, Acquired Debt) and

    (ii) the Company and its Subsidiaries may not issue any Disqualified
  Stock,

provided, however, that the Company and/or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Debt) or issue shares of Disqualified Stock if, after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock, the Consolidated Cash Flow Leverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence or issuance (A) does not exceed 5.5 to 1 if such incurrence or issuance occurs on or prior to June 1, 1999 and (B) does not exceed 5.0 to 1 if such occurrence or issuance occurs after June 1, 1999, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. If the Company incurs any Indebtedness or issues or redeems any Preferred Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to the event for which the calculation of the ratio is made, then the ratio will be calculated giving pro forma effect to any such incurrence of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable period. In making such calculation on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

  The foregoing limitation does not apply to (with each exception to be given independent effect):

    (a) the incurrence by the Company and/or any of its Subsidiaries of Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and/or any of its Subsidiaries thereunder) not to exceed $75.0 million in the aggregate at any one time outstanding, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "Asset Sales;"

    (b) the incurrence by the Company and/or any of its Subsidiaries of Vendor Indebtedness, provided that the aggregate amount of such Vendor Indebtedness incurred does not exceed 80% of the total cost of the Telecommunications Related Assets financed therewith (or 100% of the total cost of the Telecommunications Related Assets financed therewith if such Vendor Indebtedness was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

    (c) the incurrence by the Company and/or any of its Subsidiaries of the Existing Indebtedness, including the Existing Senior Notes;

    (d) the incurrence by the Company and/or any of its Subsidiaries of Indebtedness in an aggregate amount not to exceed $25.0 million at any one time outstanding;

    (e) the incurrence by the Company of Indebtedness, but only to the extent that such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Senior Discount Notes and has a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Senior Discount Notes, in an aggregate principal amount not to exceed 2.0 times the net cash proceeds received by the Company after June 30, 1996 from the issuance and sale of Equity Interests of the Company (that are not Disqualified Stock) plus the fair market value of Equity Interests (other than Disqualified Stock) issued after June 30, 1996 in connection with any acquisition of any Telecommunications Business;

    (f) the incurrence (a "Permitted Refinancing") by the Company and/or any of its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to refinance, replace, refund or defease ("Refinance" and correlatively, "Refinanced" and "Refinancing") Indebtedness, other than Indebtedness incurred pursuant to clause (a) above, but only to the extent that:

      (1) the net proceeds of such Refinancing Indebtedness do not exceed the principal amount of and premium, if any, and accrued interest on the Indebtedness so Refinanced (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith;

      (2) the Refinancing Indebtedness shall have a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness being Refinanced; and

      (3) if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Discount Notes, the Refinancing Indebtedness shall be subordinated in right of payment to the Senior Discount Notes on terms at least as favorable to the holders of Senior Discount Notes as those contained in the documentation governing the Indebtedness being so Refinanced;

    (g) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; and

    (h) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or foreign currency risk with respect to any floating rate
  Indebtedness that is permitted by the terms of the Indenture to be outstanding.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories described in clauses (a) through
(h) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item in any manner that complies with this covenant and such item will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph herein. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form or additional Indebtedness, Common Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Asset Sales

  The Indenture provides that the Company and its Subsidiaries may not, whether in a single transaction or a series of related transactions occurring within any twelve-month period,

    (i) sell, lease, convey, dispose or otherwise transfer any assets (including by way of a Sale and Leaseback Transaction) other than sales, leases, conveyances, dispositions or other transfers (A) in the ordinary course of business, (B) to the Company by any Subsidiary of the Company or from the Company to any Subsidiary of the Company, (C) that constitute a Restricted Payment, Investment or dividend or distribution permitted under the covenant described below under the caption "Restricted Payments" or (D) that constitute the disposition of all or substantially all of the assets of the Company pursuant to the covenant described below under the caption "Merger, Consolidation or Sale of Assets" or

    (ii) issue or sell Equity Interests in any of its Subsidiaries (other than an issuance or sale of Equity Interests of any such Subsidiary to the Company or a Subsidiary),

if, in the case of either (i) or (ii) above, in a single transaction or a series of related transactions occurring within any twelve-month period, such assets or securities

  (x) have a Fair Market Value in excess of $2.0 million or

  (y) are sold or otherwise disposed of for net proceeds in excess of $2.0 million (each of the foregoing, an "Asset Sale"), unless:

    (a) no Default or Event of Default exists or would occur as a result thereof;

    (b) the Company, or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee), of the assets or securities issued or sold or otherwise disposed of; and

    (c) at least 85% of the consideration therefor received by the Company or such Subsidiary is in the form of cash, provided, however, that (A) the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Senior Discount Notes) that are assumed by the transferee of any such assets and (y) any notes, obligations or other securities received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash, shall be deemed to be cash (to the extent of the cash received in the case of subclause (y)) for purposes of this clause (c); and (B) an amount equal to the Fair Market Value (determined as set forth in clause
  (b) above) of (1) Telecommunications Related Assets received by the Company or any such Subsidiary from the transferee that will be used by the Company or any such Subsidiary in the operation of a Telecommunications Business in the United States and (2) the Voting Stock of any Person engaged in the Telecommunications Business in the United States received by the Company or any such Subsidiary (provided that such Voting Stock is converted to cash within 270 days or such Person concurrently becomes or is a Subsidiary of the Company) will be deemed to be cash for purposes of this clause (c).

The foregoing provisions do not apply to a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, which are governed by the provisions of the Indenture described below under "Merger, Consolidation, or Sale of Assets."

  The Indenture also provides that within 270 days after the receipt of net proceeds of any Asset Sale, the Company (or such Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale to (i) permanently reduce the amounts permitted to be borrowed by the Company under the terms of any of its Senior Indebtedness or (ii) the purchase of Telecommunications Related Assets or Voting Stock of any Person engaged in the Telecommunications Business in the United States (provided that such Person concurrently becomes a Subsidiary of the Company). Any Net Proceeds from any Asset Sales that are not so applied or invested will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an Excess Proceeds Offer in accordance with the terms set forth under "Offer to Purchase with Excess Asset Sale Proceeds."

 Liens

  The Indenture provides that the Company and its Subsidiaries may not, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except for Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company and its Subsidiaries may not, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

    (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries;

    (ii) make loans or advances to the Company or any of its Subsidiaries; or

    (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries;

  except for such encumbrances or restrictions existing as of the Issue Date or under or by reason of:

      (a) Existing Indebtedness;

      (b) applicable law;

      (c) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

      (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

      (e) Indebtedness in respect of a Permitted Refinancing, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

      (f) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business, Vendor Indebtedness incurred in connection with the purchase or lease of Telecommunications Related Assets or performance bonds or similar security for performance which liens securing such obligations do not cover any asset other than the asset acquired or, in the case of performance bonds or similar security for performance, the assets associated with the Company's performance;

      (g) Indebtedness incurred under clause (a) of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock;"

      (h) the Indenture and the Senior Discount Notes; or

      (i) in the case of clauses (a), (c), (e), (g) and (h) above, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence or, if later, the Issue Date.

 Merger, Consolidation or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless:

    (i) the Company is the surviving entity or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Senior Discount Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

    (iii) immediately after such transaction no Default or Event of Default exists;

    (iv) except in connection with a Merger with or into a wholly owned Subsidiary of the Company, the Company, or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), either (A) could incur at least $ 1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) would have (x) Total Market Capitalization of at least $1.0 billion and (y) total Indebtedness in an amount no greater than 30% of its Total Market Capitalization; and

    (v) such transaction would not result in the loss, material impairment or adverse modification or amendment of any authorization or license of the Company or its Subsidiaries that would have a material adverse effect on the business or operations of the Company and its Subsidiaries taken as a whole.

 Transactions with Affiliates

  The Indenture provides that the Company and its Subsidiaries may not sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

    (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person;

    (ii) such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors of the Company; and

    (iii) the Company delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of a committee of independent directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clauses (i) and (ii) above;

  provided that

      (a) transactions pursuant to any employment, stock option or stock purchase agreement entered into by the Company or any of its Subsidiaries, or any grant of stock, in the ordinary course of business that are approved by the Board of Directors of the Company,

      (b) transactions between or among the Company and its Subsidiaries,

      (c) transactions permitted by the provisions of the Indenture described above under the covenant "--Restricted Payments," and

      (d) loans and advances to employees and officers of the Company or any of its Subsidiaries in the ordinary course of business in an aggregate principal amount not to exceed $1.0 million at any one time outstanding, shall not be deemed Affiliate Transactions.

 Use of Proceeds

  The Indenture provides that the Company may use the gross proceeds from the sale of the Senior Discount Notes only for the following purposes:

    (i) to pay the fees and expenses of the issuance of the Senior Discount Notes including any discount or commission to Bear, Stearns & Co. Inc. and Salomon Brothers Inc, the initial purchasers of the Senior Discount Notes (the "Initial Purchasers");

    (ii) to be deposited into an account that complies with the provisions for the Defeasance of the Company's 13 1/2% Notes under the indenture for the 13 1/2% Notes; provided, that such funds, in whole or in part, may be used to Retire 13 1/2% Notes so long as all of the 13 1/2% Notes were so Retired, and

    (iii) with respect to any funds remaining after application under clauses
  (i) and (ii) above, to fund up to 80% of the cost of the acquisition or construction of Telecommunications Related Assets, or to the repayment of the Existing Senior Notes.

  Pending application of the proceeds in accordance with clause (iii) above, the Company will deposit such proceeds into a segregated account in the Company's name. The Company will deliver to the Trustee an Officer's Certificate with each annual compliance certificate certifying that the amounts in such account were applied in accordance with this covenant.

 Business Activities

  The Indenture provides that the Company and its Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business.

 Limitations on Sale and Leaseback Transactions

  The Indenture provides that the Company and its Subsidiaries may not, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, provided that the Company or any Subsidiary of the Company may enter into any such transaction if (i) the Company or such Subsidiary would be permitted under the covenants described above under "--Incurrence of Indebtedness and Issuance of Disqualified Stock" and "--Liens" to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction, (ii) the consideration received by the Company or such Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred, and (iii) the Net Proceeds received by the Company or such Subsidiary from such transaction are applied in accordance with the covenant described above under the caption "--Asset Sales."

 Reports

  The Indenture provides that the Company will file with the Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any Senior Discount Notes are outstanding, the Company will furnish copies of the SEC Reports to the holders of Senior Discount Notes at the time the Company is required to file the same with the Trustee and make such information available to investors who request it in writing. In addition, the Company has agreed that, for so long as any Senior Discount Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

 Payments for Consent

  The Indenture provides that neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Senior Discount Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Discount Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Senior Discount Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default:

    (i) default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Senior Discount Notes;

    (ii) default in payment when due of principal (including Accreted Value) or premium, if any, on the Senior Discount Notes at maturity, upon redemption or otherwise;

    (iii) failure by the Company to perform or comply with the provisions of the covenants described above under "--Offer to Purchase Upon Change of Control," "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Disqualified Stock" or "--Merger,
  Consolidation or Sale of Assets;"

    (iv) failure by the Company for 30 days after notice from the Trustee or the holders of at least 25% in principal amount of the Senior Discount Notes then outstanding to comply with its other agreements in the Indenture or the Senior Discount Notes;

    (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (x) is caused by a failure to pay when due principal, premium, if any, or interest on such Indebtedness within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness of the Company or any Significant Subsidiary under which there has been a Payment Default or the maturity of which has been accelerated as provided in clause (y), aggregates $5.0 million or more or (y) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; provided, however, that this clause (y) shall not relate to an acceleration, if any, of the Existing Senior Notes or the 13 1/2% Notes, which acceleration arises out of the issuance of the Senior Discount Notes if such Indebtedness is repaid in full within 5 business days of such acceleration;

    (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability in writing) aggregating in excess of $5.0 million which judgments are not paid, discharged or stayed within 45 days after their entry; and

    (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

  If any Event of Default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Discount Notes may declare all the Senior Discount

Notes to be due and payable immediately. Upon such declaration, the principal of (or, if prior to July 15, 2002, the Accreted Value of), premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the Senior Discount Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries, the foregoing amount shall ipso facto become due and payable without further action or notice. No premium is payable upon acceleration of the Senior Discount Notes except that in the case of an Event of Default that is the result of an action or inaction by the Company or any of its Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the Senior Discount Notes contained in the Indenture or the Senior Discount Notes. The amount declared due and payable will include the premium that would have been applicable on a voluntary prepayment of the Senior Discount Notes or, if voluntary prepayment is not then permitted, the premium set forth in the Indenture. Holders of the Senior Discount Notes may not enforce the Indenture or the Senior Discount Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount at maturity of the then outstanding Senior Discount Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Senior Discount Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payments of principal or interest) if it determines that withholding notice is in such holders' interest.

  The holders of a majority in aggregate principal amount at maturity of the Senior Discount Notes then outstanding, by notice to the Trustee, may on behalf of the holders of all of the Senior Discount Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or Liquidated Damages or premium on, or the principal of, the Senior Discount Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND
STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Senior Discount Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of Senior Discount Notes by accepting a Senior Discount Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Discount Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Senior Discount Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Discount Notes, except for:

    (a) the rights of holders of outstanding Senior Discount Notes to receive from the trust described below payments in respect of the principal of, premium, if any, and interest on and Liquidated Damages with respect to such Senior Discount Notes when such payments are due, or on the redemption date, as the case may be;

    (b) the Company's obligations with respect to the Senior Discount Notes concerning issuing temporary Senior Discount Notes, registration of Senior Discount Notes, mutilated, destroyed, lost or stolen Senior Discount Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (c) the rights, powers, trust, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

    (d) the Legal Defeasance provisions of the Indenture.

  In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Discount Notes. In the event Covenant Defeasance occurs, certain events (not including non payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Discount Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

    (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Discount Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the outstanding Senior Discount Notes, on the stated maturity or on the applicable optional redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on or Liquidated Damages with respect to the outstanding Senior Discount Notes;

    (ii) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Senior Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (iii) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Senior Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

    (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day (or such other applicable date) following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Discount Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

    (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Senior Discount Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Discount Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Discount Note for a period of 15 days before a selection of Senior Discount Notes to be redeemed.

  The registered holder of a Senior Discount Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next succeeding paragraph, the Indenture or the Senior Discount Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the Senior Discount Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Discount Notes), and any existing default or compliance with any provision of the Indenture or the Senior Discount Notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding Senior Discount Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Discount Notes).

  Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Senior Discount Note held by a non-consenting holder):

    (i) reduce the principal amount at maturity of Senior Discount Notes whose holders must consent to an amendment, supplement or waiver;

    (ii) reduce the principal at maturity of or change the fixed maturity of any Senior Discount Note or alter the provisions with respect to the redemption of the Senior Discount Notes (other than provisions relating to the covenants described under the caption "--Offer to Purchase upon Change of Control" and "--Offer to Purchase with Excess Asset Sale Proceeds");

    (iii) reduce the rate of or change the time for payment of interest on any Senior Discount Notes;

    (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Discount Notes (except a rescission of acceleration of the Senior Discount Notes by the holders of at least a majority in aggregate principal amount at maturity of the Senior Discount Notes and a waiver of the payment default that resulted from such acceleration);

    (v) make any Senior Discount Note payable in money other than that stated in the Senior Discount Notes;

    (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Senior Discount Notes to receive payments of principal of, premium, if any, or interest on the Senior Discount Notes;

    (vii) waive a redemption payment with respect to any Senior Discount Note (other than a payment required by one of the covenants described above under the captions "--Offer to Purchase upon Change of Control" and "Offer to Purchase with Excess Asset Sale Proceeds"); or

    (viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Senior Discount Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Discount Notes:

      (a) to cure any ambiguity, defect or inconsistency;

      (b) to provide for uncertificated Senior Discount Notes in addition to or in place of certificated Senior Discount Notes;

      (c) to provide for the assumption of the Company's obligations to holders of the Senior Discount Notes in the case of a merger or consolidation;

      (d) to make any change that would provide any additional rights or benefits to the holders of the Senior Discount Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

      (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

  The holders of a majority in principal amount of the then outstanding Senior Discount Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Discount Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. No holder of any Senior Discount Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such holder gives to the Trustee written notice of a continuing Event of Default, (ii) holders of at least 25% in principal amount at maturity of the then outstanding Senior Discount Notes make a written request to pursue the remedy, (iii) such holders of the Senior Discount Notes provide to the Trustee satisfactory indemnity and
(iv) the Trustee does not comply within 60 days. Otherwise, no holder of any Senior Discount Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, except: (i) a holder of a Senior Discount Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Senior Discount Note on or after the respective due dates expressed in such Senior Discount Note (including upon acceleration thereof) or (ii) the institution of any proceeding with respect to the Indenture or any remedy thereunder, including without limitation acceleration, by the holders of a majority in principal amount at maturity of the outstanding Senior Discount Notes, provided that, upon institution of any proceeding or exercise of any remedy such holders provide the Trustee with prompt notice thereof.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Company and the Initial Purchasers entered into the Registration Rights Agreement on July 9, 1997. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Registration Statement of which this Prospectus forms a part (the "Exchange Offer Registration Statement") with respect to the Senior Discount Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for the Senior Discount Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) that it may not resell the Senior Discount Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a shelf registration statement to cover resales of the Old Notes (the "Shelf Registration Statement") by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective on or prior to (1) in the case of a Shelf Registration Statement filed pursuant to clause (i) above, 90 days after the date on which the Company becomes obligated to file such Shelf Registration Statement (and in any event within 240 days after July 9, 1997), and (2) in the case of a Shelf Registration Statement filed pursuant to clause (ii) above, 90 days after the date on which the Company receives the notice specified in clause (ii) above. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until
(i) the date on which such Old Note has been exchanged by a Person other than a broker-dealer for a Senior Discount Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a Senior Discount Note, the date on which such Senior Discount Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

  The Registration Rights Agreement provides that (i) the Company will file the Exchange Offer Registration Statement with the Commission on or prior to 60 days after July 9, 1997, (the "Closing Date"), (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission at the earliest possible time, but in no event later than 120 days after the Closing Date, and (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Senior Discount Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer.

  If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Security Holder (as defined herein) by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities (as defined herein) by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. Notwithstanding the foregoing, the Company will have the option of suspending the effectiveness of the Shelf Registration Statement, without becoming obligated to pay Liquidated Damages for periods of up to a total of 60 days in any calendar year if the Board of Directors of the Company determines that compliance with the disclosure obligations necessary to maintain the effectiveness of the Shelf Registration Statement at such time could reasonably be expected to have an adverse effect on the Company or a pending corporate transaction.

  Holders of Old Notes are required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Senior Discount Notes may be issued in the form of one or more Global Securities (the "Global Securities"). The Global Securities will be deposited on the Exchange Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Security Holder").

  Senior Discount Notes that are issued as described below under "-- Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Securities have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Securities representing the principal amount of Senior Discount Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Securities, the Depositary will credit the accounts of Participants designated by the Exchange Agent with portions of the principal amount of the Global Securities and (ii) ownership of the Senior Discount Notes evidenced by the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Discount Notes evidenced by the Global Securities will be limited to such extent.

  So long as the Global Security Holder is the registered owner of any Senior Discount Notes, the Global Security Holder will be considered the sole holder under the Indenture of any Senior Discount Notes evidenced by the Global Securities. Beneficial owners of Senior Discount Notes evidenced by the Global Securities will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Senior Discount Notes.

  Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Senior Discount Notes registered in the name of the Global Security Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Senior Discount Notes, including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Discount Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Senior Discount Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in the Global Securities may, upon request to the Trustee, exchange such beneficial interest for Senior Discount Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Discount Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Security Holder of its Global Security, Senior Discount Notes in such form will be issued to each person that the Global Security Holder and the Depositary identify as being the beneficial owner of the related Senior Discount Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Security Holder or the Depositary in identifying the beneficial owners of Senior Discount Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Security Holder or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Senior Discount Notes represented by the Global Securities (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Security Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Senior Discount Notes represented by the Global Securities are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Discount Notes will therefore be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.


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CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "13 1/2% Notes" means the Company's 13 1/2% Senior Notes due 2005.

  "Accreted Value" means, as of any date of determination prior to July 15, 2002, the sum of (a) the initial offering price of each Senior Discount Note and (b) that portion of the excess of the principal amount of each Senior Discount Note over such initial offering price as shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 11 1/4% per annum of the initial offering price of the Senior Discount Notes, compounded semi-annually on each July 15, and January 15, from the date of issuance of the Senior Discount Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any Senior Discount Note on or after July 15, 2002 shall be 100% of the principal amount thereof.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that beneficial ownership of 25% or more of the voting securities of a Person shall be deemed to be control.

  "Attributable Debt" means, with respect to any Sale and Leaseback Transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

  "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and
(2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited) and any

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

other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) any Person or group (as defined above) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the Company, including by way of merger, consolidation or otherwise or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market and the issuer and principal securities exchange do not meet such requirements. the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

  "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Consolidated Cash Flow Leverage Ratio" with respect to any Person means the ratio of the Consolidated Indebtedness of such Person to the Consolidated EBITDA of such Person for the relevant period; provided, however, that (1) if the Company or any Subsidiary of the Company has incurred any Indebtedness (including Acquired Debt) or if the Company has issued any Disqualified Stock or if any Subsidiary of the Company has issued any Preferred Stock since the beginning of such period that remains outstanding on the date of such determination or if the transaction giving rise to the need to calculate the Consolidated Cash Flow Leverage Ratio is an incurrence of Indebtedness (including Acquired Debt) or the issuance of Disqualified Stock by the Company, Consolidated EBITDA and Consolidated Indebtedness for such period will be calculated after giving effect on a pro forma basis to (A) such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, as if such Indebtedness had been incurred or such stock had been issued on the first day of such period, (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or sale of stock as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the Company or its Subsidiaries on the proceeds of such Indebtedness or of such stock sale, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the rate in effect on the date of determination from the first day of such period through such date of determination, (2) if since the beginning of such period the Company or any Subsidiary of the Company has made any sale of assets (including, without limitation, any Asset Sales or pursuant to any Sale and Leaseback Transaction), Consolidated EBITDA for such period will be (A) reduced by an amount equal to Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such sale of assets for such period or (B) increased by an amount equal to Consolidated EBITDA (if negative) directly attributable thereto for such period and (3) if since the beginning of such period the Company or any Subsidiary of the Company (by merger or otherwise) has made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or has made an acquisition of assets, including, without limitation, any acquisition of assets occurring in connection with a transaction causing a calculation of Consolidated EBITDA to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Acquired Debt)) as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company, provided, however, that such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (provided that the first month of such 12-month period will be no more than 18 months prior to such date of purchase) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness (including, without limitation, Acquired Debt) bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

  "Consolidated EBITDA" as of any date of determination means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting extraordinary losses or gains and any gains or losses from any Asset Sales), plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, (ii) Consolidated Interest Expense, (iii) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period and excluding non-cash interest and dividend income) of such Person and its Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, amortization, interest expense and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary, or loaned to the Company by any such Subsidiary, without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Indebtedness" means, with respect to any Person, as of any date of determination, the aggregate amount of Indebtedness of such Person and its Subsidiaries as of such date calculated on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Interest Expense" means, for any Person, for any period, the aggregate of the following for such Person for such period determined on a consolidated basis in accordance with GAAP: (a) the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness, the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement however denominated with respect to such Indebtedness), (b) the amount of Redeemable Dividends (to the extent not already included in Indebtedness in determining Consolidated Interest Expense for the relevant period) and (c) the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof,

    (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or other distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,

    (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

    (iv) the cumulative effect of a change in accounting principles shall be excluded, and

    (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

  "Contingent Investment" means, with respect to any Person, any guarantee by such Person of the performance of another Person or any commitment by such Person to invest in another Person. Any Investment that consists of a Contingent Investment shall be deemed made at the time that the guarantee of performance or the commitment to invest is given, and the amount of such Investment shall be the maximum monetary obligation under such guarantee of performance or commitment to invest. To the extent that a Contingent Investment is released or lapses without payment under the guarantee of performance or the commitment to invest, such Investment shall be deemed not made to the extent of such release or lapse. With respect to any Contingent Investment, the payment of the guarantee of performance or the payment under the commitment to invest shall not be deemed to be an additional Investment.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Facility" means any credit facility entered into by and among the Company and one or more commercial banks or financial institutions, providing for senior term or revolving credit borrowings of a type similar to credit facilities typically entered into by commercial banks and financial institutions, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facility and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time.

  "Damages Payment Date" means each July 15 and January 15.

  "Defeasance" means the defeasance by the Company of its 13 1/2% Notes pursuant to Article 8 of the indenture governing such notes.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Senior Discount Notes mature, provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the Senior Discount Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Senior Discount Notes contained in the covenant described under "Offer to Purchase Upon a Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Senior Discount Notes as are required to be repurchased pursuant to the covenant described under "Offer to Purchase Upon Change of Control."

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

  "Eligible Receivable" means any Receivable not more than 90 days past due under its scheduled payment terms.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

  "Existing Indebtedness" means the Existing Senior Notes and all other Indebtedness of the Company and its Subsidiaries in existence on the Issue Date.

  "Existing Senior Notes" means the Company's 12 1/2% Senior Discount Notes due 2006.

  "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Persons), all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such Person plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition and any amendment, supplement, modification, deferral, renewal, extension or refunding of any of the above; notwithstanding the foregoing, in no event will performance bonds or similar security for performance be deemed Indebtedness so long as such performance bonds or similar security for performance would not appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; and provided further, that the amount of any Indebtedness in respect of any Guarantee shall be the maximum principal amount of the Indebtedness so guaranteed.

  "Interest Rate Agreements" means (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, Contingent Investments, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that any investment to the extent made with Capital Stock of the Company (other than Disqualified Stock) shall not be deemed an "Investment" for purposes of the Indenture.

  "Issue Date" means July 9, 1997.

  "Joint Venture" means a Person in the Telecommunications Business in which the Company holds less than a majority of the shares of Voting Stock or an Unrestricted Subsidiary in the Telecommunications Business.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Marketable Securities" means:

    (i) Government Securities;

    (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

    (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's;

    (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

    (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Company or any Subsidiary of the Company to cash.

  "Pari Passu Notes" means any notes issued by the Company which, by their terms and the terms of any indenture governing such notes, have an obligation to be repurchased by the Company upon the occurrence of an Asset Sale.

  "Permitted Investment" means (a) any Investments in the Company or any Subsidiary of the Company; (b) any Investments in Marketable Securities; (c) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company; (d) any Investments in property or assets to be used in (A) any line of business in which the Company or any of its Subsidiaries was engaged on the Issue Date or
(B) any Telecommunications Business; (e) Investments in any Person in connection with the acquisition of such Person or substantially all of the property or assets of such Person by the Company or any Subsidiary of the Company; provided that within 180 days from the first date of any such Investment, either (A) such Person becomes a Subsidiary of the Company or any of its Subsidiaries or (B) the amount of any such Investment is repaid in full to the Company or any of its Subsidiaries; (f) Investments pursuant to any agreement or obligation of the Company or a Subsidiary, in effect on the Issue Date or on the date a Subsidiary becomes a Subsidiary (provided that any such agreement was not entered into in contemplation of such Subsidiary becoming a Subsidiary), to make such Investments; (g) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (h) Hedging Obligations permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and (i) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant entitled "Asset Sales."

  "Permitted Liens" means (i) Liens securing Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clauses (a) and (b) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing, at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing, on the Issue Date;

(vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings timely instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) existing Liens to secure the Company's 13 1/2% Notes pursuant to the indenture governing such notes or Liens arising from the Defeasance thereof; (x) Liens on Telecommunications Related Assets existing during the time of the construction thereof; (xi) Liens on Receivables to secure Indebtedness permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," but only to the extent that the outstanding amount of the Indebtedness secured by such Liens would not represent more than 80% of Eligible Receivables; and (xii) Liens to secure any Permitted Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (i), (iii), (v) or (xi); but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.

  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Public Offering" means an underwritten offering of Common Stock of the company registered under the Securities Act.

  "Receivables" means, with respect to any Person, all of the following property and interests in property of such person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts; (ii) accounts receivable, including. without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance; (iii) all unpaid seller's or lessor's rights including, without limitation, rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing after creation of the foregoing or arising therefrom; (iv) all rights to any goods or merchandise represented by any of the foregoing, including, without limitation, returned or repossessed goods;
(v) all reserves and credit balances with respect to any such accounts receivable or account debtors; (vi) all letters of credit, security, or Guarantees for any of the foregoing; (vii) all insurance policies or reports relating to any of the foregoing; (viii) all collection of deposit accounts relating to any of the foregoing; (ix) all proceeds of any of the foregoing; and (x) all books and records relating to any of the foregoing.

  "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock and Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock or Preferred Stock.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Retire" means, with respect to any Indebtedness, to repay, redeem, refund, purchase or otherwise to acquire for value, such Indebtedness. The terms "Retired" and "Retirement" shall have correlative meanings.

  "S & P" means, Standard and Poor's Corporation and its successors.

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

  "Senior Discount Note Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Initial Purchasers in respect of the Senior Discount Notes.

  "Senior Indebtedness" means any Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Senior Discount Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Strategic Investor" means, with respect to any sale of the Company's Capital Stock, any Person which, both as of the Trading Day immediately before the day of such sale and the Trading Day immediately after the day of such sale, has, or whose parent has, a Total Market Capitalization of at least $1.0 billion on a consolidated basis. In calculating Total Market Capitalization for the purpose of this definition, the consolidated Indebtedness of such Person, solely when calculated as of the Trading Day immediately after the day of such sale, will be calculated after giving effect to such sale (including any Indebtedness incurred in connection with such sale). For purposes of this definition, the term parent means any Person of which the referent Strategic Investor is a Subsidiary.

  "Subsidiary" of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and
(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof; provided that any Unrestricted Subsidiary shall be excluded from this definition of "Subsidiary."

  "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

  "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

  "Total Common Equity" of any Person means, as of any date of determination (and as modified for purposes of the definition of "Change of Control"), the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

  "Total Market Capitalization " of any Person means, as of any day of determination (and as modified for purposes of the definition of "Strategic Investor"), the sum of (1) the consolidated Indebtedness of such Person and its Subsidiaries (except in the case of the Company, in which case of the Company and its Subsidiaries) on such day, plus (2) the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and
(ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day, plus (3) the liquidation value of any outstanding share of Preferred Stock of such Person on such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by the Company's Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

  "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors.

  "Vendor Indebtedness" means any Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition or construction of Telecommunications Related Assets.

  "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; provided, that with respect to Capital Lease Obligations, that maturity shall be calculated after giving effect to all renewal options by the Lessee.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The exchange of Old Notes for Senior Discount Notes will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by holders upon receipt of the Senior Discount Notes. The Senior Discount Notes will have the same issue date and issue price as the Old Notes. A holder's initial tax basis in the Senior Discount Notes will be the same as the holder's basis in the Old Notes exchanged therefor. Holders will be considered to have held the Senior Discount Notes from the time of their original acquisition of the Old Notes.

  The following is a summary of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Senior Discount Notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date of this Prospectus and all of which are subject to change at any time; any such change may be applied retroactively in a manner that could adversely affect a holder. This summary applies only to those persons who hold Senior Discount Notes as capital assets and does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations, insurance companies and persons holding Senior Discount Notes as part of a straddle, hedge or conversion transaction) or aspects of federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. Accordingly, purchasers of Senior Discount Notes should consult their own tax advisors with respect to the particular consequences to them of the purchase, ownership and disposition of the Senior Discount Notes and the applicability of any state, local or foreign tax laws, as well as with respect to the possible effects of changes in federal and other tax laws.

ORIGINAL ISSUE DISCOUNT

  General. For federal income tax purposes, the Senior Discount Notes will have the same issue date and issue price as the Old Notes. Because the Old Notes were issued with original issue discount ("OID") for federal income tax purposes, holders of the Senior Discount Notes will be required to include OID in income periodically over the term of the Senior Discount Notes before receipt of the cash to which such income is attributable.

  The amount of OID on a Senior Discount Notes will be the excess of the stated redemption price at maturity of the Senior Discount Note over its issue price. The issue price of a Senior Discount Note will be the first price at which a substantial amount of Old Notes was sold to the public for money (excluding sales to bond houses, brokers or others acting in the capacity of underwriters, placement agents or wholesalers, etc.). The stated redemption price at maturity of a Senior Discount Note will be the sum of all payments to be made on such Senior Discount Note, whether denominated as principal or interest. Accordingly, each Senior Discount Note will have a substantial amount of OID.

  In general, a holder must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to a Senior Discount Note for each day during the taxable year or portion of a taxable year on which such holder holds the Senior Discount Note ("Accrued OID"). The daily portion is determined by allocating to each day of any accrual period a pro rata portion of the OID allocable to that accrual period. The OID allocable to a full accrual period is an amount equal to the adjusted issue price of the Senior Discount Note at the beginning of the accrual period multiplied by the yield to maturity of the Senior Discount Note. For purposes of computing OID, the Company will use six-month accrual periods that end on the days in the calendar year corresponding to the day before the maturity date of the Senior Discount Notes and the date six months prior to such day, with the exception of an initial short accrual period. The adjusted issue price of a Senior Discount Note at the beginning of any accrual period is the issue price of the Senior Discount Note increased by the Accrued OID for all prior accrual periods, less any cash payments on the Senior Discount Note made on or before the first day of that accrual period. Under these rules, holders will generally be required to include in gross income increasingly greater amounts of OID in each successive accrual period.

  The Company is required to furnish certain information to the Internal Revenue Service (the "IRS"), and will furnish annually to record holders of a Senior Discount Note information with respect to OID accruing during the calendar year. That information will be based upon the adjusted issue price of the Senior Discount Note as if the holder purchased the Senior Discount Note on the issue date at the issue price. Holders who did not acquire Old Notes on their original issue at their original offering price will be required to determine for themselves the amount of OID they are required to include in gross income for federal income tax purposes.

ACQUISITION PREMIUM/DISCOUNT

  If the purchase price of a Senior Discount Note is greater than the adjusted issue price, the amount of Accrued OID included in the purchaser's gross income will be reduced to take the acquisition premium into account.

  If the purchase price of a Senior Discount Note is less than the adjusted issue price, the difference will be considered "market discount" unless it is de minimis in amount. Any gain realized on a disposition of the Senior Discount Note will generally be treated as ordinary interest income to the extent of the market discount that accrued while the Senior Discount Note was held by the purchaser, and the purchaser may be required to defer the deduction of a portion of the interest paid or accrued on debt incurred or continued to purchase or carry the Senior Discount Note, unless the purchaser elects to include market discount in income currently as it accrues.

  A purchaser of a Senior Discount Note at a premium or discount may elect to include all interest that accrues on the Senior Discount Note (that is, original issue discount increased by market discount--including de minimis market discount--or reduced by acquisition premium) in gross income on a constant-yield basis. If a purchaser makes this election for a Senior Discount Note with market discount, the purchaser will be deemed to have made an election to include market discount in income currently with respect to all other debt instruments having market discount that the purchaser acquires during the taxable year of the election or thereafter.

DISPOSITION OF THE SENIOR DISCOUNT NOTES

  Generally, any sale, redemption or other taxable disposition of a Senior Discount Note will result in taxable gain or loss equal to the difference between the amount of cash and the fair market value of property received in exchange therefor and the holder's adjusted tax basis in the Senior Discount Note. A holder's adjusted tax basis for determining gain or loss on such sale or other disposition will equal the cost of the Senior Discount Note to such holder, increased by any Accrued OID (and market discount) includible in such holder's gross income and decreased by the amount of any cash payments received by such holder (regardless of whether such payments are denominated as principal or interest). Any gain or loss upon a sale or other disposition of a Senior Discount Note will generally be capital gain or loss, and will be long-term capital gain or loss if the Senior Discount Note has been held by the holder for more than one year. (Under legislation passed by Congress on July 31, 1997, a lower capital gains tax rate will apply to a non-corporate holder if the Senior Discount Note has been held for more than 18 months.)

BACKUP WITHHOLDING

  A holder may be subject, under certain circumstances, to backup withholding at a 31 percent rate with respect to payments of interest and OID received on, and proceeds from the sale (through a broker) of, a Senior Discount Note. Backup withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN") to the Company in the required manner, (ii) furnishes an incorrect TIN and the IRS so notifies the Company, (iii) is notified by the IRS that he or she has failed to report properly payments of interest or dividends and the IRS has notified the Company that he or she is subject to withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations) are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Senior Discount Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Senior Discount Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Senior Discount Notes received in exchange for Old Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period expiring on the earlier of (i) the date that all holders of Transfer Restricted Securities have registered such securities pursuant to the Exchange Offer and (ii) 365 days after the Exchange Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Senior Discount Notes by broker-dealers. Senior Discount Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options of the Senior Discount Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any Senior Discount Notes. Any broker-dealer that resells Senior Discount Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of Senior Discount Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of Senior Discount Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has not entered into any arrangement or understanding with any person to distribute the Senior Discount Notes to be received in the Exchange Offer and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the Senior Discount Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Senior Discount Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

  The legality of the securities offered hereby will be passed upon for the Company by Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Ralph J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP, beneficially owns 6,745 shares of the Common Stock.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of DIGEX appearing in DIGEX's Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                        ANNEX A

                        INTERMEDIA COMMUNICATIONS INC.
LOGO        -------------------------------------------------------------------
                                   GLOSSARY

  Access Charges--The charges paid by an interexchange carrier to a LEC for the origination or termination of the IXC's customer's long distance calls.

  Access Line--A circuit that connects a telephone user (customer) to the public switched telephone network. The access line usually connects to a telephone at the customer's end.

  Access Node--A Nortel switching device, which extends the presence of the DMS-500 switch to a remote site, such as an On-Net building. The Access Node provides interfaces for line connections to the network, and provides concentration of lines back to the DMS-500 switch.

  Access Trunk--A circuit that connects a telephone user's PBX or other intelligent device to the public switched telephone network. An access trunk is designed to carry more traffic than an access line, since it is accessible to a number of users.

  ATM (Asynchronous Transfer Mode)--A modern information transfer standard that allows packetized voice and data to share a transmission circuit. ATM provides much greater efficiency than typical channelized transmission media.

  Bandwidth--The range of analog frequencies or the bit rate of digital signals that can be supported by a circuit or device. The bandwidth of a particular circuit is generally determined by the medium itself (wire, fiber optic cable, etc.) and the device that transmits the signal to the transmission medium (laser, audio amplifier, etc.)

  Bell System--The name given to the large, single entity that comprised what are today AT&T and the RBOCs, including Bell Laboratories and other subsidiaries.

  CAP (Competitive Access Provider)--A name for a category of local service provider that appeared in the late 1980's, who competed with local telephone companies by placing its own fiber optic cables in a city and sold various private line telecommunications services in direct competition to the local telephone company.

  Central Office--The switching center and/or central circuit termination facility of a local telephone company.

  CENTREX--A central office based business telephone service that roughly provides the user with the same services as a PBX, without the capital investment of the PBX. Centrex services include station to station dialing (2 through 5 digits), customized long distance call handling, and user-input authorization codes.

  CLEC (Competitive Local Exchange Carrier)--A category of telephone service provider (carrier) that offers services similar to the former monopoly local telephone company, as recently allowed by changes in telecommunications law and regulation. A CLEC may also provide other types of telecommunications services (long distance, etc.)

  CLEC Certification--Granted by a state public service commission or public utility commission, this certification provides a telecommunications services provider with the legal standing to offer local exchange telephone services in direct competition with the incumbent LEC and other CLECs. Such certifications are granted on a state by state basis.

  Communications Act of 1934--The first major federal legislation that established rules for broadcast and non-broadcast communications, including both wireless and wired telephone service.

-------------------------------------------------------------------------------

  Connected Building--A building that is connected to a carrier's network via a non-switched circuit that is managed and monitored by that carrier.

  Dedicated Access--A circuit, not shared among multiple customers, that connects a customer to a carrier's network.

  Diverse Routing--A network topology that provides reliability by providing two distinct physical routes for network transmission (fiber optic or copper cables) with the ability to quickly "switch" traffic from one route to the other, should one of the routes be rendered inoperable.

  DMS-500--A telephone switch manufactured by Nortel, that provides both local exchange switching (also known as a "class 5" switch) and a long distance switching (also known as a "class 4" switch) in a single device.

  EBITDA--Earnings Before Interest, Tax, Depreciation, and Amortization - a financial measure of cash flow.

  Enhanced Data Services--Data networking services provided on a sophisticated, software managed transport and switching network, such as a frame relay or ATM data network.

  Dark Fiber--Fiber which does not have connected to it the electronics required to transmit data on such fiber.

  FCC (Federal Communications Commission)--The US Government organization charged with the oversight of all public communications media.

  Feature Group Circuit--A telecommunications channel that connects a LEC telephone switch with an IXC telephone switch, for the purpose of passing long distance calls between the two carriers' networks. Calls placed by dialing "1+" are routed over these circuits.

  Frame Relay--A wide area information transport technology that organizes data into units called frames, with variable bit length, designed to move information that is "bursty" in nature.

  ICP (Integrated Communications Provider)--A telecommunications carrier that provides packaged or integrated services from among a broad range of categories, including local exchange service, long distance service, enhanced data service, cable TV service, and other communications services.

  ILEC (Incumbent Local Exchange Carrier)--The local exchange carrier that was the monopoly carrier, prior to the opening of local exchange services to competition.

  ILEC Collocation--A location serving as the interface point for a CLEC's network interconnection to the ILEC. Collocation can be 1) physical, in which the CLEC "builds" a fiber optic network extension into the ILEC central office, or 2) virtual, in which the ILEC leases a facility, similar to that which it might build, to affect a presence in the ILEC central office.

  Integration Services--The provision of specialized skills and equipment to met specific customer needs.

  Interconnection (co-carrier) Agreement--A contract between an ILEC and a CLEC for the interconnection of the two's networks, for the purpose of mutual passing of traffic between the networks, allowing customers of one of the networks to call users served by the other network. These agreements set out the financial and operational aspects of such interconnection.

  Interexchange Services--Telecommunications services that are provided between two exchange areas, generally meaning between two cities. These services can be either voice or data.

  Interim Number Portability--A temporary technique that allows local exchange service customers of an ILEC to keep their existing telephone number, while moving their service to a CLEC. Their interim technique uses a central office feature called remote call forwarding. The permanent solution to number portability is to implemented over the next few years.

-------------------------------------------------------------------------------

  ISDN (Integrated Services Digital Network)--a modern telephone technology that combines voice and data switching in an efficient manner.

  ISP (Internet Service Provider)--a recently created category of telecommunications service provider who provides access to the Internet, normally for dial access customers, by sharing communications lines and equipment.

  IXC (Interexchange Carrier)--A provider of telecommunications services that extend between exchanges, or cities. Also called long distance carrier.

  LATA (Local Access and Transport Area)--A geographic area inside of which a LEC can offer switched telecommunications services, even long distance (known as local toll). There are 161 LATAs in the continental US. The LATA boundaries were established at the Divestiture of the regional Bell operating companies.

  LEC (Local Exchange Carrier)--Any telephone service provider offering local exchange services.

  Local Exchange--An area inside of which telephone calls are generally completed without any toll, or long distance charges. Local exchange areas are defined by the state regulator of telephone services.

  Local Exchange Services--Telephone services that are provided within a local exchange. These usually refer to local calling services (dial tone services.) Business local exchange services include Centrex, access lines and trunks, and ISDN.

  Peering--The commercial practice under which nationwide ISPs exchange each other's traffic without the payment of settlement charges.

  Peering Points--A location at which ISPs exchange each others' traffic.

  POP (Point of Presence)--A location where a carrier, usually an IXC, has located transmission and terminating equipment to connect its network to the networks of other carriers, or to customers.

  RBOC (Regional Bell Operating Company)--One of the LECs created by the Divestiture of the local exchange business by AT&T. These include BellSouth, NYNEX, Bell Atlantic, Ameritech, US West, SBC, and PacTel.

  SONET (Synchronous Optical NETwork)--A transmission technology that is used by carriers in both local and long distance telecommunications networks to provide efficient, highly reliable communications channels.

  Special Access Services--Private, non-switched connections between an IXC and a customer, for the purpose of connecting the customer's long distance calls to the IXC's network, without having to pay the LEC's access charges.

  VSAT (Very Small Aperture Terminal)--A satellite communication system that comprises small diameter (approximately 1 meter in diameter) antennae and electronics to establish a communications terminal, use mostly for data. VSAT networks compete with other, landline based networks such as private lines and frame relay.

  Web Site--A server connected to the Internet from which Internet users can obtain information.

  World Wide Web or Web--A collection of computer systems supporting a communications protocol that permits multi-media presentation of information over the Internet.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPA-NY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HERE-UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................  ii
Incorporation of Certain Documents by
 Reference............................................................... iii
Prospectus Summary.......................................................   1
Risk Factors.............................................................  15
The Exchange Offer.......................................................  23
Use of Proceeds..........................................................  30
Capitalization...........................................................  30
Selected Financial and Other Operating Data..............................  31
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  33
Business.................................................................  43
Management...............................................................  66
Description of Outstanding Indebtedness..................................  69
Description of the Senior Discount Notes.................................  71
Certain Federal Income Tax Considerations................................ 100
Plan of Distribution..................................................... 102
Legal Matters............................................................ 103
Experts.................................................................. 103
Glossary................................................................. A-1

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                                 $649,000,000

                                     LOGO

                        INTERMEDIA COMMUNICATIONS INC.

                               11 1/4% SERIES B
                        SENIOR DISCOUNT NOTES DUE 2007

                         ----------------------------

                                  PROSPECTUS

                         ----------------------------



                                AUGUST 12, 1997

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